UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A
(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]	Filed by the Registrant [X]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

SPHERE 3D CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
Common Shares, without par value per share
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
$45,000,000
(5)	Total fee paid:
$5,602.50

[X]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement - Subject to Completion

SPHERE 3D CORP.
125 South Market Street
San Jose, California 95113

, 2018

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Sphere 3D Corp. (the “Company” or “Sphere 3D”), which will be held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on              ,             , 2018 at 9:00 a.m. (Pacific Time). Only shareholders of record at the close of business on             , 2018 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof (the “Special Meeting”).

At the Special Meeting, you will be asked:

1.	to consider and, if advisable, pass a special resolution approving the sale by Sphere 3D of all of the shares of its subsidiary Overland Storage, Inc. (the “Share Purchase”);

2.	to consider and, if advisable, pass a special resolution approving the change of the name of the Company to “HVE ConneXions, Inc.” (the “Name Change”); and

3.	To transact any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

After careful consideration, our board of directors (i) upon the unanimous recommendation of a special committee comprised of three independent directors (the “Special Committee”), has unanimously determined (with Eric Kelly, Chairman and Chief Executive Officer of Sphere 3D, recusing himself from the deliberations and voting) that the Share Purchase is advisable and is fair to, and in the best interests of, the Company and its shareholders, and (ii) has unanimously determined that the Name Change is advisable and in the best interests of the Company and its shareholders. The attached proxy statement contains a detailed discussion of the background of and reasons for the Share Purchase and the other business to be conducted at the Special Meeting. We encourage you to read the entire proxy statement carefully and in its entirety.

The Share Purchase may be deemed to constitute a sale of “substantially all of the assets” of Sphere 3D and will result in Sphere 3D no longer owning Overland Storage, Inc. (“Overland” or “Overland Storage”) or carrying on an ongoing data protection and archive business. If Sphere 3D’s shareholders do not approve the Share Purchase or if the conditions to closing set forth in the related share purchase agreement entered into on February 20, 2018, by and among the Company, Silicon Valley Technology Partners LLC, an entity established and controlled by Eric Kelly, and Overland (the “Share Purchase Agreement”), are not satisfied or waived, the completion of the Share Purchase will not occur and Sphere 3D will continue to own and manage Overland.

The Special Committee retained Roth Capital Partners, LLC (“Roth Capital”) to, among other things, provide an opinion as to the fairness, from a financial point of view, of the Share Purchase to the Company. Roth Capital provided an opinion to the effect that, as of February 19, 2018, and subject to the scope of review, assumptions, qualifications and limitations set forth therein, the purchase price to be received by the Company pursuant to a near final version of the proposed Share Purchase Agreement is fair, from a financial point of view, to the Company.

The Sphere 3D board of directors (i) upon the unanimous recommendation of the Special Committee, unanimously (with Eric Kelly recusing himself from the deliberations and voting) approved the Share Purchase and recommended the approval of the Share Purchase based upon the totality of the information presented to and considered by it, as described in the accompanying proxy statement, and (ii) unanimously approved the Name Change and recommended the approval of the Name Change, as described in the accompanying proxy statement.

Your vote is very important to us. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed form of proxy (or voting instruction form) as soon as possible to ensure your representation at the Special Meeting. If you complete, sign, date and return your form of proxy without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Share Purchase.

If you are a registered shareholder (that is, if your shares are registered with us in your own name), then you may vote electronically via the Internet by following the instructions included in the proxy statement and with your form of proxy. Shareholders with shares registered directly with our transfer agent, TSX Trust Company, may choose to vote those shares via the Internet at www.voteproxyonline.com.

We look forward to seeing you at the Special Meeting. Thank you in advance for your cooperation and continued support.

By order of the Special Committee,

Dated:	, 2018	The Special Committee

SPHERE 3D CORP.
125 South Market Street
San Jose, California 95113
____________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on , 2018
____________________________

The special meeting of shareholders of Sphere 3D Corp. (“Sphere 3D” or the “Company”) will be held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on              ,              , 2018 at 9:00 a.m. (Pacific Time) (the “Special Meeting”) for the following purposes:

1.

To consider and, if advisable, pass with or without variation, a special resolution approving the sale of all of the shares of Overland Storage, Inc., which may be deemed to constitute a sale of substantially all of the assets of Sphere 3D in accordance with Section 184(3) of the Business Corporations Act (Ontario), as more particularly described in the Company’s proxy statement (the “Share Purchase”);

2.

To consider and, if advisable, pass with or without variation, a special resolution amending the Company’s articles to change the name of the Company to “HVE ConneXions, Inc.”, as more particularly described in the Company’s proxy statement (the “Name Change”); and

3.	To transact any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The Share Purchase will be determined by at least (i) 66 2/3% of the votes cast by shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the minority shareholders (as described in the proxy statement for the Special Meeting) represented in person or by proxy at the Special Meeting. The Name Change will be determined by at least 66 2/3% of the votes cast by shareholders represented in person or by proxy at the Special Meeting. The Company’s by-laws provide that a quorum at the Special Meeting shall consist of at least 2 persons present and holding or representing by proxy not less than 25% of the total number of outstanding common shares having voting rights at the Special Meeting.

The Board of Directors of the Company has fixed the close of business on             , 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

Particulars of the foregoing matters are described in further detail in the accompanying proxy statement and management information circular dated              , 2018 (the “Proxy Statement”), under the sections identified as such. A form of proxy (or a voting information form) also accompanies this Notice of Special Meeting and the Proxy Statement. Only shareholders of record at the close of business on              , 2018 will be entitled to receive notice of, and to vote at, the Special Meeting or any adjournment thereof.

Please review the Proxy Statement carefully and in full prior to voting in relation to the matters set out above as the Proxy Statement has been prepared to help you make an informed decision on such matters.

A shareholder may attend the Special Meeting in person or may be represented by proxy. Shareholders who are unable to or do not wish to attend the Special Meeting in person are requested to date and sign the enclosed form of proxy promptly and return it to TSX Trust Company by one of the following methods:

INTERNET	Go to www.voteproxyonline.com and enter the 12 digit control number included on the proxy or voting instruction form
FACSIMILE	(416) 595-9593
MAIL or HAND DELIVERY	TSX TRUST COMPANY

Attention: Proxy Department Suite 301 – 100 Adelaide Street West Toronto, Ontario, M5H 4H1

To be used at the Special Meeting, proxies must be received by TSX Trust Company not fewer than 48 hours (excluding Saturday, Sunday and statutory holidays in the province of Ontario) preceding the Special Meeting or an adjournment or postponement of the Special Meeting. The Chairman of the Special Meeting may waive the proxy cut-off without notice. If a registered shareholder receives more than one form of proxy because such shareholder owns shares registered in different names or addresses, each form of proxy should be completed and returned.

By order of the Board of Directors,

KURT L. KALBFLEISCH
Dated:	, 2018	Secretary

SPHERE 3D CORP.
125 South Market Street
San Jose, California 95113
_____________________________

PROXY STATEMENT AND MANAGEMENT INFORMATION CIRCULAR

SUMMARY TERM SHEET

In this proxy statement and management information circular (the “Proxy Statement”), (i) “Sphere 3D,” “Company,” “Seller” “we,” “our” or “us” refer to Sphere 3D Corp., (ii) the “Board” or the “Board of Directors” refer to the board of directors of Sphere 3D, (iii) “Special Committee” refers to the special committee of the Board of Directors comprised of three independent directors of Sphere 3D, (iv) “Purchaser” refers to Silicon Valley Technology Partners LLC, (v) “Overland” or “Overland Storage” refer to Overland Storage, Inc., a wholly owned subsidiary of Sphere 3D Corp., (vi) “Roth Capital” refers to Roth Capital Partners, LLC, the financial advisor to the Special Committee, (vii) “Share Purchase Agreement” refers to the Share Purchase Agreement dated February 20, 2018 entered into among the Company, Overland Storage and Purchaser attached as Annex A to this Proxy Statement, as it may be amended from time to time, (viii) “Share Purchase” refers to the sale of all of the outstanding shares of Overland Storage as contemplated in the Share Purchase Agreement and further detailed in this Proxy Statement, (ix) “Special Meeting” refers to the special meeting of the Company’s shareholders to be held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on              ,              , 2018 at 9:00 a.m. (Pacific Time), and (x) all monetary values are expressed in United States currency and all references to “dollars” or “$” are references to the lawful currency of the United States.

This summary term sheet highlights selected information included elsewhere in this Proxy Statement related the Share Purchase pursuant to the terms and conditions of the Share Purchase Agreement attached as Annex A to this Proxy Statement and available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. We encourage you to read the Share Purchase Agreement carefully and in its entirety.

This summary term sheet may not contain all of the information that is important to you. To understand the Share Purchase Agreement more fully and for a more complete description of the legal terms of the Share Purchase, you should carefully read this entire Proxy Statement, and the Annexes to this Proxy Statement and the documents that we refer to in this Proxy Statement. Each item in this summary term sheet includes page references directing you to a more complete description of that item in this Proxy Statement.

Date and Time:	, 2018
9:00 a.m. Pacific Time

Location:	Cityview Plaza,
100 West San Fernando Street, Suite 340
San Jose, California 94113, United States
of America

The Companies

The Parties to the Share Purchase (see page 22)

Sphere 3D Corp.

Sphere 3D was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) and delivers data management and desktop and application virtualization solutions. Our common shares are listed on The NASDAQ Capital Market under the symbol “ANY” (the “Common Shares”). We have a global presence and maintain offices in multiple locations. Executive offices and our primary operations are conducted from our San Jose and San Diego, California locations. Our main office is located at 9112 Spectrum Center Blvd., San Diego, CA 92123, United States of America.

Purchaser

Silicon Valley Technology Partners LLC is a Delaware limited liability company that was formed solely for the purpose of completing the Share Purchase. To date, Purchaser has not carried on any activities other than those related to its formation and completing the transactions contemplated by the Share Purchase Agreement. As of the date hereof, Eric Kelly, Chairman and Chief Executive Officer of the Company, beneficially owns all of the shares of Purchaser. It is anticipated that following the date hereof, but prior to the closing of the Share Purchase (the “Closing”), additional persons and/or entities will invest in Purchaser through debt or equity investments or a combination of both. Following the Share Purchase, Mr. Kelly will serve as the Chief Executive Officer of Purchaser. It is currently anticipated that Purchaser will offer to Kurt L. Kalbfleisch, Chief Financial Officer of the Company, a position to serve as the Chief Financial Officer of Purchaser, and will offer Jenny Yeh, General Counsel of the Company, a position to serve as the General Counsel of Purchaser. As of the date hereof, the compensation arrangements of Mr. Kelly, Mr. Kalbfleisch and Ms. Yeh with Purchaser have not been determined.

The Share Purchase

The Share Purchase (see page 22)

If the Share Purchase is approved by the holders of Common Shares (the “Shareholders”) as contemplated herein and the other conditions to closing are satisfied or waived, Purchaser will purchase the shares of Overland Storage from the Company for a total purchase price of $45.0 million in cash (the “Purchase Price”), subject to a working capital adjustment. In addition, pursuant to the Share Purchase Agreement, in no event will the working capital adjustment cause an adjustment to the Purchase Price if, after such adjustment, the Company would have less than a $2.0 million of working capital balance after the working capital adjustment is made. For more information, see “The Share Purchase Agreement—Post-Closing Purchase Price Adjustment.”

Prior to the Closing, the Company will cause Overland to transfer to the Company (or a designee thereof) the Unified ConneXions, Inc. business, the HVE ConneXions, LLC business (as defined below), and the SNAP Business (as defined below). See “The Share Purchase Agreement—Conditions to the Completion of the Share Purchase.”

Use of Proceeds (see page 51)

If the Share Purchase is completed, the Company will receive at the Closing $45.0 million in cash, subject to a working capital adjustment. The net proceeds from the Share Purchase will be used to repay all of the Company’s outstanding obligations under the Credit Agreement entered into by the Company with Opus Bank in April 2016, as amended (the “Opus Credit Agreement”) and its outstanding obligations under the $24.5 million convertible note entered into by the Company with FBC Holdings in December 2014, as amended (the “FBC Note”). As of December 31, 2017, the outstanding balance of the term loan under the Opus Credit Agreement was $10.0 million and the outstanding balance of the credit facility under the Opus Credit Agreement was $8.2 million. The Opus Credit Agreement and the FBC Note mature on May 31, 2018. For more information, see “The Share Purchase — Existing Debt.” The Company will use any remaining net proceeds to pay transaction expenses associated with the Share Purchase. In addition, following the Share Purchase, it is expected that other liabilities, including, among others, $2.3 million of indebtedness in connection with that certain subordinated promissory note, issued on or around December 11, 2017 (the “MFV Note”) by Overland Storage to MF Ventures, LLC, will be repaid. The MFV Note will become due and payable in accordance with its terms as a result of the repayment of the outstanding obligations under the Opus Credit Agreement and the FBC Note. It is possible that the net proceeds will not be sufficient to pay all of the above debts, liabilities and expenses or that there will not be enough cash or working capital in the Company to fund its continuing operations. Accordingly, the Company may need to raise additional capital through debt or equity financings before, at or around the time of the Closing. For more information, see “Risk Factors Relating to the Proposal to Approve the Transaction Resolution.”

Post-Closing Business (see page 38)

Upon completion of the Share Purchase, the Company will continue to sell its converged and hyperconverged infrastructure products and professional services under its HVE brand, its proprietary virtualization and container software, and the SNAP line of products. The Company will focus its efforts on growing its business within the integrated systems marketplace and continue to offer its products through a global network of distributors and resellers, as well as direct to customers within certain key accounts.

Management believes that the Company, following the consummation of the Share Purchase, could benefit from a number of factors including (among others):

•	reduced balance sheet risk through the paying off of and/or substantially decreasing its current debt under the Opus Credit Agreement, the FBC Note, and the MFV Note;

•	greater flexibility through a significantly reduced workforce;

•	greater ability to focus on a much smaller segment of the overall IT marketplace;

•	simplified value proposition to customers and partners; and

•	more effective marketing with the reduction in the number of product lines to support.

It is expected that upon completion of the Share Purchase, Peter Tassiopoulos, the current President of the Company, will assume the role of Chief Executive Officer of the Company, Joseph O’Daniel, President of Virtualization and Professional Services, will assume the role of President of the Company, and the Company will retain a new Chief Financial Officer with assistance from Kurt L. Kalbfleisch, the current Chief Financial Officer, on a transitional basis.

Risk Factors Relating to the Proposal to Approve the Transaction Resolution (see page 47)

In considering whether to vote in favor of the Transaction Resolution (as defined below), you should consider a number of risks and uncertainties, including, among others, that:

•

if we fail to complete the Share Purchase, our business may be harmed, including continuing to face challenges and uncertainties in our ability to repay the outstanding obligations due under the Opus Credit Agreement and the FBC Note, which are both scheduled to mature on May 31, 2018;

•

the Purchase Price may be insufficient for the Company to pay off its outstanding obligations and may therefore need to raise additional capital through debt or equity financings, failing which the Company may not be able to continue to operate as a going concern;

•	the Share Purchase may not be completed if the conditions to closing set forth in the Share Purchase Agreement are not satisfied or waived;

•	Purchaser may not obtain financing;

•

if the Share Purchase is not completed, we may explore other potential transactions, but the alternatives may be less favorable to us and there can be no assurance that we will be able to complete an alternative transaction;

•	failure to complete the Share Purchase may cause the market price for our Common Shares to decline;

•	following the completion of the Share Purchase, although we do not believe there is a reasonable likelihood of such an affect, we may fail to satisfy the continued listing standards of The NASDAQ Capital Market and may have to delist our Common Shares; and

•

certain of our executive officers and members of the Board of Directors have interests in the Share Purchase that are different from, or are in addition to, the interests of our Shareholders generally.

Recommendation of the Special Committee (see page 28)

Having undertaken a thorough review of, and carefully considered, information concerning the Share Purchase and the Fairness Opinion (as defined below) and after consulting with independent financial and legal advisors, the Special Committee determined that the Share Purchase is in the best interests of the Company and is fair to the Company and the Shareholders and unanimously recommended that the Board approve the Share Purchase and that the Shareholders vote in favor of the Transaction Resolution. A discussion of the material factors considered by the Special Committee in reaching their conclusions can be found under the heading “The Share Purchase—Special Committee Recommendation.”

Recommendation of the Board of Directors (see page 31)

After careful consideration, our Board of Directors (with Eric Kelly recusing himself from the deliberations and voting), upon the unanimous recommendation of the Special Committee, has unanimously determined that the Share Purchase is advisable and is fair to, and in the best interests of, the Company and the Shareholders, and adopted and declared advisable the Share Purchase, authorized the entering into of the Share Purchase Agreement and the performance of the Company of its obligations under the Share Purchase Agreement, and recommended that the Shareholders vote in favor of the Transaction Resolution. Additional information regarding the Board’s recommendation can be found under the heading “The Share Purchase—Board of Directors Recommendation.” Our Board of Directors (with Eric Kelly recusing himself from the deliberations and voting) unanimously recommends that you vote “FOR” the Transaction Resolution.

Interests of Sphere 3D’s Directors and Executive Officers in the Share Purchase (see page 40)

In considering the recommendations of the Board and the Special Committee, Shareholders should be aware that certain of the Company’s directors and executive officers may have interests in the Share Purchase that are different from, or in addition to, those of our Shareholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware that these interests existed when it approved the Share Purchase. Except as described in this Proxy Statement, such persons have, to the knowledge of the Special Committee, no material interest in the Share Purchase apart from those of Shareholders generally. For additional information regarding the interests of the Company’s directors and executive officers in the Share Purchase, see the section entitled “The Share Purchase—Interests of Sphere 3D’s Directors and Executive Officers in the Share Purchase.”

Effect on Unvested Equity Awards (see page 40)

If the Share Purchase is completed, the Company’s outstanding equity-based awards will continue to be governed by the applicable plan and award agreement that govern the award. However, the Share Purchase would constitute a “change in control event” (as such term is defined for purposes of the Company’s equity-based awards). Under the terms of the awards granted to our executive officers (including the provisions for accelerated vesting of the executive officers’ equity awards in certain circumstances under the agreements described below in this Proxy Statement), as well as certain grants to other key employees and the grants made to our directors, these awards, to the extent they are outstanding and unvested immediately prior to the Closing, will accelerate and be fully vested upon the Closing. In addition, stock options held by our executive officers would generally remain exercisable for up to one year following the executive’s termination of employment (subject to earlier termination upon the expiration of the maximum term of the option or in connection with a change of control of the Company). For additional information regarding the effect of the Share Purchase on unvested equity awards, see the section entitled “The Share Purchase—Interests of Sphere 3D’s Directors and Executive Officers in the Share Purchase.”

Shareholder Approval of the Share Purchase (see page 43)

Since the sale of the shares of Overland Storage may be deemed to constitute a sale of substantially all of the assets of Sphere 3D in accordance with Section 184(3) of the OBCA and since the Share Purchase constitutes a “related-party transaction” for the purposes of Multilateral Instrument 61–101 Protection of Minority Security Holders in Special Transactions (“MI 61–101”), the Share Purchase will have to be approved by at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders (as defined below) represented in person or by proxy at the Special Meeting (together, the “Shareholder Approval”).

Fairness Opinion of Roth Capital (see page 31)

Pursuant to an engagement letter, dated February 14, 2017, the Special Committee retained Roth Capital to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the Purchase Price to be received by the Company in the Share Purchase.

On February 19, 2018, Roth Capital rendered its oral opinion, subsequently confirmed in writing (the “Fairness Opinion”), to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Purchase Price to be received by the Company in connection with the Share Purchase is fair, from a financial point of view, to the Company. The Purchase Price to be received by the Company in connection with the Share Purchase was negotiated between the Company and Purchaser and set forth in the draft Share Purchase Agreement provided to Roth Capital on February 16, 2018.

Financing for the Share Purchase (see page 48)

Purchaser is obligated to use its best efforts to obtain debt and/or equity financing in an amount equal to or greater than the Purchase Price for the purpose of paying the Purchase Price and consummating the Share Purchase (the “Financing”).

Regulatory Approvals (see page 43)

Neither we nor Purchaser are aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Share Purchase, except for compliance with the applicable regulations of the Securities and Exchange Commission (the “SEC”) in connection with this Proxy Statement.

Conditions to the Closing (see page 58)

As more fully described in this Proxy Statement and in the Share Purchase Agreement, the Company’s and Purchaser’s obligations to complete the Share Purchase depend on a number of conditions being satisfied, including:

•	the Shareholder Approval;

•	the Asset Transfer (as defined below) has been consummated; and

•

the absence of any statute, rule, regulation executive order, decree, injunction or other order by any governmental entity of competent jurisdiction that is in effect and has the effect of making any of the transactions contemplated by the Share Purchase Agreement illegal.

The obligations of the Company to effect the Share Purchase are also subject to the satisfaction of the following conditions:

•

the accuracy of representations and warranties made by Purchaser in the Share Purchase Agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties);

•

performance and compliance in all material respects by Purchaser of all its obligations and covenants in the Share Purchase Agreement required to be performed or complied with at or prior to the Closing; and

•

the absence of any claim, suit, action or proceeding pending against Purchaser, the Company or Overland Storage by any governmental entity resulting in the making of the transactions contemplated under the Share Purchase Agreement illegal.

The obligations of Purchaser to effect the Share Purchase are also subject to the satisfaction of the following conditions:

•

the accuracy of representations and warranties made by the Company and Overland Storage in the Share Purchase Agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties);

•

performance and compliance in all material respects by the Company and Overland Storage of all obligations and covenants of the Company and Overland Storage in the Share Purchase Agreement required to be performed or complied with at or prior to the Closing;

•

the absence of any claim, suit, action or proceeding pending against Purchaser, the Company or Overland Storage by any governmental entity resulting in the making of the transactions contemplated under the Share Purchase Agreement illegal;

•	the absence of a Material Adverse Effect (as defined below);

•	the delivery by the Company to Purchaser of the share certificates of Overland Storage (if certificated), accompanied by share transfer instruments; and

•	the Financing has been consummated.

Agreements of the Parties with Respect to the Financing (see page 55)

In connection with the Share Purchase and pursuant to the Share Purchase Agreement, Purchaser has agreed to use best efforts to arrange the Financing.

Pursuant to the Share Purchase Agreement, prior to the Closing, the Company has agreed to cause Overland Storage and its subsidiaries to, and to use its commercially reasonable best efforts to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, Overland Storage or any of their respective subsidiaries, including:

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	using commercially reasonable best efforts to facilitate the pledging of collateral;

•

providing reasonable assistance with Purchaser’s preparation of customary materials for bank information memoranda and similar customary marketing documents required to be delivered in connection with arranging the Financing; and

•

furnishing Purchaser and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding Overland Storage and its subsidiaries as may be reasonably requested by Purchaser, including using commercially reasonable efforts to, to the extent requested by Purchaser, provide customary and reasonably required “know your customer” information at least 2 business days prior to the Closing.

In connection with the Share Purchase and pursuant to the Share Purchase Agreement, prior to the Closing, Purchaser must use its best efforts to arrange the Financing as promptly as practicable (but no later than the Closing Date (as defined below)), including using best efforts to:

•	negotiate and finalize definitive agreements with respect thereto (the “Financing Documents”);

•	satisfy on a timely basis all conditions applicable to Purchaser (or its affiliates) in such Financing Documents;

•	comply with its and their obligations under any Financing Documents and consummate the Financing no later than the Closing Date; and

•	enforce its and their rights under the Financing Documents.

In the event that all conditions to the Financing Documents have been satisfied in Purchaser’s good faith judgment, Purchaser has agreed use its best efforts to cause the lenders and the other persons providing such Financing to fund the Financing by the Closing Date.

The Company also has agreed to prepare and deliver to Purchaser promptly after the Closing certain unaudited financial statements as of December 31, 2017 of Overland Storage.

Restrictions on Solicitation of Acquisition Proposals (see page 56)

Prior to the occurrence of a Contingency Termination Event (as defined below), which requires (i) the execution and delivery of financing commitments in forms reasonably acceptable to the Company, which provide, among other things, for commitments from financing sources sufficient to pay the Purchase Price in the Share Purchase, (ii) the execution and delivery by Purchaser of an irrevocable waiver in a form reasonably acceptable to the Company waiving Purchaser’s condition to the obligation to close the Share Purchase that the financing to consummate the Share Purchase has been received, and (iii) the delivery to the Company by Purchaser of an executed certificate making certain representations regarding the Commitments (as defined below), the Company is free to engage in discussions and negotiations with third parties regarding the potential sale of the Company, Overland or any of their respective businesses or assets. The Company has agreed to certain restrictions described below regarding solicitation of acquisition proposals, which take effect only upon and after a Contingency Termination Event. A further description of a Contingency Termination Event can be found at “The Share Purchase Agreement—Representations and Warranties.”

The Share Purchase Agreement provides that, effective upon a Contingency Termination Event, the Company and its subsidiaries may not, and may not authorize or knowingly permit any of the directors or senior executive officers of the Company, or any investment banker, attorney, accountant or other advisor retained by the Company or its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal;

•

enter into or participate in any discussion or negotiations with, or furnish any nonpublic information or access relating to the Company or any of its subsidiaries to, any person with respect to an acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal; or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

The Share Purchase Agreement provides that, after a Contingency Termination Event, the Board may not fail to make, and may not withdraw, withhold, qualify or modify or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Purchaser, the recommendation of the Board with respect to the Share Purchase Agreement or approve, endorse, or recommend, or publicly propose to approve, endorse or recommend, an acquisition proposal.

Notwithstanding these restrictions, and subject to certain limitations, the Company may provide non-public information and access relating to the Company and its subsidiaries pursuant to a confidentiality agreement to, and engage in discussions or negotiations with, a third party if such third party has made an unsolicited written bona fide acquisition proposal that did not result from a material breach of the restrictions on the Company set forth above, and the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal would reasonably be expected to result in a superior proposal.

The Share Purchase Agreement contains various limitations and exceptions on the aforementioned restrictions on soliciting acquisition proposals. A further description of these limitations and exceptions can be found at “The Share Purchase Agreement—Non-Solicitation Covenant.”

Change in Board Recommendation and Termination of Share Purchase Agreement—Superior Proposal (see page 57)

After the occurrence of a Contingency Termination Event and subject to certain limitations set forth in the Share Purchase Agreement, if the Board determines in good faith, after consultation with its outside legal counsel and in response to an unsolicited, written bona fide acquisition proposal that did not result from a material breach of the restrictions on the Company set forth above, that such acquisition proposal is a superior proposal and the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Board may make an adverse recommendation change or cause the Company to terminate the Share Purchase Agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the Share Purchase Agreement, including giving Purchaser the opportunity to make adjustments to the terms of the Share Purchase Agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. If the Board changes its recommendation with respect to the Share Purchase and Share Purchase Agreement, Purchaser may terminate the Share Purchase Agreement and collect a termination fee. If the Company terminates the Share Purchase Agreement to accept a superior proposal, the Company will also have to pay to Purchaser a termination fee.

Termination of the Share Purchase Agreement (see page 59)

Mutual Termination Right

The Share Purchase Agreement may be terminated and abandoned at any time prior to the closing date of the Share Purchase (the “Closing Date”) by the mutual written agreement of the Company and Purchaser.

Termination Rights Exercisable by either the Company or Purchaser

The Share Purchase Agreement may also be terminated by either the Company or Purchaser if:

•

the Share Purchase has not occurred on or before the date that is 180 days after the date of the Share Purchase Agreement (such date, the “End Date”); provided, however, that this termination right will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Share Purchase to occur on or before the End Date and such action or failure to act constitutes a breach of the Share Purchase Agreement; or

•

a governmental entity of competent jurisdiction has issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase.

The Company’s Termination Rights

The Company may also terminate the Share Purchase Agreement if:

•

Purchaser has breached or failed to perform its obligations under the Share Purchase Agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the Share Purchase, subject to cure rights;

•	prior to the Contingency Termination Event for any reason or for no reason;

•

after the occurrence of the Contingency Termination Event, but prior to the Shareholder Approval and substantially concurrently with the termination of the Share Purchase Agreement, the Company (i) enters into an alternative acquisition agreement that constitutes a superior proposal in accordance with the terms of the Share Purchase Agreement, and (ii) pays to Purchaser a termination fee; or

•

after the occurrence of a Contingency Termination Event, (i) the Company and Overland Storage’s conditions to consummate and effect the Share Purchase and the other transactions contemplated by the Share Purchase Agreement have been satisfied or waived, (ii) the Company has confirmed by written notice to Purchaser that all of Purchaser’s conditions to consummate and effect the Share Purchase and the other transactions contemplated by the Share Purchase Agreement have been satisfied or waived and (iii) the Share Purchase and the other transactions contemplated by the Share Purchase Agreement have not been consummated within 2 business days after the delivery of such notice.

Purchaser Termination Rights

Purchaser may also terminate the Share Purchase Agreement if:

•

the Company or Overland Storage has breached or failed to perform its obligations under the Share Purchase Agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the Share Purchase, subject to cure rights; or

•	the Board modifies or withdraws its recommendation that the Shareholders approve the Transaction Resolution.

Termination Fee Payable by the Company (see page 60)

Following the occurrence of the Contingency Termination Event, the Company has agreed to pay to Purchaser a termination fee equal to the lesser of (i) $1.0 million and (ii) the aggregate of the amount of Purchaser’s reasonable and documented out-of-pocket fees and expenses relating to the evaluation, negotiation and execution of the Share Purchase Agreement and the amount that Purchaser is obligated to pay or reimburse to the Financing Sources (as defined below) pursuant to the Commitments in cash in the following circumstances:

•	in the event the Share Purchase Agreement is terminated by Purchaser because the Board modifies or withdraws its recommendation that the Shareholders approve the Transaction Resolution;

•	in the event the Share Purchase Agreement is terminated by the Company in order to enter into a definitive agreement with respect to a superior proposal;

•	if all three of the following events occur:

o

an acquisition proposal is communicated to the Company or announced publicly after the date of the Share Purchase Agreement and such acquisition proposal has not been withdrawn on or prior to the date that is 5 business days prior to the date of the Special Meeting;

o

the Share Purchase Agreement is terminated (i) by Purchaser as the result of the Company or Overland Storage’s material breach of its obligations under the Share Purchase Agreement and such breach would result in the failure of certain conditions to the consummation of the Share Purchase, subject to cure rights, or (ii) by either party if the Closing has not occurred by the End Date; and

o	within 6 months after such termination the Company enters into a definitive agreement with respect to such acquisition proposal and such acquisition proposal is thereafter consummated.

In no event will the Company be obligated to pay the termination fee on more than one occasion. Further, should the Company be obligated to pay the expense reimbursement discussed below, in no event will it ever have to pay the termination fee.

Expense Reimbursement (see page 61)

In the event the Share Purchase Agreement is terminated by the Company for any reason or for no reason as permitted by the Share Purchase Agreement, the Company has agreed to reimburse Purchaser for its reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and performance of the Share Purchase Agreement and the transactions contemplated thereby. However, the amount of the expense reimbursement will not exceed $350,000 plus any such expenses owed to Cooley LLP, the legal counsel to Purchaser. In no event will the Company be obligated to pay the expense reimbursement on more than one occasion. Further, should the Company be obligated to pay the termination fee, in no event will it ever have to pay the expense reimbursement.

Indemnification (see page 61)

Subject to certain limitations, the Company has agreed to indemnify Purchaser and its affiliates (including, after the Closing, Overland Storage and its subsidiaries) and each of their respective officers, directors, shareholders, managers, members, employees, agents, successors and assigns for certain losses suffered or incurred by them that result from or arise out of:

•	any breach or inaccuracy of any representation or warranty made by the Company or Overland Storage in the Share Purchase Agreement; and

•	any breach or non-fulfillment of any covenant, agreement or obligation of Overland Storage (at or prior to the Closing) or the Company under the Share Purchase Agreement.

The Share Purchase Agreement contains various limitations on the aforementioned indemnification obligations. A further description of these limitations can be found at “The Share Purchase Agreement—Indemnification.”

Specific Performance; Exclusive Remedy (see page 62)

The Share Purchase Agreement provides that the parties may seek to compel the other party to specifically perform its obligations under Share Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.

The Share Purchase Agreement also provides that upon any termination of the Share Purchase Agreement under which circumstances a expense reimbursement is payable or a termination fee is payable and such expense reimbursement or termination fee is paid in full, Purchaser will be precluded from any other remedy against the Company or Overland Storage, and Purchaser may not seek to obtain any other recovery or damages of any kind in connection with the Share Purchase Agreement or transactions contemplated thereby.

Further, the Share Purchase Agreement provides that, should the Closing occur, the indemnification obligations described above will be the sole and exclusive remedy thereafter of Purchaser and its affiliates with respect to any and all claims relating the Share Purchase Agreement and the transactions contemplated therein.

Accounting Treatment of the Share Purchase (see page 43)

The Share Purchase is expected to be accounted for as a sale of a business for accounting purposes. At the Closing, any difference between the Purchase Price received by the Company, less transaction expenses, and the book value of the net assets sold will be recognized as a gain or loss for financial reporting purposes.

Fees and Expenses (see page 62)

Except with respect to the expense reimbursement (as discussed above) and as otherwise set forth in the Share Purchase Agreement, all fees and expenses incurred in connection with the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement generally will be paid by the party incurring such expenses whether or not the Share Purchase is consummated.

The Company estimates that expenses in the aggregate amount of approximately $ will be incurred by the Company in connection with the Share Purchase, including legal, financial advisory, accounting, proxy solicitation, filing fees and costs, the cost of preparing, printing and mailing this Proxy Statement and fees in respect of the Fairness Opinion. Except as otherwise expressly provided in the Share Purchase Agreement, the parties to the Share Purchase Agreement agreed that all out-of-pocket expenses of the parties relating to the Share Purchase Agreement or the transactions contemplated thereby will be paid by the party incurring such expenses.

Certain Tax Consequences of the Share Purchase (see page 44)

The Share Purchase is not expected to result in the Company recognizing any taxable income for U.S. federal income tax purposes.

The Share Purchase is a taxable transaction for the Company for Canadian income tax purposes, and the Company expects that it will realize a capital loss for Canadian income tax purposes in connection with the Share Purchase.

Dissent Rights (see page 44)

A Registered Shareholder (as defined below) of the Company is entitled to dissent under Section 185 of the OBCA and to be paid the fair value of such Shareholder’s Common Shares if such Shareholder duly objects to the Transaction Resolution before it becomes effective.

The Special Meeting

The Special Meeting (see page 18)

The Special Meeting of the Shareholders is scheduled to be held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on            ,            , 2018 at 9:00 a.m. (Pacific Time). The Special Meeting is being held for the following purposes:

1.

To consider and, if advisable, pass with or without variation, a special resolution approving the Share Purchase (the full text of which is attached as Annex B to this Proxy Statement), which may be deemed to constitute a sale of substantially all of the assets of the Company in accordance with Section 184(3) of the OBCA, as more particularly described in the Proxy Statement (the “Transaction Resolution”);

2.

To consider and, if advisable, pass with or without variation, a special resolution (the “Name Change Resolution”) amending the Company’s articles to change the name of the Company to “HVE ConneXions, Inc.”, as more particularly described in the Proxy Statement (the “Name Change”); and

3.	To transact any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The Transaction Resolution will be determined by at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the minority Shareholders (as described in the Proxy Statement) represented in person or by proxy at the Special Meeting. The Name Change Resolution will be determined by at least 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting. The Company’s by-laws provide that a quorum at the Special Meeting shall consist of at least two persons present and holding or representing by proxy not less than 25% of the total number of outstanding Common Shares having voting rights at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

The Board of Directors has fixed the close of business on            , 2018 as the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof (the “Record Date”).

QUESTIONS AND ANSWERS

The following are some questions that you, as a Shareholder, may have regarding the Share Purchase and the Special Meeting and the answers to those questions. The Company urges you to carefully read the remainder of this Proxy Statement because the information in this section does not provide all the information that might be important to you with respect to Share Purchase and the Special Meeting. Additional important information is also contained in its Annexes to and the documents incorporated by reference into this Proxy Statement.

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed form of proxy (or voting instruction form) because the Board of Directors is soliciting your proxy to vote at the Special Meeting.

Q:	Where and when is the Special Meeting?

A:	The Special Meeting is scheduled to be held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on , , 2018 at 9:00 a.m. (Pacific Time).

Q:	Who is entitled to vote?

A:	Holders of Common Shares as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

Q:	What is the quorum required for the Special Meeting?

A:

The Company’s by-laws provide that a quorum at the Special Meeting shall consist of at least 2 persons present and holding or representing by proxy not less than 25% of the total number of outstanding Common Shares having voting rights at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Once a Common Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, then a new quorum will have to be established. If you complete, sign and return your form of proxy without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Transaction Resolution and the Name Change Resolution.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You will be asked to consider and vote upon the following proposals:

•

to consider and, if advisable, pass with or without variation, a special resolution approving the Share Purchase, which may be deemed to constitute a sale of substantially all of the assets of the Company in accordance with Section 184(3) of the OBCA;

•	to consider and, if advisable, pass with or without variation, a special resolution amending the Company’s articles to change the name of the Company to “HVE ConneXions, Inc.”; and

•	the transaction of any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

Q:	How does the Board of Directors and the Special Committee recommend that I vote on the proposals?

A:	For the Transaction Resolution, the Board of Directors (with Eric Kelly recusing himself from the deliberations and voting) and the Special Committee unanimously recommend that you vote as follows:

“FOR” the passing, with or without variation, of the Transaction Resolution approving the Share Purchase in accordance with Section 184(3) of the OBCA, as more particularly described in this Proxy Statement.

For the Name Change Resolution, the Board of Directors unanimously recommends that you vote as follows:

“FOR” the passing, with or without variation of the Name Change Resolution approving the amendment to the Company’s articles to change the name of the Company to “HVE ConneXions, Inc.”, the whole in accordance with Sections 168(1)(a) and 168(5) of the OBCA, as more particularly described in this Proxy Statement.

Q:	Why am I being asked to consider and cast a vote on the Transaction Resolution?

A:

We are organized under the OBCA. Under Section 184(3) of the OBCA, any sale by us of “all or substantially all” of our assets must be authorized by a special resolution passed by the Shareholders. Given the book value and market value of, and revenues and profits generated by, the assets being sold pursuant to the Share Purchase, and after taking into account the specific facts and circumstances of the Share Purchase, the Share Purchase may be a sale of “substantially all” of our assets under the OBCA and, as a result, a special resolution will be required. The Share Purchase also constitutes a “related party transaction” for the purposes of MI 61–101, and, as such, requires the affirmative vote of a simple majority of the votes cast by the Minority Shareholders present in person or represented by proxy at the Meeting. See “The Share Purchase—Related Party Transaction Matters.”

The text of the Transaction Resolution is attached as Annex B to this Proxy Statement. The Transaction Resolution must be approved by the affirmative vote of at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting.

Q:	What will happen if the Transaction Resolution is not approved by the Shareholders or is not completed for any other reasons?

A:

The Share Purchase Agreement provides that if either our Shareholders fail to approve the Transaction Resolution, the Company or Purchaser may terminate the Share Purchase Agreement. The Share Purchase Agreement also provides that obtaining such approval is a condition to each of the Company and Purchaser being obligated to consummate the transactions contemplated by the Share Purchase Agreement. In the event that the Share Purchase is not approved by our Shareholders and/or we are unable to close the Share Purchase, we may not be able to meet our obligations to repay the Opus Credit Agreement and the FBC Note, both of which are scheduled to mature on May 31, 2018, we may not be able to meet our obligations under the MFV Note and our other obligations relating to liabilities and transaction expenses, and we may not be able to continue to operate as a going concern without additional debt or equity financing. Please refer to the section “Risk Factors Relating to the Proposal to Approve the Transaction Resolution” for additional information.

Q:	Who will buy the shares of Overland Storage and for what price?

A:

If the Transaction Resolution is approved by the Shareholders and the Share Purchase is completed, Purchaser, an entity established and controlled by Eric Kelly, will buy all of the shares of Overland Storage for a total purchase price of $45.0 million in cash, subject to a working capital adjustment as described below in “The Share Purchase Agreement—Post-Closing Purchase Price Adjustment.”

Q:	Will any of the proceeds from the Share Purchase be distributed to me as a Shareholder?

A:

No, we do not intend to distribute the net proceeds of the Share Purchase to our Shareholders. The net proceeds from the Share Purchase will be received by the Company, not our Shareholders. We intend to use the proceeds from the Share Purchase to repay outstanding obligations.

Q:	Are there risks to the Share Purchase?

A:

Yes. You should carefully read the sections of this Proxy Statement captioned “Forward-Looking Statements” and “Risk Factors Relating to the Proposal to Approve the Transaction Resolution,” and the section captioned “Risk Factors” starting on page 4 of the Company’s most recent Annual Report on Form 10-K, which is incorporated herein by reference.

Q:	What are the tax consequences of the Share Purchase to Shareholders resident in the United States?

A:

The Share Purchase is not expected to result in the Company recognizing any taxable income for U.S. federal income tax purposes. The Share Purchase is not a Shareholder-level action, and our U.S. and non-U.S. Shareholders, in their capacities as such, are not expected to realize any gain or loss for U.S. federal income tax purposes solely as a result of the Share Purchase.

Q:	What are the Canadian tax consequences of the Share Purchase and the Asset Transfer?

A:

The Share Purchase will be treated for Canadian federal income tax purposes as a sale of the Company’s assets in exchange for cash. The Share Purchase is a taxable transaction for the Company for Canadian income tax purposes, and the Company expects that it will realize a capital loss for Canadian income tax purposes in connection with the Share Purchase. The Share Purchase and the Asset Transfer are not a Shareholder-level action, and our U.S. and non-U.S. Shareholders, in their capacities as such, are not expected to be subject to Canadian income tax solely as a result of the Share Purchase or the Asset Transfer.

Q:	When is the Share Purchase expected to be completed?

A:

If the Transaction Resolution is approved by our Shareholders, we expect to complete the Share Purchase as soon as reasonably practicable after all of the closing conditions in the Share Purchase Agreement have been satisfied or waived. We currently anticipate that the Share Purchase will be completed in the second calendar quarter of 2018, subject to the satisfaction or waiver of all closing conditions. The exact timing of the completion of the Share Purchase, however, cannot be predicted. See “The Share Purchase Agreement—Closing of the Share Purchase” and “The Share Purchase Agreement—Conditions to the Completion of the Share Purchase.”

Q:	What is the effect of the Share Purchase on unvested equity awards?

A:

If the Share Purchase is completed, the Company’s outstanding equity-based awards will continue to be governed by the applicable plan and award agreement that govern the award. However, the Share Purchase would constitute a “change in control event” (as such term is defined for purposes of the Company’s equity-based awards). Under the terms of the awards granted to our executive officers (including the provisions for accelerated vesting of the executive officers’ equity awards in certain circumstances under the agreements described below in this Proxy Statement), as well as certain grants to other key employees and the grants made to our directors, these awards, to the extent they are outstanding and unvested immediately prior to the Closing, will accelerate and be fully vested upon the Closing. In addition, stock options held by our executive officers would generally remain exercisable for up to one year following the executive’s termination of employment (subject to earlier termination upon the expiration of the maximum term of the option or in connection with a change of control of the Company). For additional information regarding the effect of the Share Purchase on unvested equity awards, see the section entitled “The Share Purchase—Interests of Sphere 3D’s Directors and Executive Officers in the Share Purchase.”

Q:	Will the Company continue to be publically traded following the Share Purchase?

A:

Even though we currently satisfy the continued listing standards for The NASDAQ Capital Market, although we do not believe there is a reasonable likelihood of such an effect, there can be no assurances that following the completion of the Share Purchase we will satisfy the continued listing standards of The NASDAQ Capital Market. In addition, we will continue to be subject to the rules and regulations of the SEC, The NASDAQ Capital Market and applicable Canadian securities laws, whether or not the Share Purchase closes. Please refer to the section “Risk Factors Relating to the Proposal to Approve the Transaction Resolution” for more information.

Q:	Will the Company’s ticker symbol change following the Share Purchase?

A:	No. Following the Share Purchase, our Common Shares will continue to be traded on The NASDAQ Capital Market and are expected to continue to trade under the symbol “ANY.”

Q:	Am I entitled to dissent to the Share Purchase?

A:

If you are a Registered Shareholder (as defined below), you are entitled to dissent under Section 185 of the OBCA and to be paid the fair value of your Common Shares if you duly object to the Transaction Resolution before it becomes effective. You should carefully read the section of this Proxy Statement entitled “The Share Purchase—Dissent Rights” for greater details about how to exercise your dissent rights.

Q:	What vote is required to approve the Transaction Resolution?

A:

The proposal to approve the Transaction Resolution requires the affirmative vote of at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting.

Q:	What vote is required to approve the Name Change Resolution?

A:	The proposal to approve the Name Change Resolution requires the affirmative vote of at least 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting.

Q:	What are the effects of not voting or abstaining?

A:

When a form of proxy is properly executed and returned, the Common Shares it represents will be voted at the Special Meeting as directed. With respect to each of the proposals, you may either vote “For” such proposal or “Against” such proposal. If you vote “For” or “Against” a proposal, your Common Shares will be voted accordingly. If you return your proxy without indicating how you wish to vote, your proxy will be counted as a vote “For” the proposals.

Q:	How do I vote?

A:	The voting process is different depending on whether you are a Registered or Non-Registered Shareholder (as defined below):

•	You are a Registered Shareholder if your Common Shares are registered in your name;

•

You are a Non-Registered Shareholder if your Common Shares are held on your behalf by an Intermediary (as defined below). This means the Common Shares are registered in the name of your Intermediary or the name if the nominee of a clearing agency in which such Intermediary participates.

Registered Shareholder

If you are a Registered Shareholder, you may vote in person at the Special Meeting or by proxy whether or not you attend the Special Meeting in person.

•	To vote over the Internet, go to www.voteproxyonline.com and follow the instructions printed on your form of proxy. If you vote over the Internet, you do not have to mail in a form of proxy.

•	To vote in person at the Special Meeting, please come to the Special Meeting with personal identification and proof of ownership and we will give you an attendance card when you arrive.

•

To vote by mail, please complete, sign, and date your enclosed form of proxy, and promptly return it to our transfer agent using the postage paid envelope provided to ensure that it is received prior to the closing of the polls at the Special Meeting.

•	To vote by telephone, call (toll-free in North America) and follow the instructions printed on your form of proxy. If you vote by telephone, you do not have to mail in a form of proxy.

•	To vote by facsimile, fax your completed and signed form of proxy to (toll-free in North America). If you vote by facsimile, you do not have to mail in a form of proxy.

In each case, other than voting in person at the Special Meeting, your vote must be received by TSX Trust Company not less than 48 hours (excluding Saturdays, Sundays and statutory holidays in the province of Ontario) preceding the Special Meeting or an adjournment or postponement of the Special Meeting. The Chairman of the Special Meeting may waive the proxy cut-off without notice. If a Registered Shareholder received more than one form of proxy because such Shareholder owns Common Shares in different names or addresses, each form of proxy should be completed and returned.

Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed form of proxy (or voting instruction form) as soon as possible to ensure your representation at the Special Meeting. If you complete, sign, date and return your form of proxy without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Share Purchase.

Non-Registered Shareholder

If you are a Non-Registered Shareholder, you should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Special Meeting and that only such Shareholders can be recognized at the Special Meeting. Therefore, you should carefully follow the instructions of your Intermediaries (as defined below) and indicated on the materials provided to them, and ensure that instructions respecting the Special Meeting and the voting of their Common Shares are communicated to the appropriate person.

Q:	What if I want to change my vote or revoke my proxy?

A:

If you are a Registered Shareholder, you may revoke your proxy by depositing an instrument in writing at the registered office of the Company, 240 Matheson Blvd. East, Toronto, Ontario, L4Z 1X1, at any time, up to and including the last business day preceding the day of the Special Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the Chair of the Special Meeting on the day of the Special Meeting, or any adjournment or postponement thereof, and upon either of such deposits, the proxy is revoked.

In addition, you may revoke your proxy by executing another form of proxy bearing a later date and depositing same at the offices of the registrar and transfer agent of the Company within the time period set out under the heading “The Special Meeting—Voting of Proxies”, or by attending the Special Meeting or any adjournment thereof and voting your Common Shares in accordance with the procedures set out herein. Any revocation made or delivered at the Special Meeting or any adjournment thereof shall be valid only with respect to matters not yet dealt with at the time such revocation is received by the Chair of the Special Meeting.

If you are a Non-Registered Shareholder, you will have to follow the instructions provided by your Intermediary to change or revoke your proxy.

Q:	What do I do if I receive more than one set of proxy materials?

A:

This means that you own Common Shares that are registered under different accounts. For example, you may own some Common Shares directly as a Registered Shareholder and other Common Shares as a Non-Registered Shareholder through an Intermediary, or you may own Common Shares through more than one such organization. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to complete and return each form of proxy in order to vote all of the Common Shares you own. Please make sure you return each form of proxy in the accompanying return envelope. You may also vote by Internet, telephone or facsimile by following the instructions on your proxy materials.

Q:	Who will bear the cost of this solicitation?

A:

We will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our Shareholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our Common Shares.

CAUTIONARY STATEMENTS

We have not authorized any person to give any information or to make any representation in connection with the Share Purchase, the Name Change or any other matters to be considered at the Special Meeting other than those contained in this Proxy Statement. If any such information or representation is given or made to you, you should not rely on it as having been authorized or as being accurate.

This Proxy Statement does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Shareholders should not construe the contents of this Proxy Statement as legal, tax or financial advice and are urged to consult with their own legal, tax, financial or other professional advisors.

The information concerning Purchaser contained in this Proxy Statement has been provided by Purchaser for inclusion in this Proxy Statement. Although the Company has no knowledge that would indicate that any statements contained herein taken from or based upon such source are untrue or incomplete, the Company does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such source.

All summaries of, and references to, the Share Purchase Agreement in this Proxy Statement are qualified in their entirety by the complete text of the Share Purchase Agreement. The Share Purchase Agreement is attached as Annex A to this Proxy Statement and a copy of the Share Purchase Agreement is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

NO CANADIAN OR UNITED STATES SECURITIES REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement, and statements in the documents incorporated by reference in this Proxy Statement, constitute forward-looking information that involves risks and uncertainties. This forward-looking information includes, but is not limited to, statements with respect to the anticipated benefits of the Share Purchase, for the Company, Purchaser and their respective shareholders, and the anticipated timing of the completion of the Share Purchase. Statements with the words “could”, “expects”, “may”, “will”, “anticipates”, “assumes”, “intends”, “plans”, “believes”, “estimates”, “guidance”, and similar expressions are intended to identify statements containing forward-looking information, although not all forward-looking statements include such words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking statements are based on the opinions, assumptions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include, but are not limited to, the following elements: the Purchase Price may be insufficient for the Company to pay off its outstanding obligations and/or to provide it with sufficient working capital to operate its business following the Closing; if we fail to complete the Share Purchase, we will be required to seek financing to pay off our existing secured debt, satisfy our other liabilities, pay our transaction expenses and continue our operations as a going concern; the Share Purchase may not be completed or may be delayed if the conditions to closing are not satisfied or waived; Purchaser may not obtain Financing; if we fail to complete the Share Purchase, our business may be harmed; whether we complete the Share Purchase or not, we may not have sufficient working capital and may need to seek additional financing; our business may be harmed if the Share Purchase disrupts the operations of our business and prevents us from realizing intended benefits; failure to complete the Share Purchase may cause the market price for our Common Shares to decline; although we do not believe there is a reasonable likelihood of such an effect, we may fail to satisfy the continued listing standards of The NASDAQ Capital Market and may have to delist our Common Shares; we will continue to incur the expenses of complying with public company reporting requirements following the Closing; if the Share Purchase is not completed, we may explore other potential transactions, but the alternatives may be less favorable to us and there can be no assurance that we will be able to complete an alternative transaction; by completing the Share Purchase, we will no longer be engaged in the data protection and archive business; and the expected operations of the Company post-closing.

All the forward-looking information in this Proxy Statement is qualified by these cautionary statements. Statements containing forward-looking information contained herein are made only as of the date of such document. The Company expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING

This Proxy Statement is being provided to the Shareholders as part of a solicitation of proxies by the Board of Directors for use at the Special Meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This Proxy Statement provides Shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting is scheduled to be held at held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on                 ,                , 2018 at 9:00 a.m. (Pacific Time).

Purpose of the Special Meeting

At the Special Meeting, the Shareholders will be asked to consider and vote on the following proposals:

1.

To consider and, if advisable, pass with or without variation, a special resolution approving the sale of the shares of Overland Storage, which may be deemed to constitute a sale of substantially all of the assets of the Company in accordance with Section 184(3) of the OBCA, as more particularly described in this Proxy Statement;

2.

To consider and, if advisable, pass with or without variation, a special resolution amending the Company’s articles to change the name of the Company to “HVE ConneXions, Inc.”, as more particularly described in this Proxy Statement; and

3.	To transact any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The Transaction Resolution will be determined by at least (i) 66 2/3% of the votes cast at the Special Meeting by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting. The Name Change Resolution will be determined by at least 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting. The Company’s by-laws provide that a quorum at the Special Meeting shall consist of at least 2 persons present and holding or representing by proxy not less than 25% of the total number of outstanding Common Shares having voting rights at the Special Meeting.

The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. If any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date; Shareholders Entitled to Vote

Only holders of record of Common Shares at the close of business on                , 2018, the Record Date for the Special Meeting, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. At the close of business on the Record Date,                Common Shares were issued and outstanding and held by holders of record.

Holders of record of Common Shares are entitled to one vote for each Common Share they own at the close of business on the Record Date.

Quorum

The Company’s by-laws provide that a quorum at the Special Meeting shall consist of at least 2 persons present and holding or representing by proxy not less than 25% of the total number of outstanding Common Shares having voting rights at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Once a Common Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, then a new quorum will have to be established. If you submit a properly executed form of proxy (or voting instruction form) without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Transaction Resolution.

Required Vote

The proposal to approve the Transaction Resolution requires the affirmative vote of at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting.

The proposal to approve the Name Change Resolution requires the affirmative vote of at least 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting.

Notice

The Notice of Special Meeting has been delivered to Shareholders by the Company, along with the applicable voting document (a form of proxy in the case of Registered Shareholders (as defined below) or a voting instruction form in the case of Non-Registered Shareholders). The Company will send proxy-related materials directly to non-objecting Non-Registered Shareholders, through the services of its registrar and transfer agent, TSX Trust Company. The Company intends to pay for the Intermediary to deliver to objecting Non-Registered Shareholders the proxy-related materials and Form 54–101F7-Request for Voting Instructions Made by Intermediary in accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54–101”).

The Company reminds its Shareholders that they should carefully review this Proxy Statement before voting their Common Shares or instructing a proxy holder.

Solicitation of Proxies

This Proxy Statement is furnished to Shareholders of Sphere 3D Corp. in connection with the solicitation by and on behalf of the management of the Company of proxies to be used at the Special Meeting of Shareholders of the Company to be held at Cityview Plaza, 100 West San Fernando Street, Suite 340, San Jose, CA 95113, United States of America, on                , 2018 at 9:00 a.m. (Pacific time), and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the attached notice of special meeting of Shareholders (the “Notice of Special Meeting”).

Solicitations may be made by mail and supplemented by telephone, internet, facsimile, or other personal contact by the officers, employees or agents of the Company without special compensation. Pursuant to NI 54–101, arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to forward proxy solicitation materials to the beneficial owners of the Common Shares. The cost of any such solicitation will be borne by the Company. The Company will not be relying on the notice and access delivery procedures outlined in NI 54–101 to distribute copies of proxy-related materials in connection with the Special Meeting.

The Board of Directors has fixed the Record Date for the Special Meeting to be the close of business on               , 2018. Shareholders of record as at the Record Date are entitled to receive notice of the Special Meeting. Shareholders of record will be entitled to vote those Common Shares included in the list of Shareholders entitled to vote at the Special Meeting prepared as at the Record Date.

Interest of Certain Persons in Matters to be Acted Upon

Except as disclosed in this Proxy Statement, the directors of the Company are not aware of any material interest, direct or indirect, of any person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last completed financial year, or any associate or affiliate of any of the foregoing persons, in any matter to be acted upon at the Special Meeting. All of the directors and officers may be awarded incentive compensation under the Company’s stock incentive plans in accordance with the terms of those plans.

Appointment and Revocation of Proxies

The persons named in the form of proxy are directors and/or officers of the Company. A Shareholder has the right to appoint a person (who need not be a Shareholder) to attend and represent such Shareholder at the Special Meeting other than those persons named in the form of proxy. Such right may be exercised by striking out the printed names and inserting such other person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. A form of proxy will not be valid unless it is completed, dated, signed and delivered to the office of the registrar and transfer agent of the Company, TSX Trust Company, Attention: Proxy Department, Suite 301, 100 Adelaide Street West, Toronto, ON M5H 4H1, fax number (416) 595-9593, not less than 48 hours (excluding Saturday, Sunday and statutory holidays in the province of Ontario) preceding the Special Meeting or an adjournment or postponement of the Special Meeting.

A Shareholder who has given a proxy may revoke it as to any matter upon which a vote has not already been cast pursuant to the authority conferred by the proxy.

A proxy may be revoked by depositing an instrument in writing, executed by the Shareholder or his or her attorney authorized in writing, or, if the Shareholder is a corporation, under its corporate seal or signed by a duly authorized officer or attorney for the corporation at the registered office of the Company, 240 Matheson Blvd. East, Toronto, Ontario, L4Z 1X1, at any time, up to and including the last business day preceding the day of the Special Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the Chair of the Special Meeting on the day of the Special Meeting, or any adjournment or postponement thereof, and upon either of such deposits, the proxy is revoked.

In addition, a proxy may be revoked by the Shareholder executing another form of proxy bearing a later date and depositing same at the offices of the registrar and transfer agent of the Company within the time period set out under the heading “The Special Meeting—Voting of Proxies”, or by the Shareholder personally attending the Special Meeting or any adjournment thereof and voting his or her Common Shares in accordance with the procedures set out herein. Any revocation made or delivered at the Special Meeting or any adjournment thereof shall be valid only with respect to matters not yet dealt with at the time such revocation is received by the Chair of the Special Meeting.

Voting of Proxies

All Common Shares represented at the Special Meeting by properly executed proxies will be voted and where a choice, including the choice to withhold from voting, with respect to any matter to be acted upon has been specified in the form of proxy, the Common Shares represented by the proxy will be voted in accordance with such specifications on any ballot that may be called for. In the absence of any such specifications, the management designees, if named as proxy, will vote FOR all of the matters set out herein.

The enclosed form of proxy confers discretionary authority upon the management designees, or other persons named as proxy, with respect to amendments to or variations of matters identified in the Notice of Special Meeting and any other matters that may properly come before the Special Meeting. At the date of this Proxy Statement, the Company is not aware of any amendments to, or variations of, or other matters that may come before the Special Meeting. In the event that other matters come before the Special Meeting, then the management designees intend to vote in accordance with the judgment of the management of the Company.

Proxies, to be valid, must be deposited at the office of TSX Trust Company, Attention: Proxy Department, Suite 301, 100 Adelaide Street West, Toronto, ON M5H 4H1, fax number (416) 595-9593, not less than 48 hours (excluding Saturday, Sunday and statutory holidays in the province of Ontario) preceding the Special Meeting or an adjournment of the Special Meeting.

Advice to Non-Registered Shareholders on Voting Their Common Shares

The information set forth in this section is of significant importance to many Shareholders, as a substantial number of Shareholders do not hold their Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Proxy Statement as “Non-Registered Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares (the “Registered Shareholders”) can be recognized and acted upon at the Special Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, bank, trust company or other intermediary (an “Intermediary”) then, in almost all cases, those Common Shares will not be registered in such Shareholder’s name on the records of the Company. Such Common Shares will generally be registered under the name of the nominee of a clearing agency in which such Intermediary participates or, more rarely, in the name of the Intermediary. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the nominee of CDS Clearing and Depository Services Inc.). Common Shares of Non-Registered Shareholders can only be voted (for or against resolutions) or withheld from voting upon the instructions of the Non-Registered Shareholder. Without specific instructions, Intermediaries and nominees are prohibited from voting Common Shares held by Non-Registered Shareholders. Therefore, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and indicated on the materials provided to them, and ensure that instructions respecting the Special Meeting and the voting of their Common Shares are communicated to the appropriate person.

Applicable securities legislation requires Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of shareholders’ meetings. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Non-Registered Shareholders in order to ensure that their Common Shares are voted at the Special Meeting. If you are a Non-Registered Shareholder, in addition to the Notice of Meeting accompanying this Proxy Statement, you also received, depending on the Intermediary through which your Common Shares are held, either a voting instruction form which must be completed and returned in accordance with the directions printed on the form (in some cases, the completion of the voting instruction form by mail, telephone, facsimile or over the Internet is permitted) or a form of proxy which has already been signed or stamped with a facsimile signature of the Intermediary and which is restricted as to the number of Common Shares beneficially owned by you. Non-Registered Shareholders who receive voting instruction forms, forms of proxy or other voting materials from an Intermediary should complete and return such materials in accordance with the instructions accompanying the materials in order to properly vote their Common Shares.

Although a Non-Registered Shareholder may not be recognized directly at the Special Meeting for the purposes of voting Common Shares not registered in its name, a Non-Registered Shareholder may attend at the Special Meeting as proxyholder for the registered holder of its Common Shares and vote such Common Shares in that capacity. Non-Registered Shareholders who wish to attend the Special Meeting and vote their Common Shares as proxyholder for the registered holder of their Common Shares should carefully follow the instructions of their Intermediaries and indicated on the materials provided to them.

Proxy-related materials in connection with the Special Meeting are being sent to both Registered and Non-Registered Shareholders. If you are a Non-Registered Shareholder, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from your Intermediary. By choosing to send these materials to you directly, the Company (and not the Intermediary) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Voting Shares and Principal Holders Thereof

The Company is authorized to issue an unlimited number of Common Shares, of which, as of the Record Date,                Common Shares were issued and outstanding and entitled to vote at the Special Meeting on the basis of one vote for each Common Share held.

The holders of Common Shares of record at the close of business on the Record Date are entitled to vote such Common Shares at the Special Meeting on the basis of one vote for each Common Share held.

To the knowledge of the directors and officers of the Company, as of the date hereof, the following persons beneficially own, or exercise control or direction over, directly or indirectly, more than 10% of the issued and outstanding Common Shares:

Name of Shareholder	Number of Issued and Outstanding Common Shares	Voting Power
MF Ventures, LLC(1)	1,994,569%

(1)

Information was obtained from MF Ventures (“MFV”) pursuant to a Schedule 13D/A filed March 30, 2018. MFV owns or controls, directly or indirectly, an aggregate of 1,994,569 Common Shares, and has the right to acquire an additional 300,000 Common Shares upon exercise of certain convertible securities. The 1,994,569 Common Shares currently held by MFV, in addition to the 300,000 Common Shares that can be acquired upon exercise of certain convertible securities of the Company (for a total of 2,294,569 Common Shares), represent approximately     % of all issued and outstanding Common Shares as at the Record Date, calculated on a partially diluted basis assuming the exercise of the convertible securities of the Company beneficially owned by MFV only.

Adjournments or Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned or postponed special meeting.

THE SHARE PURCHASE

The discussion of the Share Purchase in this Proxy Statement is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is attached to this Proxy Statement as Annex A and available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com and is incorporated by reference into this Proxy Statement.

Parties to the Share Purchase

Sphere 3D Corp.

Sphere 3D Corp. was incorporated under the OBCA on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, the Company completed a short-form amalgamation with a wholly owned subsidiary. In connection with the short-form amalgamation, the Company changed its name to “Sphere 3D Corp.”

The Company delivers data management, and desktop and application virtualization solutions via hybrid Cloud, Cloud and on-premise implementations through its global reseller network. The Company achieves this through a combination of containerized applications, virtual desktops, virtual storage and physical hyper-converged platforms. The Company’s products allow organizations to deploy a combination of public, private or hybrid cloud strategies while backing them up with the latest storage solutions. The Company has a portfolio of brands including Glassware 2.0™, NEO ®, RDX ®, SnapCLOUD™, SnapServer ®, SnapSync™ and V3 ®.

These consolidated statements include the financial statements of the Company, its wholly owned subsidiaries, including Overland Storage, V3 Systems Holdings, Inc., and Sphere 3D Inc.

Our Common Shares are listed on The NASDAQ Capital Market under the symbol “ANY.” We have a global presence and maintain offices in multiple locations. Executive offices and our primary operations are conducted from our San Jose and San Diego, California locations. Our main office is located at 9112 Spectrum Center Blvd., San Diego, CA 92123, United States of America.

Purchaser

Silicon Valley Technology Partners LLC is a Delaware limited liability company that was formed solely for the purpose of completing the Share Purchase. To date, Purchaser has not carried on any activities other than those related to its formation and completing the transactions contemplated by the Share Purchase Agreement. As of the date hereof, Eric Kelly beneficially owns all of Purchaser. It is currently anticipated that following the date hereof, but prior to the Closing, additional persons and/or entities will invest in equity of Purchaser. Following the Share Purchase, Mr. Kelly will serve as the Chief Executive Officer of Purchaser. It is currently anticipated that Purchaser will offer positions to Kurt L. Kalbfleisch and Jenny Yeh to serve as the Chief Financial Officer of Purchaser and the General Counsel of Purchaser, respectively. As of the date hereof, the compensation arrangements of Mr. Kalbfleisch and Ms. Yeh with Purchaser have not been determined.

Existing Debt

On December 1, 2014, in connection with the Company’s acquisition of Overland Storage, the existing debt of Overland Storage and the remaining debt of the Company were amended and restated into the FBC Note, a $19.5 million convertible note. In April 2016, the Company modified the FBC Note, pursuant to which the holder made an additional advance of $5.0 million to the Company. On March 30, 2018, the Company and FBC Holdings entered into that certain Third Amendment to 8% Senior Secured Convertible Debenture (the “FBC Amendment”), under which the maturity date of the FBC Note owing to FBC Holdings was extended from March 31, 2018 to May 31, 2018. The FBC Amendment also altered the schedule for interest payments under the FBC Note by deferring the interest due March 31, 2018 to April 16, 2018 and providing for future accrued interest to be paid twice monthly rather than quarterly. The obligations under the FBC Note are secured by substantially all of the assets of the Company.

In April 2016, the Company entered into the Opus Credit Agreement for a term loan in the amount of $10.0 million and a credit facility in the amount of up to $10.0 million. A portion of the proceeds were used to pay off the Company’s then outstanding credit facilities with FBC Holdings and Silicon Valley Bank. The remainder of the proceeds were used for working capital and general business requirements. In September 2017, the Company and Opus Bank entered into an amendment to the Opus Credit Agreement under which the maturity date for the revolving and term loan credit facilities were amended to the earliest of (i) the maturity of the FBC Note, (ii) March 31, 2018, or (iii) such earlier date upon which the obligations may be accelerated in accordance with terms of the Opus Credit agreement. On March 30, 2018, the Company and Opus Bank entered into that certain Amendment Number Eight to Credit Agreement (the “Opus Amendment” and together with the FBC Amendment, the “Amendments”), under which the maturity date of the loans owing to Opus under the Opus Credit Agreement was extended from March 31, 2018 to May 31, 2018. As of March 31, 2018, the outstanding balance of the term loan was $10.0 million and the outstanding balance of the credit facility was $8.2 million.

Each of the Amendments contains covenants to achieve certain progress milestones in connection with the Share Purchase and, in the case of the Opus Amendment, certain obligations in the event that the Share Purchase or any alternative transactions are not consummated. The Company agreed to pay certain extension fees in connection with the Amendments.

Background of the Share Purchase

The Board of Directors has from time to time separately engaged with the management of the Company in reviews and discussions of potential strategic alternatives for the Company, and has constantly been considering ways to enhance its performance and prospects. These reviews and discussions have focused on, among other things, the business environment facing the industry generally and the Company in particular. These reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives and enhance shareholder value, and the potential benefits and risks of those transactions.

During June 2016, the Board discussed pursuing potential strategic alternatives and over the following several months, multiple potential financial advisors gave presentations to the Board regarding, among other things, such potential strategic alternatives. From July 2016 through the Company’s execution of the Share Purchase Agreement, the Board held either formal or informal meetings and discussions at least as frequently as approximately twice per month on average. There were also approximately sixty meetings and/or conference calls with strategic corporate partners, investment groups and commercial banks from August 2016 to December 2016.

On November 11, 2016, the company received from Company A an unsolicited non-binding term sheet for the sale of a portion of the Company’s business which represents the Data Protection and Archive business (the “DP&A Business”), the RDX and tape library product line and associated services. The offer price was approximately $28.0 million, which included the delivery of inventory. After a review and discussion of the term sheet, the Board elected to reject the offer based on several factors, including, among others, the proposed purchase price and the inability for the Company to pay off its debt obligations with the proceeds from the transaction.

In November 2016, the Company received a non-binding term sheet from Debt Source A to refinance its outstanding debt with a new debt facility secured by a subset of the Company’s patent portfolio combined with an intellectual property monetization strategy. The Board determined to pursue this transaction. In December 2016, the Company received draft credit agreements from Debt Source A, which it negotiated with Debt Source A over the next several weeks.

During December 2016, a significant shareholder of the Company and an affiliate of one of the Company’s secured creditors proposed that Debt Source A be provided a proposal whereby the Company would complete a transaction with Debt Source A and subsequently restructure the Company in a manner whereby the Company’s assets would be split among two newly formed subsidiaries and the debt of the Company (including the debt then held by the proposing shareholder’s affiliate) would be exchanged for equity interests in the Company or such newly formed subsidiaries and Debt Source A would agree to transfer their newly issued debt to one of the newly created subsidiaries. The significant shareholder of the Company and an affiliate of one of the Company’s secured creditors, required their proposal by presented to Debt Source A as part of the process to approve any intercreditor agreement with Debt Source A. The Board determined that this proposed transaction was not in the best interests of the Company and the Shareholders because it would have provided the proposing shareholder (with its affiliate) with ownership of a significant majority of one or more of such entities.

Thereafter, the Debt Source A informed the Company that it would not pursue such a transaction with the Company due, in part, to its concerns that the Company’s creditors would not approve such transaction and to an unrelated transaction involving the ownership structure of Debt Source A.

On March 1, 2017, the Company signed an engagement letter with an investment firm with over 30 years of experience in restructuring debt facilities (“Investment Firm A”). To the Company’s knowledge, Investment Firm A contacted approximately 25 investment funds, 14 of which signed a confidentiality agreement, and approximately ten of which requested a Company management presentation. The Company had approximately 20 meetings with such investment funds, which resulted in two investment funds (one of which we refer to as “Investment Fund A”) providing the Company with term sheets to pay off the indebtedness obligations under the Opus Credit Agreement at a discount. Because both such term sheets required the Company’s lender to accept repayment of less than all of the outstanding debt, the transactions proposed were rejected by the Company’s lender and the Company was not able to proceed with such transactions.

In April 2017, the Board determined to commence a more thorough process to review and consider strategic alternatives and initiated a process to select an investment bank to assist in this review. During this interview process, the Board interviewed approximately ten investment banking firms. The Board conducted a detailed four month review process which included, among other things, a series of meetings, strategy and approach discussions with the various candidates, alternative strategic transaction structures (which included, among other things, refinancing the Company’s debt, selling the entire Company and selling various portions of the Company). The Board also evaluated each candidate’s capabilities, the experience of each candidate’s team members and each candidate’s success in completing transactions for which it had been engaged. At the conclusion of such interview process, in mid-July 2017, the Board selected one of the candidates (“Investment Firm B”), and on July 25, 2017, entered into an engagement letter with Investment Firm B. The Board instructed Investment Firm B to evaluate strategic alternatives and develop an execution plan that would provide the best outcome for the Shareholders and address the upcoming debt maturity.

On April 17, 2017, the Board held a meeting at which representatives of Investment Firm B were present. Investment Firm B presented its views on the best strategy for pursuing possible strategic alternatives, and its determination that both potential strategic corporate partners and private equity firms should be approached with the objective of selling either the entire Company or certain businesses of the Company. Such presentation was made following an extensive due diligence process conducted by Investment Firm B which included several meetings with management and the Company’s provision to Investment Firm B of materials and financial models regarding its businesses.

At its August 8, 2017 meeting, the Board formed the Special Committee upon the recommendation of the Company’s Nominating and Corporate Governance Committee made on the same date, and appointed Vic Mahadevan, Cheemin Bo-Lin and Duncan McEwan, all being independent directors of the Company, as the members thereof. Moreover, on August 11, 2017, the Company publicly announced that it was evaluating strategic options with the assistance of Investment Firm B and that it had formed the Special Committee for such purposes.

During the period between August 2017 and February 2018, Investment Firm B approached 85 potential strategic partners, which included 37 potential strategic corporate partners in connection with the sale of the entire Company. Of these 37 potential strategic corporate partners, 18 did not respond to the inquiry, 17 declined to move forward and did not sign a confidentiality agreement with the Company, and two signed a confidentiality agreement with the Company. No letters of interest or other offers to acquire the entire Company were received from any potential strategic corporate partners during this process.

The remaining 48 potential strategic partners contacted by Investment Firm B were private equity firms who were contacted regarding a potential acquisition of the entire Company. Of these 48 private equity firms, eight did not respond, 24 declined to move forward and did not sign a confidentiality agreement with the Company, nine declined to pursue a transaction with the Company after signing a confidentiality agreement with the Company and seven had a discussion with the management team under a confidentiality agreement. No letters of interest or other offers to acquire the Company were received from any private equity firms during this process, other than the indication of interest from Company C described below.

In addition, during this period, Investment Firm B also reached out to a subset of the potential strategic corporate partners and private equity firms regarding the acquisition of the DP&A Business. Investment Firm B contacted five strategic corporate partners, two of which declined to pursue such a transaction and did not sign a confidentiality agreement with the Company, and three of which had discussions with management of the Company regarding such a transaction under a confidentiality agreement. Investment Firm B also contacted 17 private equity firms regarding such a transaction, of which six declined to pursue such a transaction and did not sign a confidentiality agreement with the Company, six declined to pursue such a transaction after signing a confidentiality agreement with the Company, and five declined to pursue such a transaction after having discussions with the management of the Company under a confidentiality agreement.

At a meeting of the Board on November 7, 2017, the Board initially determined that, because, among other reasons, the Company should engage in a parallel process in which management of the Company would seek out potential acquirers of, and investors in, the Company and/or the DP&A Business. The Board believed pursuing such a transaction could attract additional potential acquirers and investors who were not part of the Investment Firm B process and that a sale of the DP&A Business would allow the Company to focus on the Hyperconverged market, eliminate their current debt facilities and become a “pure play” Hyperconverge company. Following such meeting until and through the execution of the Share Purchase Agreement, Mr. Kelly and other members of management had approximately 62 meetings or conferences with potential investors and strategic partners, one of which we refer to as “Company D”.

On December 27, 2017, Investor A, one of such potential investors and a significant Shareholder of the Company, presented to the Company a letter providing a non-binding outline of a proposal to provide financing to the Company to repay the Company’s existing debt facilities and to fund general corporate activities and working capital needs of the Company. Such financing was proposed as a convertible secured loan to the Company, with the proceeds to be used to pay off the Company’s existing debt facilities at a discount. After discussions with the Company’s senior secured creditor, it became evident to the Company that such creditor would not agree to the time required to execute the repayment at such a discount and therefore, given Investor A’s insistence on such a discount, the Company was unable to move forward with Investor A’s proposal.

On January 19, 2018, at a meeting of the Board, Mr. Kelly updated the Board regarding the status of the process with both Investment Firm B and the parallel process approved at the November 7, 2017 meeting of the Board. Given the status of that process, the Board discussed and approved the Company’s exploration of the sale of the DP&A Business to an entity led by certain members of management of the Company and to be financed by third party investors. The Board also discussed the potential conflicts of interest of Mr. Kelly and other members of management in such a transaction but determined that given the current status of the process with others, pursuing such transaction on a non-exclusive basis (while still pursuing alternative transactions) was in the best interests of the Company and the Shareholders. The Board also unanimously agreed at such meeting that the Company would reimburse Purchaser for certain reasonable legal fees and other out-of-pocket expenses necessary to engage in negotiations regarding, and to consummate, such proposed transaction. The Board further unanimously agreed at such meeting that the Special Committee would engage, and the Company would pay the fees of, separate counsel to the Special Committee in connection with its consideration of such a transaction.

On January 22, 2018, Mr. Kelly met with Company B, one of a number of investors interested in participating as a member of the investment group supporting the management lead process. Company B engaged in significant due diligence efforts regarding the Company’s business, which included review of the Company materials and a follow up meeting with Messrs. Kelly and Kalbfleish on January 26, 2018. Thereafter, Mr. Kelly had numerous discussions with Company B until its delivery of the February 6, 2018 non-binding letter of intent referred to below.

On January 25, 2018, the Company recommenced discussions with Investment Fund A regarding a term sheet to pay off a portion of the Company’s indebtedness obligations under the Opus Credit Agreement.

On January 29, 2018, the Company’s outside counsel, O’Melveny & Myers (“OMM”), sent an initial draft of the Share Purchase Agreement to Mr. Kelly and Ms. Yeh, which provided, among other things, that the Purchase Price would be paid through the forgiveness of a loan that Purchaser would issue to the Company to allow the Company to repay its debt obligations.

On January 30, 2018, OMM sent an updated draft of the Share Purchase Agreement to Mr. Kelly, Mr. Mahadevan, one of the members of the Special Committee, Ms. Yeh, and Cooley LLP (“Cooley”), counsel to Purchaser, after discussions among such persons. Such draft, among other things, provided that the Purchase Price would be paid in cash on hand, removed the restrictions on the Company soliciting alternative acquisition proposals, provided that the Company could terminate the Share Purchase Agreement for any reason or no reason and included an expense reimbursement obligation of the Company.

Also on January 30, 2018, Mr. Kelly had a meeting with Company C regarding the potential acquisition of the DP&A Business by Company C.

On February 1, 2018, the Special Committee met (with both OMM and Davies Ward Phillips & Vineberg LLP (“Davies”), potential counsel to the Special Committee, present) to discuss the potential structure of the proposed transaction, the interested party nature of the transaction, the Shareholder vote requirements and various potential terms of the transaction (including termination rights), the desirability of engaging a financial advisor to provide the Fairness Opinion and the potential candidates to serve in such capacity. The Special Committee also discussed contingency planning in the event that the transaction could not be timely consummated, the coming maturity of the Company’s credit facilities and the Company’s financial status. The Special Committee also approved the retention of Davies as counsel to the Special Committee. Following such approval, Davies discussed with the Special Committee the duties and responsibilities of members of the Special Committee and identified the key considerations to be made by the members of the Special Committee in the review of potential transactions involving management. Finally, the Special Committee discussed the engagement of an independent financial advisor for the purpose of preparing a fairness opinion to the Special Committee.

On February 3, 2018, Messrs. Kelly, Tassiopoulos and Kalbfleisch met with representatives of Company D to discuss potential strategic alternatives.

On February 6, 2018, the Company received from Company B a non-binding letter of intent to acquire the DP&A Business for $40 million, subject to, among other things, the satisfactory completion of due diligence.

On February 7, 2018, the Special Committee and Davies met with Mr. Kelly to discuss the non-binding letter of intent from Company B and potential timeline for this transaction. OMM and Mr. Tassiopoulos were also invited by the Special Committee to participate in that discussion. At the meeting, the Special Committee also discussed other alternatives, including pursuing bridge financing to meet the Company’s debt obligations, which were scheduled to mature on March 31, 2018 at that time. The Special Committee also discussed the engagement of a financial advisor to the Special Committee and determined to approach two investment banking firms, including Roth Capital. Finally, it was determined by the Special Committee that Mr. Tassiopoulos would be the person responsible, on behalf of the Company and the Special Committee, for the negotiation of the Share Purchase Agreement with Purchaser.

On the same day, the Special Committee received a proposed engagement letter from Roth Capital proposing to provide the Fairness Opinion, which was negotiated with Roth Capital until February 14, 2014, when it was approved and entered into by the Special Committee.

On February 8, 2018, OMM sent to the Special Committee and Davies comments to Company B’s non-binding letter of intent.

On the same day, the Special Committee met to discuss the potential sale of the DP&A Business. At the invitation of the Special Committee, Mr. Tassiopoulos and OMM attended the meeting. During that meeting, OMM informed the Special Committee and Davies about the state of negotiations on the Share Purchase Agreement, after which, OMM and Mr. Tassiopoulos excused themselves from the meeting. Thereafter, Davies further advised the Special Committee of its duties and responsibilities under Canadian law and answered various questions from the committee members on such duties and responsibilities.

In response to further comments from the Special Committee and Davies, on February 9, 2018, OMM sent to the Special Committee and Davies further revisions to Company B’s non-binding letter of intent. On the same day, Mr. Tassiopoulos had conversations with Company B to summarize the Company’s comments and provided the revised version of the letter of intent to Company B.

Further, on February 9, 2018, following discussions and negotiations involving Mr. Kelly, Mr. Tassiopoulos, OMM and Cooley, OMM sent a further revised draft of the Share Purchase Agreement to Messrs. Kelly and Kalbfleisch, Ms. Yeh and Cooley, which, among other things, included a provision providing that the Company would indemnify Purchaser for breaches of the representations, warranties and covenants contained therein, subject to certain limitations.

On February 11, 2018, the Company received a revised non-binding letter of intent from Company B rejecting most of the comments made by the Company, and the next day, Mr. Tassiopoulos discussed such revised version with Company B. During such discussion, while not discarding the possibility of an acquisition of the DP&A Business by Company B, it was determined that Company B might, alternatively be a member of the investment group in Purchaser.

On February 13, 2018, after further discussions and negotiations among Mr. Kelly, Mr. Tassiopoulos, OMM and Cooley, OMM sent a revised draft of the Share Purchase Agreement to the Special Committee and Davies, which included, among other provisions, a working capital adjustment and certain other provisions triggered upon the occurrence of a specified financing event, including (among others) the obligation not to solicit alternative transaction proposals and the obligation to pay a termination fee in specified circumstances. Many of these changes were included in an attempt to satisfy the concerns expected to be raised by potential investors in Purchaser, which included Company B.

On February 14, 2018, after further discussions and negotiations among Mr. Kelly, Mr. Tassiopoulos, OMM and Cooley, OMM sent a further revised draft of the Share Purchase Agreement to Mr. Kelly and Cooley, which included, among other provisions, a working capital adjustment and certain other provisions triggered upon the occurrence of a specified financing event, including (among others) the obligation not to solicit alternative transaction proposals and the obligation to pay a termination fee in specified circumstances. These changes were also based upon potential investor concerns raised by Company B. The same draft of the Share Purchase Agreement was also delivered to Mr. Tassiopoulos, the Special Committee and Davies.

On the same day, the Special Committee and Davies met to discuss the sale of the DP&A Business to Purchaser. During the meeting, the Special Committee considered the purchase price offered by Purchaser for the DP&A Business and expressed concerns about the sufficiency of such purchase price to pay-off all of the Company’s debt obligations and liabilities. Finally, the Special Committee reviewed the draft Share Purchase Agreement received earlier the same day with Davies and discussed in detail several of the material provisions thereof, including the proposed working capital adjustment and the Company’s ability to solicit alternative proposals prior to the occurrence of the Contingency Termination Event and to terminate the Share Purchase Agreement for any reason or no reason prior to the occurrence of such event. Following a discussion on the compensation to be paid to Roth Capital in its capacity as financial advisor to the Special Committee and its independence from the Company, the Special Committee confirmed the engagement of Roth Capital as financial advisor to the Special Committee. It was determined to engage Roth Capital due to a series of reasons, including its ability to opine as to the fairness of the Share Purchase, from a financial point of view, within a constrained timeline as a result of its continuous knowledge of the business of the Company. Finally, given the ongoing negotiations of the Share Purchase, the Special Committee agreed to hold daily meetings over the next week.

On February 15, 2018, the Special Committee and Davies met to discuss the status of the negotiations with Purchaser. Members of the Special Committee continued to address questions to Davies about the last draft of the Share Purchase Agreement, including the working capital adjustment.

On February 16, 2018, Mr. Tassiopoulos and Mr. Kelly had a discussion regarding the Share Purchase Agreement with representatives from OMM and Cooley present. Later the same day, OMM sent a further revised draft of the Share Purchase Agreement to Messrs. Kelly and Tassiopoulos, and Cooley. The same draft of the Share Purchase Agreement was delivered to Mr. Tassiopoulos, the Special Committee and Davies. OMM also sent the initial draft of the Disclosure Schedules to Mr. Kelly and Cooley.

Also on February 16, 2018, Investment Firm B, on behalf of the Company, received a preliminary, non-binding indication of interest from Company C, which provided, among other things, that Company C offered to acquire the DP&A Business from the Company for $50 million, subject to, among other things, the completion of certain due diligence. Company C further indicated that the purchase price would be paid through a combination of cash on Company C’s balance sheet and through its revolving credit facility.

While the Company continued discussing such proposal with Company C, it was understood that Company C had not yet performed significant due diligence and that the expected timeline for its completion of due diligence and negotiation of any definitive agreement would take significant time. The Special Committee determined that given these uncertainties surrounding a potential transaction with Company C, the fact that delaying the Purchaser proposed-transaction was likely to significantly lessen the likelihood of investors agreeing to fund Purchaser in connection with the Share Purchase and the fact that the Company had negotiated for the right to terminate the Share Purchase for any reason or no reason prior to a Contingency Termination Event (and also had the right to terminate the Share Purchase Agreement in the event it received a superior proposal thereafter), that it was in the best interests of the Company and the Shareholders to move forward with the Share Purchase.

Further, on February 16, 2018, the Special Committee and Davies met three times to discuss the state of negotiations of the Share Purchase Agreement with Purchaser. During one of those meetings, Roth Capital made a presentation to the Special Committee which included a description of the analysis performed by it in support of its initial conclusion as to the fairness, from a financial point of view, of the Share Purchase to the Company. Following such presentation and various questions asked by the members of the Special Committee to representatives of Roth Capital about their analysis, it was determined that Roth Capital would deliver a bringdown presentation to reflect updated terms of the Share Purchase which would result from further negotiations of the Share Purchase Agreement over the ensuing days. Finally, the Special Committee and Davies further discussed the working capital adjustment provision and determined to seek a working capital adjustment threshold in order to ensure that a downward adjustment would not be made unless at least $2 million would remain with the Company following such adjustment.

On February 19, 2018, OMM sent a further updated draft of the Share Purchase Agreement and an updated draft of the Disclosure Schedules to the Special Committee, Messrs. Kelly, Tassiopoulos and Kalbfleisch, Ms. Yeh, Davies and Cooley. Later that same day, OMM sent a further updated draft of the Share Purchase Agreement to the Special Committee, Messrs. Kelly, Tassiopoulos and Kalbfleisch, Ms. Yeh, Davies and Cooley.

Also on February 19, 2018, the Special Committee held a meeting in which representatives of Davies were present. The meeting was held in separate portions during which determined individuals and entities were invited to participate at the initiative of the Special Committee. At the first portion of such meeting, the Special Committee discussed the financial situation of the Company with Messrs. Kelly and Tassiopoulos, including its various short-term liabilities. Following such discussion, Mr. Kelly was excused from the meeting. The Special Committee then had an extensive discussion with Mr. Tassiopoulos about the ability of the Company to continue with the retained businesses following the Share Purchase, including as a going concern. Thereafter, Roth Capital presented its oral fairness opinion, followed by a question and answer session with Roth Capital on the conclusion of the Fairness Opinion and the process conducted in order to reach such conclusion. Finally, the Special Committee further discussed the draft of the Share Purchase Agreement and the contemplated transaction with Purchaser.

On February 20, 2018, the Special Committee, Messrs. Kelly and Tassiopoulos, Ms. Yeh, Davies, Stikeman Elliott LLP, the Company’s outside Canadian counsel, Cooley and OMM participated in a discussion regarding the Share Purchase Agreement and the Share Purchase. Shortly after the discussion, OMM circulated an updated draft of the Share Purchase Agreement to the participants in such discussion.

On the same day, the Special Committee met to review the draft Share Purchase Agreement with Davies and discuss some of the material provisions thereof, including the ability of the Company to terminate the Share Purchase Agreement without any penalty, other than expense reimbursement, in the event of a superior proposal or for any other reason prior to the Contingency Termination Event. Having undertaken a thorough review of, and carefully considered, information concerning the Share Purchase and the Fairness Opinion and after consulting with Roth Capital and Davies, the Special Committee determined that the Share Purchase is in the best interests of the Company and is fair to the Company and the Shareholders and unanimously recommended that the Board approve the Share Purchase and that the Shareholders vote in favor of the Transaction Resolution.

Later on February 20, 2018, at a meeting duly called in respect of which notice was waived, the Board (with Eric Kelly recusing himself from the deliberations and voting), upon the unanimous recommendation of the Special Committee and after consulting with its legal advisor, unanimously determined that the Share Purchase is advisable and is fair to, and in the best interests of, the Company and the Shareholders, and adopted and declared advisable the Share Purchase, authorized the entering into of the Share Purchase Agreement and the performance by the Company of its obligations under the Share Purchase Agreement, and recommended that the Shareholders vote in favor of the Transaction Resolution.

On February 20, 2018, each of the Company, Overland Storage and Purchaser entered into the Share Purchase Agreement.

Following the signing of the Share Purchase Agreement on February 20, 2018, Messrs. Kelly, Tassiopoulos and Kalbfleisch have continued to have discussions with Company D regarding a potential acquisition of Overland and other strategic alternatives.

In addition, following the signing of the Share Purchase Agreement on February 20, 2018, Investment Firm B continued to reach out to potential strategic corporate partners and private equity firms as permitted by the Share Purchase Agreement. As of the date hereof, such efforts have not produced any further interest in a strategic transaction with the Company.

On March 2, 2018, Investment Fund A delivered a draft term sheet to the Company for an accounts receivable inventory loan in an amount sufficient to partially payoff the Company’s indebtedness under the Opus Credit Agreement.

Also on March 2, 2018, Investment Firm C sent the Company a draft engagement letter in connection with a potential exchange of the outstanding warrants of the Company for Common Shares (the “warrant exchange”).

Between March 2, 2018 and March 6, 2018, the Company and Investment Fund A negotiated the draft term sheet.

Also between March 2, 2018 and March 6, 2018, Investment Firm C and the Company negotiated the engagement letter.

On March 6, 2018, the Company and Investment Fund A signed the term sheet and have since been in discussions regarding definitive agreements.

Also on March 6, 2018, the Company entered into the engagement letter with Investment Firm C.

Between March 9, 2018 and March 16, 2018, the Company negotiated with certain investors the definitive documentation to effect the warrant exchange.

On March 16, 2018, the Board approved the exchange agreements with respect to the warrant exchange and on the same day the Company entered into such exchange agreements.

On March 19, 2018, the Board held a meeting at which it discussed a potential equity financing of the Company, the status of discussions and negotiations with Opus Bank and FBC regarding the extension of the maturity dates of the Opus Credit Agreement and the FBC Note, respectively and the disengagement of Investment Firm B. At such meeting, the Board unanimously determined to disengage Investment Firm B. Thereafter on March 19, 2018, the Company delivered notice to Investment Firm B that it was disengaged from providing any further services to the Company relating to strategic alternatives.

On March 20, 2018, the warrant exchange was consummated.

In addition, during the month of March, the Company engaged in extensive discussions and negotiations with each of Opus Bank and FBC regarding the potential extension of the maturity dates of the Opus Credit Agreement and the FBC Note, and on March 30, 2018, the Company entered into the Amendments extending the maturity dates of the Opus Credit Agreement and the FBC Note to May 31, 2018.

On or about March 20, 2018, the Company engaged in a process with Investment Firm C regarding a potential equity financing of the Company and, through the date of this proxy statement, had multiple due diligence discussions as well as other discussions and negotiations with Investment Firm C regarding the potential terms of such a transaction. Such discussions and negotiations are continuing as of the date of this Proxy Statement.

While the confidentiality agreements referenced above include, among other things, a restriction on trading in the Company’s securities or acquiring assets of the Company while in possession of material non-public information and a prohibition on entering into discussions, negotiations, arrangements or understandings with or advise or assist any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section l3(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to the foregoing, such confidentiality agreements do not contain any other customary “standstill” restrictions and do not contain any “don’t ask, don’t waive” restrictions.

Special Committee Recommendation

Having undertaken a thorough review of, and carefully considered, information concerning the Share Purchase and the Fairness Opinion and after consulting with independent financial and legal advisors, the Special Committee determined that the Share Purchase is in the best interests of the Company and is fair to the Company and the Shareholders and unanimously recommended that the Board approve the Share Purchase and that the Shareholders vote in favor of the Transaction Resolution.

The Special Committee is of the opinion that the Share Purchase process affords satisfactory procedural fairness to the Company and the Shareholders, insofar as:

•	the Special Committee retained and relied on its own legal advisor and independent financial advisor;

•

the Company has previously conducted a public solicitation process and formal “market check” prior to entering into the Share Purchase Agreement, which, as of the date hereof, has not produced any other acquirers of the Company or Overland Storage or any other relevant alternative transaction;

•

the Company (including in consultation with the Special Committee) conducted arm’s-length negotiations with Purchaser of the key economic terms of the Share Purchase Agreement and oversaw the negotiation of other material terms of the Share Purchase Agreement and the Share Purchase;

•

after negotiations with Purchaser, the Company concluded that the Purchase Price was the highest price that could be obtained from Purchaser and that further negotiation could have caused Purchaser to withdraw its proposal, thereby leaving Shareholders without an opportunity to evaluate and vote in respect of the Share Purchase;

•

the Transaction Resolution must be approved by the affirmative vote of at least (i) 66 2/3% of votes cast by the Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting;

•	Registered Shareholders may, upon compliance with certain conditions and in certain circumstances, exercise Dissent Rights and receive fair value for their Common Shares as determined by a court;

•

the Share Purchase Agreement provides that, prior to the occurrence of the Contingency Termination Event, the Company is not prohibited from engaging in discussions or negotiations with any third party in connection with any alternative transaction to the Share Purchase and following the occurrence of the Contingency Termination Event, provides that the Company is prohibited from soliciting an alternative “acquisition proposal” from a third party or entering into negotiations or discussions regarding an alternative acquisition proposal, subject to certain exceptions; and

•

the Share Purchase Agreement provides that prior to the occurrence of the Contingency Termination Event, the Company is allowed to terminate the Share Purchase Agreement for any reason or for no reason, which would include terminating the Share Purchase Agreement to accept an alternative transaction and that following the occurrence of the Contingency Termination Event and subject to certain limitations, the Share Purchase Agreement permits the Board to make an adverse recommendation to the Shareholders or cause the Company to terminate the Share Purchase Agreement; provided, however, that the Company will be obligated to pay a termination fee in such circumstance. For more information, see “The Share Purchase Agreement—Termination Fee Payable by Sphere 3D.”

Reasons for the Recommendations

In making their determination, the Special Committee considered the terms of the Share Purchase Agreement, as well as other possible strategic alternatives. As part of their evaluation, the Special Committee considered the risks, timing and uncertainties of each of the limited strategic alternatives potentially available to the Company, as well as financial information prepared by the Company’s senior management team. In evaluating the Share Purchase, the Special Committee consulted with an outside financial advisor, outside legal counsel and the Company’s senior management team, and considered a number of factors. These factors included, but were not limited to, the following factors, which the Special Committee viewed as supporting their respective determinations (which factors are not necessarily presented in order of relative importance):

•

Certainty of Value. The Special Committee considered that the Purchase Price to be received by the Company will consist of cash, which provides the Company with flexibility to repay its outstanding obligations under the Opus Credit Agreement and its obligations under the FBC Note, which are scheduled to mature on May 31, 2018. For more information, see “The Share—Purchase Existing Debt” on page 22 of this Proxy Statement. The Special Committee believed that, based upon all of the other factors considered by the Special Committee after discussion with the Company’s management, financial advisor and legal counsel, the Share Purchase represented the best reasonably attainable value for Overland Storage.

•	Market Check. The Company previously conducted a public solicitation process and formal “market check” prior to entering into the Share Purchase Agreement.

•

Risks Related to the Current Debt Situation. The Special Committee considered the obligations of the Company under the Opus Credit Agreement and the FBC Note and the expected maturity dates thereunder. The Special Committee also considered the other liabilities of the Company and Overland Storage, including the MFV Note, which will become due and payable in accordance with its terms as a result of the repayment of the outstanding obligations under the Opus Credit Agreement and the FBC Note. Finally, the Special Committee considered the potential failure for the Company to continue to operate as a going concern if the current debt situation is not positively resolved.

•

Risks Related to Other Alternatives for the Shares of Overland Storage. The Special Committee considered its familiarity with the Company’s business, financial condition, results of operations, intellectual property, marketing prowess, management and competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Special Committee also considered certain strategic alternatives to the Share Purchase, as well as the possibility of not engaging in a transaction at all. The Special Committee also considered the benefits and potential risks, including execution risks, of pursuing other strategic alternatives available to the Company.

•

Ability to Consider Alternative Transactions and to Terminate the Share Purchase Agreement. The Special Committee noted that the Share Purchase Agreement contains provisions only prohibiting the Company from soliciting an alternate “acquisition proposal” from a third party for the shares of Overland Storage or entering into negotiations or discussions regarding an alternative acquisition proposal upon a Contingency Termination Event. In addition, after a Contingency Termination Event, if the Board determines in good faith (after consultation with its financial and legal advisors) that an unsolicited acquisition proposal would involve a transaction more favorable for the Company or its Shareholders from a financial point of view than the transactions contemplated by the Share Purchase Agreement, the Board is permitted to terminate the Share Purchase Agreement and accept the superior acquisition proposal (subject to the payment of the termination fee, as described under the heading “The Share Purchase Agreement—Termination Fee”).

•

Ability to Change Recommendation to Shareholders. The Special Committee noted that, upon the occurrence of a Contingency Termination Event and subject to certain limitations set forth in the Share Purchase Agreement, if the Board determines in good faith, after consultation with its outside legal counsel and in response to an unsolicited, written bona fide acquisition proposal that did not result from a material breach of the Company’s non-solicitation obligations under the Share Purchase Agreement, that such acquisition proposal is a superior proposal and the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Board may make an adverse recommendation change or cause the Company to terminate the Share Purchase Agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the Share Purchase Agreement. The Special Committee also noted that the exercise of this right would give Purchaser the right to terminate the Share Purchase Agreement and require us to pay the termination fee to Purchaser.

•

Termination Fees. The Special Committee considered the termination fee to be paid to Purchaser if the Share Purchase Agreement is terminated after the occurrence of the Contingency Termination Event and under certain circumstances specified in the Share Purchase Agreement. Accordingly, the Special Committee believed that a termination fee of this size for the Share Purchase would not, in and of itself, unduly deter a third party from making a superior proposal or inhibit the Board from evaluating, negotiating and, if appropriate, terminating the Share Purchase Agreement and approving a superior proposal.

•

Remedies Available to the Company and Termination Rights. The Special Committee noted the Company could terminate the Share Purchase Agreement if Purchaser were to breach or fail to perform any of the representations, warranties, covenants or other agreements contained in the Share Purchase Agreement, which breach has prevented or would prevent the satisfaction of certain of the condition to the Closing, and that prior to the Contingency Termination Event, the Company could terminate the Share Purchase Agreement for any reason or for no reason, including terminating the Share Purchase Agreement to accept an alternative transaction.

•

Likelihood of Consummation. The Special Committee considered the likelihood that the Share Purchase would be completed, including its belief that there would not be regulatory impediments to the transaction.

•

Fairness Opinion. The Special Committee considered the Fairness Opinion concluding that, as of the date of such opinion, and based upon and subject to the analysis, assumptions, qualifications and limitations set forth in the Fairness Opinion, that the Purchase Price to be received by the Company pursuant to a near final version of the proposed Share Purchase Agreement is fair, from a financial point of view, to the Company.

•

Ability of the Company to Continue with the Merged Business and SNAP Business. The Special Committee considered the opportunity represented by the current integrated systems market size and the ability of the Company to continue with its converged and hyperconverged infrastructure products and professional services business under its HVE brand, its proprietary virtualization and container software business, and the SNAP network attached storage business.

The Special Committee also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•

Purchase Price May Be Insufficient to Pay Obligations. The Special Committee considered that the Purchase Price may be insufficient to pay off all of the amounts owed by the Company under Opus Credit Agreement, the FBC Note and the MFV Note, and the other liabilities and transaction expenses. It is possible that the net proceeds will not be sufficient to pay all of the above debts, liabilities and expenses or that there will be enough cash or working capital in the Company to fund its continuing operations. Accordingly, the Company may need to raise additional capital through debt or equity financings before, at or around the time of the Closing, failing which the Company may not be able to continue to operate as a going concern. For more information, see “Risk Factors Relating to the Proposal to Approve the Transaction Resolution.”

•

Financing Risk. The risk that Purchaser’s closing condition of the Share Purchase that the Financing be consummated will not be satisfied or that other events arise which would prevent Purchaser from consummating the Share Purchase.

•

Future Growth and Risk Profile. The Special Committee considered the fact that if the transaction is consummated, the Company and its Shareholders will no longer participate in the future growth of Overland Storage, including any growth resulting from efforts already undertaken by the Company related to the continued development of Overland Storage.

•

Ability of the Company to operate without Overland as a stand-alone business. The Special Committee considered that the Company may not have the capacity to operate without its main asset and revenue driver, and the fact that certain key members of the management team of the Company will become employees of Purchaser following closing of the Share Purchase.

•

Risk of Non-Completion. The Special Committee considered the risk that the transaction might not be completed and the effect of the resulting public announcement of termination of the Share Purchase Agreement on:

o

the market price of the Common Shares. In that regard, the market price could be affected by many factors, including (without limitation) (i) the reason or reasons why the Share Purchase Agreement was terminated and whether such termination resulted from factors adversely affecting the Company, and (ii) the possibility that, as a result of the termination of the Share Purchase Agreement, the marketplace would consider the Common Shares to be an unattractive acquisition candidate; and

o	the Company’s ability to attract and retain key personnel.

•

Possible Payment of Termination Fee. The Special Committee considered the termination fee that would be payable by us to Purchaser if the Share Purchase Agreement was to be terminated in certain circumstances. The Special Committee believed that the termination fee was customary and reasonable and would not unduly preclude a third party from making a superior proposal in accordance with the Share Purchase Agreement.

•

Possible Disruption of the Business. The Special Committee considered the possible disruption to the Company and Overland Storage that might result from the announcement of the transaction and the resulting distraction of the attention of the Company management and employees. The Special Committee also considered the fact that the Share Purchase Agreement contains certain customary limitations regarding the operation of Overland Storage during the period between the signing of the Share Purchase Agreement and the completion of the Share Purchase. See “The Share Purchase Agreement—Conduct of the Business prior to Closing.” The Special Committee believed that such limitations were customary for transactions similar to the Share Purchase and appropriately tailored to the specific requirements of the operation of Overland Storage.

The foregoing discussion summarizes the material factors considered by the Special Committee in their consideration of the Share Purchase. In view of the wide variety of factors considered, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors.

Board of Directors Recommendation

After careful consideration, our Board of Directors, upon the unanimous recommendation of the Special Committee and after consulting with its legal advisors, has unanimously (with Eric Kelly recusing himself from the deliberations and voting) determined that the Share Purchase is advisable and is fair to, and in the best interests of, the Company and the Shareholders, and adopted and declared advisable the Share Purchase, authorized the entering into of the Share Purchase Agreement and the performance of the Company of its obligations under the Share Purchase Agreement, and recommended that the Shareholders vote in favor of the Transaction Resolution.

In adopting the Special Committee’s recommendations and concluding that the Share Purchase is advisable and fair to, and in the best interests of, the Company and the Shareholders, the Board consulted with outside advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted the Special Committee’s analysis in its entirety.

Fairness Opinion

Pursuant to an engagement letter, dated February 14, 2017, the Special Committee retained Roth Capital to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the Purchase Price to be received by the Company in the Share Purchase.

On February 19, 2018, Roth Capital rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the Fairness Opinion, the Purchase Price to be received by the Company in connection with the Share Purchase is fair, from a financial point of view, to the Company. The Purchase Price to be received by the Company in connection with the Share Purchase was negotiated between the Company and Purchaser and set forth in the draft Share Purchase Agreement provided to Roth Capital on February 16, 2018.

The full text of the Fairness Opinion, dated February 19, 2018, is attached to this Proxy Statement as Annex D and is incorporated by reference herein. Shareholders are urged to read the entire Fairness Opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth Capital in rendering such opinion. The analysis performed by Roth Capital should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the Purchase Price was fair, from a financial point of view. The Fairness Opinion addresses only the fairness of the Purchase Price to be received by the Company in the Share Purchase, from a financial point of view, as of the date of the opinion, and does not address the merits of the Company’s underlying business decision to proceed with or effect the Share Purchase or the likelihood of consummation of the Share Purchase. Roth Capital expressed no opinion or recommendation to the Special Committee whether the Company should proceed with the Share Purchase. The Fairness Opinion was directed to the Special Committee in connection with its consideration of the Share Purchase and was not intended to be, and does not constitute, a recommendation to any Shareholder as to how such Shareholder should vote with respect to the Share Purchase or any other matter.

In arriving at the Fairness Opinion, Roth Capital:

i)	reviewed the last draft of the Share Purchase Agreement provided to Roth Capital on February 16, 2018;

ii)

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Overland Storage that were furnished to Roth Capital by management of the Company;

iii)	conducted discussions with members of senior management of the Company concerning the matters described in clause (ii) above;

iv)	conducted discussions with members of Investment Firm B and Duff & Phelps Corp. (“Duff & Phelps”) regarding each of their work on behalf of the Company;

v)	reviewed publicly available information relating to the Company and Overland Storage;

vi)	reviewed the financial terms, to the extent publicly available, of certain acquisitions that Roth Capital deemed relevant;

vii)	reviewed the financial terms, to the extent publicly available, of certain public companies that Roth Capital deemed relevant; and

viii)

performed such other analyses, including detailed financial analyses, and considered such other factors as Roth Capital deemed appropriate for the purpose of reviewing the proposed Share Purchase and rendering the Fairness Opinion.

For purposes of rendering the Fairness Opinion, Roth Capital relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Roth Capital or discussed with or reviewed by or for Roth Capital. Roth Capital further assumed that the financial information provided by the Company was prepared on a reasonable basis in accordance with industry practice, and that management of the Company was not aware of any information or facts that would make any information provided to Roth Capital incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the Fairness Opinion, Roth Capital assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of Overland Storage. Roth Capital did not express any opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. In addition, with respect to such financial forecasts provided to and examined by Roth Capital, Roth Capital noted that projecting future results of any company, partnership, venture or asset is inherently subject to uncertainty.

In connection with the Fairness Opinion, Roth Capital assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Roth Capital. The Fairness Opinion did not address any legal, regulatory, tax or accounting issues. In arriving at its conclusion in the Fairness Opinion, Roth Capital assumed that the executed Share Purchase Agreement would be in all material respects identical to the most recent draft of the Share Purchase Agreement reviewed by Roth Capital.

Roth Capital relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Share Purchase Agreement and all related documents and instruments that were referred to therein were true and correct, (ii) each party to the Share Purchase Agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Share Purchase would be consummated pursuant to the terms of the Share Purchase Agreement without any waiver or amendments thereto or delay of any terms or conditions thereof, and (iv) all conditions to the consummation of the Share Purchase would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Roth Capital assumed that in connection with the receipt of all the necessary regulatory or other approvals and consents required for the proposed Share Purchase, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the Company, Overland Storage or the contemplated benefits of the Share Purchase.

In arriving at its conclusion in the Fairness Opinion, Roth Capital did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Overland Storage and was not furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, Roth Capital undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company, Overland Storage or any of their respective affiliates was a party or may be subject, and at the direction of the Special Committee and with its consent, the Fairness Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters (other than to the extent set forth in the Share Purchase Agreement or the financial information provided to Roth Capital by or on behalf of the Company).

The Fairness Opinion was based upon the information available to Roth Capital and facts and circumstances as they existed and were subject to evaluation on the date thereof; events occurring after the date thereof could materially affect the assumptions used in preparing such opinion. Roth Capital did not express any opinion as to the price at which the Company’s common shares may trade following announcement of the Share Purchase or at any future time. Roth Capital did not undertake to reaffirm or revise the Fairness Opinion or otherwise comment upon any events occurring after the date thereof and expressly disclaimed any such obligation to update, revise or reaffirm the Fairness Opinion subsequent to the date thereof.

The Fairness Opinion addressed only the fairness, from a financial point of view and as of the date thereof, of the Purchase Price to be received by the Company in the Share Purchase. The Fairness Opinion did not express any view on any other aspect of the Share Purchase, including, without limitation, the fairness of the Share Purchase to the holders of any class of securities, creditors or other constituencies of the Company. In addition, Roth Capital did not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees of the Company, or any class of such persons, in connection with the Share Purchase. The issuance of the Fairness Opinion was approved by Roth Capital’s fairness opinion committee.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses performed by Roth Capital and reviewed by the Special Committee in connection with the Fairness Opinion and does not purport to be a complete description of the financial analyses performed by Roth Capital. The rendering of an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Roth Capital or of its presentation to the Special Committee on February 19, 2018. The order of analyses described below does not represent the relative importance or weight given to those analyses by Roth Capital. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Roth Capital’s financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Roth Capital’s financial analyses.

In performing its analyses, Roth Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, Overland Storage or any other parties to the Share Purchase Agreement. Roth Capital does not assume any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Selected Publicly Traded Comparable Companies Analysis. In order to assess how the public market values shares of publicly traded companies similar to Overland Storage, Roth Capital reviewed and compared certain financial information relating to Overland Storage with selected companies, which, in the exercise of its professional judgment and based on its knowledge of the industry, Roth Capital deemed similar to Overland Storage. Although none of the selected companies is identical to Overland Storage, Roth Capital selected these companies because they had publicly traded equity securities and were deemed to be similar to Overland Storage in one or more respects, including the nature of their business, size, financial performance, geographic concentration and listing jurisdiction. The selected comparable companies are:

Company	Ticker
FalconStor	FALC
Qualstar	QBAK
Netlist, Inc.	NLST
Quantum	QTM

For Overland Storage and each of the selected companies, Roth Capital calculated and compared various financial multiples and ratios of Overland Storage and the selected comparable companies based on each respective company’s public filings for historical information and third-party research estimates for forecasted information.

In its review of the selected companies, Roth Capital considered, among other things, (i) market capitalizations (computed using closing share prices as of February 16, 2018), (ii) enterprise values (“EV”), (iii) EV as a multiple of reported earnings before interest, tax, depreciation and amortization (“EBITDA”) for the latest twelve-month period (“LTM”) as of September 30, 2017 and estimated EBITDA for calendar years 2017 and 2018, (iv) projected growth rates for calendar years 2016 to 2017 and 2017 to 2018, and (v) LTM gross margins, EBITDA margins and net income margins. This information and the results of these analyses are summarized in the following table:

		Diluted	Share Price	Mkt. Cap	TEV	EV/Revenue			Proj. Growth		LTM Margins (%)
Company	Ticker	Shares	02/16/18	02/16/18	02/16/18	LTM	CY 2017	CY 2018	16-17	17-18	Gross	EBITDA	Net
FalconStor	FALC	44.6	$0.19	$8.2	$6.5	0.2x	NA	NA	NA	NA	75.8	(1.5)	(5.8)
Qualstar	QBAK	2.0	$11.14	$22.7	$18.1	1.9x	NA	NA	NA	NA	33.6	(3.0)	(4.5)
Netlist, Inc.	NLST	70.4	$0.28	$19.5	$28.2	0.8x	0.7x	0.5x	210.2%	30.0%	6.6	(30.3)	(40.2)
Quantum	QTM	34.7	$4.17	$144.6	$262.8	0.5x	0.5x	0.6x	2.2%	(2.9%)	42.2	1.8	(1.8)

MIN	2.0	$0.19	$8.2	$6.5	0.2x	0.5x	0.5x	2.2%	(2.9%)	6.6	(30.3)	(40.2)
25TH PCTL	26.5	$0.25	$16.7	$15.2	0.5x	0.6x	0.5x	54.2%	5.3%	26.8	(9.8)	(14.4)
MEDIAN	39.6	$2.22	$21.1	$23.1	0.7x	0.6x	0.6x	106.2%	13.5%	37.9	(2.2)	(5.1)
75TH PCTL	51.0	$5.91	$53.2	$86.8	1.1x	0.7x	0.6x	158.2%	21.8%	50.6	(0.6)	(3.8)
MAX	70.4	$11.14	$144.6	$262.8	1.9x	0.7x	0.6x	210.2%	30.0%	75.8	1.8	(1.8)

DP&A	$45.0	0.6x	0.7x	0.6x	(2.4%)	7.7%	33.8	12.8	NA

Notes to the table:

1.	Source: Capital IQ. Projected financials based on median analyst estimates.
2.	Enterprise Value = Market Cap + Debt – Cash.

Roth Capital noted that, although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Overland Storage’s business. Accordingly, Roth Capital’s comparison of selected companies to Overland Storage and analyses of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Overland Storage.

Roth Capital noted that the resulting EV to LTM revenue multiple at the Purchase Price was between the twenty-fifth (25th) percentile and the median of the various selected publicly traded comparable company multiples. Roth Capital noted that the resulting EV to 2017 and EV to 2018 revenue multiples at the Purchase Price were at the high end of the various selected publicly traded comparable company multiples.

Selected Precedent Transaction Analysis. Roth Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions, primarily in the data storage, technology hardware, and storage and peripherals systems software spaces, from January 1, 2012 to February 18, 2018 that had publicly available data and that Roth Capital, in the exercise of its professional judgment, determined to be relevant. For each of the selected transactions, Roth Capital calculated and compared the resulting EV in the transaction as a multiple of LTM revenue and LTM EBITDA. Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The selected transactions analyzed are set out in the following table:

Closed Date	Target	Buyer	Transaction Value ($M)	EV/LTM REV	EV/LTM EBITDA	Target Description
11/10/17	ICOS S.p.A.	Computer Gross Italia	$5.3	0.1x	6.4x	Storage solutions
04/24/17	Violin Systems	Soros Fund	$14.5	0.4x	-	Memory based storage systems
11/01/16	Silicon Graphics	Hewlett Packard	$267.9	0.5x	NM	Enterprise class storage hardware
10/05/16	Hutchinson Technology	Headway Technologies	$243.8	1.0x	14.9x	Enterprise class storage hardware
08/10/15	Imation, RDX Product lines	Overland Storage	$6.7	0.5x	-	Storage disk drives
04/01/15	SAMT Co.	Samji Electronics	$182.2	0.2x	-	Flash and disk storage products
01/01/15	Agile Technologies	Majesco	$8.8	1.0x	-	SRAM and disk drives
12/01/14	Overland Storage	Sphere 3D	$69.7	0.7x	-	Enterprise storage solutions
03/31/14	Xyratex	Seagate Technology	$272.2	0.3x	14.1x	Enterprise storage solutions
01/21/14	Tandberg	Overland Storage	$42.4	0.7x	-	Data storage and protection solutions
09/12/13	STEC, Inc.	HGST	$208.5	1.5x	-	Enterprise solid state drives
01/01/13	Proware Technology Corp.	Unifosa	$12.1	0.8x	NM	Drive storage solutions
08/03/12	LaCie SA	Seagate Technology	$89.7	0.3x	3.4x	Network storage products

MIN	$5.3	0.1x	3.4x
25TH PCTL	$12.1	0.3x	5.7x
MEDIAN	$86.4	0.5x	10.3x
75th PCTL	$208.5	0.8x	14.3x
MAX	$272.2	1.5x	14.9x

DP&A	$45.0	0.6x	5.9x

Notes to the table:

1.	Source: Capital IQ and company public filings.
2.	Transactions greater than $500 million were excluded from the analysis and EV/EBITDA multiples greater than 30x are considered not meaningful ("NM").
3.	“DP&A” means the data protection and archive business of Overland Storage being sold by the Company in the Share Purchase.

Roth Capital noted that, although the selected transactions were used for comparison purposes, no business of any selected company was either identical or directly comparable to Overland Storage’s business. Accordingly, Roth Capital’s comparison of selected companies to Overland Storage and analyses of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Overland Storage.

Roth Capital noted that the EV to LTM revenue multiple at the Purchase Price was at the high end of the multiples for the comparable transactions. Roth Capital noted that the EV to LTM EBITDA multiple at the Purchase Price was between the twenty-fifth (25th) percentile and the median of the multiples for the comparable transactions.

Discounted Cash Flow Analysis. Roth Capital performed a discounted cash flow analysis on the DP&A Business of Overland Storage being sold by the Company in the Share Purchase by calculating ranges of the estimated net present value of the unlevered, after-tax free cash flows of the DP&A Business that the Company forecasted to generate from March 1, 2018 through fiscal year 2020. All of the information used in Roth Capital’s analysis was based on publicly available sources and the financial projections provided by the Company’s management. The following table sets forth the free cash flows and implied EV calculations used in Roth Capital’s analysis:

	FY	FY	FY
Cash Flow Projections	2018E	2019E	2020E	DCF Assumptions & Output

Revenue	$74.3	$85.9	$97.0	Discount Rate:	19.0%
EBITDA	$9.8	$12.3	$14.2
				Terminal Growth Rate[3]	3.0%
EBIT	$9.8	$12.3	$14.2	Terminal Cash Flow	$9.0
NOPAT[2]	$7.3	$9.2	$10.6	Terminal Value	$57.8
Capex	($0.2)	($0.2)	($0.2)	PV of Terminal Value	$35.3
(Increase)/Decrease in NWC	($5.0)	($1.5)	($1.4)
				Sum of PV of Cash Flows	$13.6
Unlevered Free Cash Flow	$2.1	$7.5	$9.0	One-time Cost Associated with Achieving Assumptions[5]	($0.8)
PV of Free Cash Flow	$1.6	$5.9	$6.0

End of Year Discount Period:	0.8	1.8	2.8
Mid-Year Discount Period:	0.4	1.3	2.3	Implied EV	$48.1

Notes to the table:

1.	Assumes a valuation date of 03/01/18 and a mid-year discount period.
2.	NOPAT = EBIT x (1-Tax Rate), where Tax Rate = 25% after taking net operating losses into consideration. Federal long-term tax exempt rate of 1.97% gives $0.9M of tax protection in future years.
3.	Average historical GDP growth rate
4.

In order to estimate the pro forma operating results of the DP&A Business, the Company engaged Duff & Phelps to provide a quality of earnings (“QoE”) report. The draft Duff & Phelps QoE report is dated January 15, 2018. Management’s projected financial results were prepared on a consistent basis with these assumptions. These assumptions are stated below:

a.	Excludes the Sphere 3D and V3 Systems businesses
b.	Excludes the HVE/Virtualization business
c.	Excludes any impact on the DP&A Business from the SNAP server product line
d.	Excludes the operating results of services and warranty offerings related to product lines not part of the carve-out
e.	Excludes headcount expense for employees not part of the carve-out
f.	Excludes all stock-based compensation expense
g.	Excludes non-headcount, non-facilities expenses
h.	Excludes facilities expense and related costs
i.	Does not include all other one-time expenses

5.	Based on discussions with management. Includes cost related to employee severance, vacation payout, lease change timing, moving costs and other related expenses.

In performing its discounted cash flow analysis, Roth Capital calculated ranges of the estimated present values of the unlevered, after-tax free cash flows of the DP&A Business that the Company forecasted to generate for partial year 2018 to fiscal year 2020 by applying discount rates ranging from 17.0% to 21.0%, reflecting Roth Capital’s estimates of the weighted-average cost of capital (“WACC”). The WACC was calculated by adding (i) the estimated market value of equity as a percentage of the total market value of Overland Storage’s capital multiplied by Overland Storage’s estimated cost of equity, and (ii) the estimated market value of debt as a percentage of the total market value of Overland Storage’s capital multiplied by Overland Storage’s estimated after-tax market cost of debt. The estimated market value of Overland Storage’s debt and equity were calculated using the average debt to equity ratios of the comparable companies. The estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the betas of comparable companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2015 Valuation Handbook. The estimated cost of debt was provided by management of the Company. The following table sets forth Overland Storage’s WACC calculation:

WACC Calculation
		a)

Beta was found using Capital IQ. Only comparable companies that had a minimum of 60 months of trading history were used. Capital IQ calculates Beta on a monthly basis. ROTH uses mid-year conventions to discount cash flows as ROTH assume that cash flows come in continuously throughout the year. Assume a valuation date of 03/01/18

Step 1 - Calculate Average Portfolio Beta (a)
Calculated Average Portfolio Equity Beta	0.31

Step 2 - Unlever Portfolio Beta (b)
Average Debt-to-Equity Ratio	75.1%
Average Tax Rate	NM	b)	B(u) = B(l) / (1+(1-Tax Rate) x Debt-to-Equity)
Unlevered Average Portfolio Equity Beta	NM
		c)	Assumes debt as of 12/31/18. Further assumes this amount of leverage persists as the Company’s target leverage ratio.
Step 3 - Arrive at DP&A Equity Beta
Unlevered Average Portfolio Equity Beta	NM	d)	Effective tax rate provided by management
DP&A Debt-to-Equity Ratio (c)	75.1%
Effective Tax Rate (d)	25.0%	e)	Source: 10-Year Treasury yield at 02/16/18
DP&A Equity Beta	2.18	f)	Source: 2015 Valuation Handbook; 3-28

Step 4		g)	CAPM Cost Equity Capital Calculation: Risk Free Rate + (Equity Beta x Equity Risk Premium)
Risk Free Rate (e)	2.9%
Equity Risk Premium (f)	7.0%
Levered Equity Beta	2.18	h)	Source: 2015 Valuation Handbook; page 4-10. 10z pctl
Cost of Equity Capital (g)	18.1%	i)	Source: Management
Size Premium (h)	9.5%
DP&A Adjusted Cost of Equity Capital	27.6%	j)	Weighted Average Cost of Capital = (Debt-to-Capital x Cost of Debt x (1-Tax Rate)) + (Equity-to-Capital x Cost of Equity Capital)

Step 5
Debt-to-Capital Ratio	42.9%
Equity-to-Capital Ratio	57.1%
Pre-tax Cost of Debt (j)	10.0%
After-tax Cost of Debt	7.5%
Cost of Equity Capital	27.6%
Weighted Average Cost of Capital (k)	19.0%

Roth Capital used the following companies to calculate the portfolio beta:

•	FalconStor Software, Inc.
•	Qualstar Corporation
•	Netlist, Inc.
•	Quantum Corporation

Roth Capital calculated an EV for the DP&A Business being sold in the Share Purchase by calculating the ranges of estimated terminal value amounts for the DP&A Business by applying a range of terminal growth rates of 2.5% to 3.5% to the estimated terminal cash flow of the DP&A Business being sold in the Share Purchase. The range of terminal revenue multiples utilized in Roth Capital’s discounted cash flow analysis was based on the revenue multiples of precedent transactions. The range of estimated present values of these estimated terminal value amounts was then calculated by applying discount rates ranging from 17.0% to 21.0% . Combining the total present value of the estimated unlevered free cash flows, the present value of the terminal values and one-time estimated costs necessary to achieve the financial projections resulted in the following range of implied EV for the DP&A Business being sold in the Share Purchase:

Terminal Growth Rate	WACC
		17.0%	18.0%	19.0%	20.0%	21.0%
	2.5%	$53.4	$49.9	$46.9	$44.2	$41.8
	2.8%	$54.3	$50.6	$47.5	$44.7	$42.3
	3.0%	$55.1	$51.3	$48.1	$45.2	$42.7
	3.3%	$56.0	$52.1	$48.7	$45.8	$43.2
	3.5%	$56.9	$52.9	$49.4	$46.4	$43.7

Roth Capital noted that the Purchase Price was in the range of the implied EV of the DP&A Business being sold in the Share Purchase based on the discounted cash flow analysis.

General

The description set forth above does not contain a complete description of the analyses performed by Roth Capital, but does summarize the material analyses performed by Roth Capital in rendering the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Roth Capital believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Fairness Opinion. In arriving at its conclusions in the Fairness Opinion, Roth Capital considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Roth Capital made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth Capital’s view of the actual value of Overland Storage.

As described above, the Fairness Opinion was only one of many factors considered by the Special Committee and the Board in making its determination to approve the Share Purchase. Roth Capital was not requested to and did not solicit any expressions of interest from any other parties with respect to any acquisition of the DP&A Business being sold in the Share Purchase or any other business combination with the Company.

The Special Committee engaged Roth Capital based on Roth Capital’s qualifications, experience and reputation and the Company’s past relationship with Roth Capital. Roth Capital is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the two years prior to the date of the Fairness Opinion, Roth Capital provided financing services and financial advisory services to the Company and received $462,500 in fees in connection with such services. Roth Capital may also seek to provide financial advisory and financing services to the Company and its affiliates in the future and would expect to receive fees for the rendering of such services. As part of the financing and financial advisory services previously rendered to the Company, Roth Capital has a right of first refusal on certain future investment banking services, which right it has contractually agreed to waive as a condition to providing the Fairness Opinion to the Special Committee. As of the date of the Fairness Opinion, Roth Capital held 200 Common Shares and warrants to acquire approximately 73,367 Common Shares at $5.00 per share.

In connection with its engagement by the Special Committee, Roth Capital agreed to receive a fee of $225,000 upon the delivery of the Fairness Opinion, which is payable in cash, Common Shares (“Fee Shares”) and Fee Shares, which payment in Fee Shares was contingent upon the public announcement of the Share Purchase. Roth Capital expects to receive additional Common Shares in the event that its disposition of those shares is less than its fees and expenses for providing the Fairness Opinion to the Special Committee. These fees were determined by Roth Capital and proposed to the Special Committee. The Company has agreed to indemnify Roth Capital against certain liabilities and to reimburse $21,355 to Roth Capital for certain expenses in connection with its services. In the ordinary course of business, Roth Capital and its affiliates may acquire, hold or sell, for Roth Capital’s and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Share Purchase, and, accordingly, may at any time hold a long or a short position in such securities.

Post-Closing Business

If the Share Purchase is completed, the Company will receive at the Closing $45.0 million in cash, subject to a working capital adjustment. Following the Share Purchase, our assets and our remaining liabilities will consist solely of the liabilities retained in the Asset Transfer.

Upon completion of the Share Purchase, the Company will continue to sell its converged and hyperconverged infrastructure products and professional services under its HVE brand, its proprietary virtualization and container software. The Company is also retaining the SNAP product family that was originally acquired through its acquisition of Overland Storage in December of 2014. The Snap family consists of significant intellectual property, or IP, and a patent portfolio the Company believes can provide additional value to Shareholders and aligns with the Company’s plans to continue providing integrated systems going forward.

In undergoing its strategic review, the Company determined that the product portfolio had become too broad, for a company with the limited financial resources of Sphere 3D, to properly capitalize on. The Company believes that the sale of Overland Storage (following the Asset Transfer), which constitutes a sale of the DP&A Business, addresses this underlying issue that the Company has struggled with for quite some time.

The Company believes that it will be in a better position to deliver shareholder value through a dedicated focus on the Converged and Hyperconverged segments of the integrated systems market. According to the International Data Corporation, “For the full year 2016, worldwide converged systems market revenues increased 5.8% to $11.3 billion when compared to 2015” and although decreases in this market segment are expected by the Company, the Company believes such decrease is more than offset by the fact that customers are shifting their spending to the other primary market that the Company is focused on, the Hyperconverged Infrastructure, or HCI market. The Company believes that HCI will continue to disrupt the traditional storage and data center markets since it creates substantial value through simplified management, consolidated resources, reduced costs and, it is inherently designed to serve as the foundation of a private cloud. According to Gartner Inc., hyperconverged integrated systems “will be the fastest-growing segment of the overall market for integrated systems, reaching almost $5 billion, which is 24 percent of the market, by 2019.” The Company believes that the total addressable market for its products is more than sufficient to provide it with room for growth. The Company has also taken steps to prepare for the next generation of potential disruption by creating its own reference architecture for open convergence and has a partnership with open convergence pioneer Datrium.

The renewed focus on what the Company historically referred to as its Virtualization business will facilitate the connection of the Company with its Shareholder base and will help deliver a succinct message of who we are, what we do, and why we are better. It will allow us to focus our efforts on establishing a positive culture of success corporately by simplifying our messaging both internally and externally.

Certain of our Shareholders have communicated to us that they have invested in the Company for the potential that many of our technologically advanced solutions promise; and we believe a number of our employees have also joined the Company for the same reason. We believe that the divestiture of a significant portion of our business and assets, while maintaining ownership of these advanced technologies, allows the Company to continue to attract not only new investors but also new talent that can help the Company grow its business in the markets we focus on going forward.

In addition, over the previous 3 years, we believe we have had challenges in dealing with capital market participants, including analysts, which viewed us as a mini-conglomerate. We believe that even if they wished to overlook the fact that we had a product portfolio that required greater financial resources than those available to us, finding comparable companies to draw valuation conclusions was a challenge. As such, we believe we were often valued as a storage company, which historically traded at a lower multiple than our HCI peers. Our sale of the DP&A Business makes us a pure play for those that are looking to invest in Converged or HCI providers and allows for a simpler application of comparable metrics and established mature business modelling for analysts that wish to cover the Company. We view this as potential benefit for our Shareholders.

Upon completion of the Share Purchase, we will retain an intellectual property portfolio consisting of over 30 granted patents and another 30 patents pending associated with the product portfolio that will remain as part of Sphere 3D. These patents encompass many of our core technologies and provide us with confidence that many of our differentiated features within the Converged and HCI products and services we offer our customers are compelling. Our current plan is to continue to build upon our intellectual property portfolio when the opportunities to do so present themselves.

Assuming that the Purchase Price will be sufficient to pay off all of the amounts owed by the Company under the Opus Credit Agreement, the FBC Note and the MFV Note, the sale of our DP&A Business will eliminate the debt for borrowed money on our balance sheet. We believe that capital market participants have perceived us as being in financial difficulty for almost 2 years. With this as the backdrop, we believe the Company has struggled to attract new investors on favorable terms to the Company, which at times has led to financing transactions for the Company with significant associated dilution. In addition, our debt and the requirement to finance and refinance the debt has consumed a significant portion of senior management’s time and effort that would otherwise have been focused on operating the business. In addition to time and effort, our debt levels have meant that we have significant servicing costs for that debt; in fiscal 2017, our interest payments were almost $3.0 million. The Company believes that the proceeds from the sale of the DP&A Business, and subsequent potential elimination of the debt and its servicing costs, is in the best interest of the Company.

In summary, management believes that, following the consummation of the Share Purchase, the Company could benefit from a number of factors including (among others):

•	reduced balance sheet risk through the elimination and/or substantial decrease of its current debt with Opus, FBC Holdings and MFV;

•	a significantly reduced workforce resulting in lower operating expenses and greater flexibility;

•	greater ability to focus on a much smaller segment of the overall IT marketplace;

•	simplified value proposition to customers and partners;

•	more effective marketing with the reduction in the number of product lines to support; and

•	improved valuation metrics through establishing of a new peer set for analysts and investors.

The Company currently intends to focus its efforts on growing its business within the integrated systems marketplace and continue to offer its products through a global network of resellers, as well as direct to customers within certain key accounts.

Upon completion of the Share Purchase, it is expected that Peter Tassiopoulos, the current President of the Company, will assume the role of Chief Executive Officer, Joseph O’Daniel, President of Virtualization and Professional Services, will assume the role of President, and the Company will retain a new Chief Financial Officer with assistance from Kurt L. Kalbfleisch, the current Chief Financial Officer, on a transitional basis.

Financing for the Share Purchase

If Purchaser does not obtain debt and/or equity financing in an amount equal to or greater than the Purchase Price, then the Share Purchase will not be consummated. Purchaser is obligated to use its best efforts to obtain such financing for the purpose of paying the Purchase Price and consummating the Share Purchase.

Interests of Sphere 3D’s Directors and Executive Officers in the Share Purchase

In considering the recommendations of the Board and the Special Committee, Shareholders should be aware that certain of the Company’s directors and executive officers may have interests in the Share Purchase that are different from, or in addition to, those of our Shareholders generally. These interests may create potential conflicts of interest. Our Board was aware that these interests existed when it approved the Share Purchase Agreement and the Share Purchase. Except as described below, such persons have, to the knowledge of Sphere 3D, no material interest in the Share Purchase apart from those of Shareholders generally.

Interests of Certain Sphere 3D’s Directors and Executive Officers in Purchaser

As of the date hereof, Eric Kelly beneficially owns all of Purchaser. It is anticipated that following the date hereof, but prior to the Closing, additional persons and/or entities will invest in equity of Purchaser. Following the Share Purchase, Mr. Kelly will serve as the Chief Executive Officer of Purchaser. It is currently anticipated that Purchaser will offer positions to Kurt L. Kalbfleisch and Jenny Yeh to serve as the Chief Financial Officer of Purchaser and the General Counsel of Purchaser, respectively. Following the Closing, Eric Kelly, Kurt L. Kalbfleisch, and Jenny Yeh will no longer be employed by the Company. As of the date hereof, the compensation arrangements of Mr. Kelly, Mr. Kalbfleisch and Ms. Yeh with Purchaser have not been determined.

Effect on Unvested Equity Awards

If the Share Purchase is completed, the Share Purchase would constitute a “change in control event” (as such term is defined for purposes of the Company’s equity-based awards). Under the terms of the awards granted to our executive officers and non-employee directors (including the provisions for accelerated vesting of the executive officers’ equity awards in certain circumstances under the agreements described below), the equity-based awards granted by the Company to each of our executive officers and non-employee directors, to the extent such awards are outstanding and unvested immediately prior to the Closing, will accelerate and be fully vested upon the Closing. As used herein, “non-employee directors” refers to members of the Board who are not employed by us or any of our subsidiaries. In addition, stock options held by our executive officers would generally remain exercisable for up to one year following the executive’s termination of employment (subject to earlier termination upon the expiration of the maximum term of the option or in connection with a change of control of the Company).

Common Shares and Equity Awards Held by Executive Officers and Directors

The following table sets forth, for each of our executive officers and non-employee directors, the number of the Common Shares currently held by such individual and the number of the Common Shares underlying such individual’s currently outstanding vested and unvested options and restricted stock unit awards (“RSUs”). To the knowledge of the Company, the directors and officers who hold Common Shares intend to vote in favor of the Transaction Resolution. The table also sets forth the values of these shares, stock options and RSUs based on an assumed value of $      per Common Share (calculated as the average closing price for a Common Share over the first 5 business days following the first public announcement of the transaction and, in the case of options, subtracting the applicable per-share exercise price of the option).

	Common	Unvested	Vested	Unvested	Total
Name	Shares	RSUs(1)	Options	Options(1)	Value($)(2)
Eric L. Kelly	51,984	287,500	40,600	–	$748,935.65
Kurt L. Kalbfleisch	23,346	153,332	4,000	–	$389,769.34
Peter Tassiopoulos	4,000	–	4,000	–	$8,824.40
Jenny Yeh	838	142,533	–	–	$316,290.76
Cheemin Bo-Linn	4,495	16,000	–	–	$45,214.02
Vivekanand Mahadevan	9,628	–	111	–	$21,240.33
Duncan J. McEwan	4,495	8,421	–	–	$28,493.99

(1)	As noted above, the then-outstanding and unvested awards held by each executive officer and non-employee director will be fully vested upon the Closing.

(2)

This column reflects the value of each individual’s Common Shares and equity-based awards reported in the table above (based on an assumed value of $2.2061 for each Common Share as described above and, in the case of options, subtracting the applicable per-share exercise price of the option).

No new awards of or with respect to the Common Shares have been granted to any executive officer or non-employee director in contemplation of the Share Purchase, and the Company does not expect that any such new awards will be granted prior to the Closing. Except as set out below, no executive officer or director of the Company will receive any payment (in such capacity) as a result of the Share Purchase, except with respect to Common Shares, options and RSUs beneficially owned by such directors or executive officers, which amounts will be paid on the same terms as all other Shareholders or holders of options or RSUs. If the Share Purchase is completed, the executive officers of the Company will not be entitled to receive any additional compensation solely as a result of the change of control of the Company.

Severance and Change in Control Agreements

The following discussion describes the different contractual arrangements and other rights of our executive officers that could be triggered in connection with a change of control and, with respect to single trigger arrangements, in the event that a termination of the executive’s employment were to occur in connection with a change of control.

The amendments and agreements described below that were effected in December 2017 were approved by the Compensation Committee of the Board following a series of frequent Compensation Committee meetings, Board meetings and informal discussions among Board members beginning with the Board’s August 4, 2017 meeting. At the August 4, 2017 meeting, Mr. Kelly presented data and compensation surveys provided by Equilar, a compensation consultant he had retained on behalf of the Company to provide a recommendation regarding the Company’s executive compensation program, particularly in light of the Company’s ongoing focus on strategic alternatives, and he presented his proposed compensation structure designed to maintain and retain management and employees through a potential transaction and beyond. The members of the Compensation Committee reviewed the Equilar reports and management presentations and deliberated such proposals, both with Mr. Kelly and among themselves thereafter. In late September 2017, the Compensation Committee separately retained Pearl Meyer to act as a compensation consultant to the Compensation Committee, to both review the Equilar data and Mr. Kelly’s proposal and to conduct its own review and analysis of compensation practices of similarly situated companies. In mid-November, after several meetings and deliberations, the Compensation Committee recommended to the Board and the Board approved the compensation arrangements described below, subject to the Board’s review and approval of final documents reflecting such terms. In approving such arrangements, the Compensation Committee and the Board determined them to be within the guidelines provided by Pearl Meyer. Such final documents were then drafted, provided to and reviewed by the Board, and approved by the Board (with Mr. Kelly and Mr. Tassiopoulos abstaining) at a meeting held on December 18, 2017.

The Company currently intends to renegotiate portions of these arrangements to reduce the cash payable under them in an effort to conserve cash of the Company following the Closing.

Eric L. Kelly. The Company has entered into a retention agreement with Mr. Kelly, which was amended and restated in December 2017. Mr. Kelly’s agreement provides that if his employment continues through a change in control of the Company (or if his employment is terminated by the Company without cause or he resigns for good reason (as such terms are defined in the agreement) within 60 days prior to the change in control), he will be entitled to a lump sum payment equal to 150% of the sum of his base salary at the time of the consummation of the change of control or his termination date (whichever is higher) and his annual target bonus. Mr. Kelly will also be entitled to accelerated vesting of his then-outstanding and unvested stock options and other equity-based awards granted by the Company, and he will be permitted to exercise vested stock options for one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the option or upon a change of control. In addition, if his employment is terminated by the Company without cause or he resigns for good reason within the 60 day period before a change in control or any time after the change in control, Mr. Kelly will be entitled to a lump sum payment of (i) an amount equal to the estimated premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (ii) the estimated amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination (reduced by the amount of any payment for COBRA premiums as described in clause (i) above). If any portion of any payment under Mr. Kelly’s retention agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the U.S. Internal Revenue Code if such reduction would result in a greater benefit for Mr. Kelly on an after-tax basis. The consideration payable to Mr. Kelly under the retention agreement is contingent upon him providing us a general release of claims.

Kurt L. Kalbfleisch. The Company has entered into an employment agreement with Mr. Kalbfleisch, which was amended and restated in December 2017. Mr. Kalbfleisch’s agreement provides that if his employment continues through a change in control of the Company (or if his employment is terminated by the Company without cause or he resigns for good reason (as such terms are defined in the agreement) within 60 days prior to the change in control), he will be entitled to a lump sum payment equal to 150% of his base salary then in effect. Mr. Kalbfleisch will also be entitled to accelerated vesting of his then-outstanding and unvested stock options and other equity-based awards granted by the Company, and he will be permitted to exercise vested stock options for one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the option or upon a change of control. In addition, if his employment is terminated by the Company without cause or he resigns for good reason within the 60-day period before a change in control or any time after the change in control, Mr. Kalbfleisch will be entitled to a lump sum payment of (i) an amount equal to the estimated premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination, and (ii) the estimated amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 12 months following his termination (reduced by the amount of any payment for COBRA premiums as described in clause (i) above). If any payment under Mr. Kalbfleisch’s employment agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the U.S. Internal Revenue Code if such reduction would result in a greater benefit for Mr. Kalbfleisch on an after-tax basis. The severance benefits described above are contingent upon Mr. Kalbfleisch providing us with a general release of all claims.

Peter Tassiopoulos. In December 2017, the Board approved certain compensation arrangements for Mr. Tassiopoulos. Pursuant to these arrangements, if Mr. Tassiopoulos’ employment continues through a change in control of the Company (or if his employment is terminated by the Company without cause or he resigns for good reason (as such terms are defined in the agreement) prior to the change in control), he will be entitled to receive a lump sum payment of $360,000, and his outstanding and unvested equity-based awards granted by the Company will fully accelerate. In addition, if at any time his employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to receive an amount equal to the estimated premiums he would be required to pay to continue health insurance coverage under our insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination. The benefits described above are contingent upon Mr. Tassiopoulos providing us with a general release of all claims and the entry into a settlement and release agreement by Mr. Tassiopoulos with respect to his prior bonus and severance arrangements with the Company.

Jenny C. Yeh. We entered into a retention agreement with Ms. Yeh in December 2017 that amended and restated her prior severance agreement with the Company. Under her retention agreement, if Ms. Yeh’s employment continues through a change in control of the Company (or if her employment is terminated by the Company without cause or she resigns for good reason (as such terms are defined in the agreement) prior to the change in control), she will be entitled to receive a lump sum payment in an amount equal to 12 months of her base salary, and her outstanding and unvested equity-based awards granted by the Company will fully accelerate. In addition, if at any time her employment is terminated by the Company without cause or she resigns for good reason, she will be entitled to receive an amount equal to the estimated premiums she would be required to pay to continue health insurance coverage under our insurance plans for herself and her eligible dependents under COBRA for 12 months following the date of her termination. The benefits described above are contingent upon Ms. Yeh providing us with a general release of all claims.

Stay Bonus Agreements. We entered into stay bonus agreements with each of our executive officers and certain other key employees in December 2017. Under these agreements, one-half of the executive’s stay bonus will be payable if the executive remains employed with us through a change in control of the Company, and the other one-half of the stay bonus will be payable if the executive remains employed with us for 3 months after the change in control. If the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the agreement), any portion of the stay bonus that has not previously been paid will be payable on the executive’s termination (regardless of whether a change in control has occurred). The aggregate stay bonus opportunity for each of the executive officers is as follows: Mr. Kelly - $800,000; Mr. Kalbfleisch - $268,000; Mr. Tassiopoulos - $330,000; and Ms. Yeh - $268,000. In each case, payment of the stay bonus is contingent upon the executive providing us with a release of claims.

Sale Bonus Plan. To provide an additional incentive for our executive officers and certain other key employees to achieve a sale of the Company, we adopted a sale bonus plan in 2017 that provides for participants to receive a specified percentage of the net consideration from one or more qualifying transactions. The Share Purchase is not expected to constitute a “qualifying transaction” and therefore no payments under the Sale Bonus Plan will be required to be made in connection with the Share Purchase. For purposes of the plan, a “qualifying transaction” is generally a sale of a majority of the Company’s shares or a sale of any of its assets, and the “net consideration” is generally (1) the total proceeds to be paid to the Company or its Shareholders in the qualifying transaction, less (2) the Company’s net debt at the time of the transaction, less (3) amounts payable by the Company under the stay bonus agreements described above and the Company’s other expenses incurred in the transaction. Upon a qualifying transaction, a bonus pool equal to 20% of the net consideration in the transaction is established, with each participant being entitled to receive his or her specified percentage of the bonus pool (subject to the terms and conditions of the plan). The specified percentage of the bonus pool that is currently allocated to each of the executive officers is as follows: Mr. Kelly - 30%; Mr. Kalbfleisch - 20%; Mr. Tassiopoulos - 20%; and Ms. Yeh - 15%. A participant must be employed with the Company at the time of the qualifying transaction (or have been terminated by the Company without cause or resigned for good reason within the period of 120 days prior to the qualifying transaction) to be eligible for a bonus with respect to the qualifying transaction. If a participant resigns (other than for good reason) or otherwise forfeits his or her interest under the bonus plan, the forfeited interest may be regranted by the Board as one or more new awards under the plan or, to the extent not re-granted before the time of a qualifying transaction, would be reallocated to the other participants on a pro-rata basis. Bonuses under the plan would generally be paid in connection with the closing of the qualifying transaction, but may be subject to any deferred payment arrangement (such as an escrow or earn-out provision) that applies to the consideration paid in the transaction to the Company or its Shareholders.

Shareholder Approval of the Share Purchase

We are organized under the OBCA. Under Section 184(3) of the OBCA, any sale by us of “all or substantially all” of our assets must be authorized by a special resolution passed by the Shareholders. Given the book value and market value of, and revenues and profits generated by the assets being sold pursuant to the Share Purchase, and after taking into account the specific facts and circumstances of the Share Purchase, the Share Purchase may be a sale of “substantially all” of our assets under the OBCA and that a special resolution will be required. The Share Purchase also constitutes a “related party transaction” for the purposes of MI 61-101, and, as such, requires the affirmative vote of a simple majority of the votes cast by the Minority Shareholders present in person or represented by proxy at the Meeting. The text of the Transaction Resolution is attached as Annex B to this Proxy Statement. The Transaction Resolution must be approved by the affirmative vote of the holders of at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting. The Share Purchase Agreement provides that if either our Shareholders fail to approve the Transaction Resolution, the Company or Purchaser may terminate the Share Purchase Agreement. The Share Purchase Agreement also provides that obtaining such approval is a condition to each of the Company and Purchaser being obligated to consummate the transactions contemplated by the Share Purchase Agreement.

Regulatory Approval

Neither Purchaser nor we are aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Share Purchase, except for compliance with the applicable regulations of the SEC, and applicable Canadian securities laws in connection with this Proxy Statement.

Accounting Treatment of the Share Purchase

The Share Purchase is expected to be accounted for as a sale of a business for accounting purposes. At the Closing, any difference between the Purchase Price received by the Company, less transaction expenses, and the book value of the net assets sold will be recognized as a gain or loss for financial reporting purposes.

Expenses of the Share Purchase

The Company estimates that expenses in the aggregate amount of approximately $      will be incurred by the Company in connection with the Share Purchase, including legal, financial advisory, accounting, proxy solicitation, filing fees and costs, the cost of preparing, printing and mailing this Proxy Statement and fees in respect of the Fairness Opinion. Except as otherwise expressly provided in the Share Purchase Agreement, the parties to the Share Purchase Agreement agreed that all out-of-pocket expenses of the parties relating to the Share Purchase Agreement or the transactions contemplated thereby shall be paid by the party incurring such expenses.

Certain Tax Consequences to the Share Purchase and the Asset Transfer

The Share Purchase is not expected to result in the Company recognizing any taxable income for U.S. federal income tax purposes. The Share Purchase is not a Shareholder-level action, and our U.S. and non-U.S. Shareholders, in their capacities as such, are not expected to realize any gain or loss for U.S. federal income tax purposes solely as a result of the Share Purchase.

The Share Purchase will be treated for Canadian income tax purposes as a sale of the Company’s assets in exchange for cash. The Share Purchase is a taxable transaction for the Company for Canadian income tax purposes, and the Company expects that it will realize a capital loss for Canadian income tax purposes in connection with the Share Purchase. The Share Purchase and the Asset Transfer are not Shareholder-level actions, and our Shareholders, in their capacities as such, are not expected to be subject to Canadian income tax solely as a result of the Share Purchase or the Asset Transfer.

Dissent Rights

A Registered Shareholder of the Company is entitled to dissent under Section 185 of the OBCA and to be paid the fair value of such Shareholder’s Common Shares if such Shareholder duly objects to the Transaction Resolution before it becomes effective. The following summarizes the dissent rights provided for by the OBCA and is qualified in its entirety by the provisions of Section 185 of the OBCA.

In addition to any other right that a Shareholder who dissents (a “Dissenting Shareholder”) may have, a Dissenting Shareholder who complies with the dissent procedures of Section 185 of the OBCA is entitled, when the Share Purchase becomes effective, to require the Company to pay such Shareholder the fair value of such Shareholder’s Common Shares, determined as of the close of business on the date before the Transaction Resolution is adopted. A Shareholder wishing to exercise such right must send to the Company, (240 Matheson Blvd. East, Toronto, Ontario, L4Z 1X1) at or before the Special Meeting, a written objection (a “Notice of Dissent”) to the Transaction Resolution with respect to all the Common Shares held by such Shareholder. A vote in person against the Transaction Resolution or the execution or exercise of a proxy to that effect does not constitute a written objection for the purposes of Section 185 of the OBCA.

Within 10 days of the Shareholders adopting the Transaction Resolution, the Company is required to notify in writing each Dissenting Shareholder that the Transaction Resolution has been adopted, unless the Dissenting Shareholder voted in favour of the Transaction Resolution or has withdrawn such Shareholder’s Notice of Dissent. A Dissenting Shareholder shall, within 20 days after such Shareholder receives notice of the adoption of the Transaction Resolution or, if such Shareholder does not receive such notice, within 20 days after such Shareholder learns that the Transaction Resolution has been adopted, send to the Company a written notice (the “Demand for Payment”) containing such Shareholder’s name and address, the number of Common Shares in respect of which such Shareholder dissents and a demand for payment of the fair value of the Common Shares held by such Shareholder. Within 30 days of the sending of such Shareholder’s Demand for Payment, the Dissenting Shareholder must send the certificates, if any, representing the Common Shares in respect of which such Shareholder dissents to the Company or its transfer agent. The Company or its transfer agent will endorse thereon notice that the Shareholder is a Dissenting Shareholder and will then return the share certificates to the Dissenting Shareholder. After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a Shareholder other than the right to be paid the fair value of the Common Shares held by such Shareholder, except where (i) the Dissenting Shareholder withdraws such Shareholder’s Demand for Payment before the Company makes an offer to the Dissenting Shareholder pursuant to the OBCA; (ii) the Company fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws such Shareholder’s Demand for Payment; or (iii) the Transaction Resolution is revoked; in which case such Dissenting Shareholder’s rights as a Shareholder are reinstated as of the date such Dissenting Shareholder sent the Demand for Payment. Not later than 7 days after the later of the effective date of the Share Purchase and the day the Company receives a Demand for Payment, the Company is required to send to each Dissenting Shareholder who has sent a Demand for Payment, a written offer to pay for the Common Shares of the Dissenting Shareholder in an amount considered by the directors of the Company to be the fair value thereof, accompanied by a statement showing how the fair value was determined or, if applicable, a notification that the Company is unable lawfully to pay Dissenting Shareholders for their Common Shares.

Every offer to pay for Common Shares held by Dissenting Shareholders must be on the same terms and is to be paid by the Company within 10 days of the acceptance, but an offer to pay lapses if the Company has not received an acceptance thereof within 30 days of making the offer to pay. If an offer to pay is not made by the Company or if a Dissenting Shareholder does not accept an offer to pay, the Company may within 50 days after the effective date of the Share Purchase or within such further period as the Ontario Superior Court of Justice (Commercial List) may allow, apply to the Court to fix a fair value for the Common Shares of any Dissenting Shareholder. If the Company fails to apply to the Ontario Superior Court of Justice (Commercial List), a Dissenting Shareholder may apply to the Ontario Superior Court of Justice (Commercial List) for the same purpose within a further period of 20 days or within such further period as the Ontario Superior Court of Justice (Commercial List) may allow.

Before making an application to the Ontario Superior Court of Justice (Commercial List), or not later than 7 days after receiving notice of an application to the Ontario Superior Court of Justice (Commercial List) brought by a Dissenting Shareholder, as the case may be, the Company shall give to each Dissenting Shareholder who, at the date upon which the notice is given, (i) has sent to the Company a Demand for Payment and (ii) has not accepted the offer to pay made by the Company, notice of the date, place and consequences of the application and of such Shareholder’s right to appear and be heard in person or by counsel. A similar notice shall be given to each Dissenting Shareholder who, after the date of such first-mentioned notice and before the termination of the proceedings commenced by the application, satisfies the conditions in (i) and (ii) above within 3 days after such Shareholder satisfies such conditions. All Dissenting Shareholders who satisfy the conditions in (i) and (ii) above shall be deemed to be joined in the application on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and such Dissenting Shareholders are bound by the decision rendered by the Ontario Superior Court of Justice (Commercial List) in the proceedings commenced by the application. Upon an application to the Ontario Superior Court of Justice (Commercial List), the Ontario Superior Court of Justice (Commercial List) may determine whether any other person is a Dissenting Shareholder who should be joined as a party, and the Ontario Superior Court of Justice (Commercial List) is to fix a fair value for the Common Shares of all Dissenting Shareholders.

A Shareholder who dissents and elects to receive the fair value of such Shareholder’s Common Shares and who does not accept the offer to pay made by the Company, or if the offer to pay lapses and the Company has not received an acceptance thereof, will be bound to accept the amount determined by the Ontario Superior Court of Justice (Commercial List) to be the fair value of the Common Shares. In addition, in certain circumstances, Dissenting Shareholders may be responsible for certain of the costs of the Ontario Superior Court of Justice (Commercial List) incurred by the Ontario Superior Court of Justice (Commercial List) in the application.

The above is only a summary of the dissenting shareholder provisions of the OBCA, which are technical and complex. It is suggested that any Shareholders wishing to avail themselves of such Shareholders’ rights under those provisions seek such Shareholder’s own legal advice, as failure to comply strictly with the provisions of the OBCA may prejudice such Shareholder’s right of dissent. Dissenting Shareholders should also seek their own tax advice.

A Registered Shareholder may dissent only with respect to all of the Common Shares held by such Shareholder on behalf of any one beneficial owner and registered in the Shareholder’s name. A Shareholder is not entitled to dissent with respect to any Common Shares if the Shareholder votes any of such Common Shares in favor of the Transaction Resolution.

Related Party Transaction Matters

Application of MI 61-101

Sphere 3D is a reporting issuer (or its equivalent) in the provinces of British Columbia, Alberta and Ontario and, accordingly, is subject to applicable securities laws of such jurisdictions. The securities regulatory authorities in the provinces of Ontario and Alberta (and in other Canadian jurisdictions) have adopted MI 61–101 which is intended to regulate certain transactions which raise the potential for conflicts of interest, including issuer bids, insider bids, certain related party transactions and certain business combination, and to ensure equality of treatment among shareholders, and may require enhanced disclosure, approval by a majority of shareholders excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of the transaction by a special committee of independent directors. The requirements of MI 61–101 generally apply to “related party transactions” (as such term is defined in MI 61–101).

The Share Purchase would constitute a related party transaction subject to MI 61–101 for Sphere 3D because Eric Kelly and Purchaser (of which Eric Kelly is a control person) are related parties of the issuer and, pursuant to the Share Purchase, Sphere 3D would sell, transfer or dispose of an asset to Purchaser. Moreover, it is currently anticipated that Purchaser will offer to Kurt L. Kalbfleisch a position at Purchaser to serve as the chief financial officer of Purchaser and will offer to Jenny Yeh a position at Purchaser to serve as the general counsel of Purchaser. As of the date hereof, the compensation arrangements of Mr. Kelly, Mr. Kalbfleisch and Ms. Yeh with Purchaser have not been determined.

Formal Valuation; Financial Hardship

Pursuant to MI 61–101, a formal valuation of the shares of Overland Storage (after taking into account the Asset Transfer in respect of the Merged Business (as defined below)) would be required since the Share Purchase is a “related-party transaction” subject MI 61–101. However, in connection with its recommendation in favor of the Share Purchase and taking into account the Company’s current cash flow and debt situation, including its obligations to repay the Opus Credit Agreement and the FBC Note, both of which are scheduled to mature on May 31, 2018, and the Fairness Opinion and that obtaining a formal valuation would not have been reasonably feasible in the circumstances, the Special Committee concluded that: (i) the Company is in serious financial difficulty; (ii) the Share Purchase is designed to improve the Company’s financial position; and (iii) the terms of the Share Purchase are reasonable for the Company in the circumstances. Accordingly, the Company is relying on the financial hardship exemption from the requirement for a formal valuation contained in MI 61–101. See “The Share Purchase—Fairness Opinion.”

To the knowledge of the directors and executive officers of the Company, after reasonably enquiry, (i) there has been no prior valuation (as defined in MI 61–101) prepared in respect of the Company that relates to the subject matter of, or is otherwise relevant to, the Share Purchase within the 24 months preceding the date hereof, and (ii) except as otherwise disclosed in this Proxy Statement, there has been no bona fide prior offer relating to the subject matter of, or other relevant to, the Share Purchase within the 24 months preceding the hereof.

Minority Approval

MI 61-101 requires that, in addition to any other required security holder approval, a “related-party transaction” be subject to “minority approval” (as defined in MI 61–101) of every class of “affected securities” (as defined in MI 61–101) of the issuer, in each case voting separately as a class. In relation to the Share Purchase, the approval of the Transaction Resolution will require, for the purposes of MI 61–101, the affirmative vote of a simple majority of the votes cast by all Shareholders other than: (i) “interested parties” (as defined in MI 61–101); (ii) any “related party” (as defined in MI 61–101) of an “interested party”, unless the “related party” meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested party” nor “issuer insiders” of the Company; and (iii) any person that is a “joint actor” (as defined in MI 61-101) with any of the foregoing, voting separately as a class (the “Minority Shareholders”).

To the knowledge of the directors and executive officers of Sphere 3D, after reasonable inquiry, the Common Shares held by Eric Kelly and Kurt L. Kalbfleisch, who, collectively, beneficially own or exercise control or direction over an aggregate of 75,331 Common Shares, representing in the aggregate approximately    % of the outstanding Common Shares, will be excluded from the vote of the Minority Shareholders. See “The Share Purchase—Parties to the Share Purchase.”

RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE TRANSACTION RESOLUTION

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated herein by reference and is available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com, and our subsequent filings, along with other information provided to you in this Proxy Statement, in deciding how to vote on the proposal to approve the sale of the shares of Overland Storage to Purchaser pursuant to the terms of the Share Purchase Agreement. The special risk considerations described below are not the only ones facing Sphere 3D. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the market price of our Common Shares may decline, and you may lose all or part of your investment.

The Purchase Price may be insufficient for the Company to pay off its outstanding obligations.

The Purchase Price may be insufficient to pay off all of the amounts owed by the Company under the Opus Credit Agreement, the FBC Note and the MFV Note, and the other liabilities and transaction expenses. It is possible that the net proceeds will not be sufficient to pay all of the above debts, liabilities and expenses or that there will be enough cash or working capital in the Company to fund its continuing operations. Accordingly, the Company may need to raise additional capital through debt or equity financings before, at or around the time of the Closing.

If we fail to complete the Share Purchase, we will be required to seek financing to pay off our existing secured debt, satisfy our other liabilities, pay our transaction expenses and continue our operations as a going concern.

If we do not complete the Share Purchase, we will continue to face challenges and uncertainties in our ability to repay the outstanding obligations due under the Opus Credit Agreement and the FBC Note, which are both scheduled to mature May 31, 2018. See “The Share Purchase—Post-Closing Business” and “The Share Purchase Agreement—Use of Proceeds.” As discussed above, it is possible that the net proceeds will not be sufficient to pay all of the above debts, liabilities and expenses or that there will be enough cash or working capital in the Company to fund its continuing operations. Accordingly, the Company may need to raise additional capital through debt or equity financings before, at or around the time of the Closing, failing which the Company may not be able to continue to operate as a going concern.

Further, if the Share Purchase is not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our Common Share price and results of operations.

The Share Purchase may not be completed or may be delayed if the conditions to the Closing are not satisfied or waived.

The Share Purchase may not be completed or may be delayed because the conditions to the Closing set forth in the Share Purchase Agreement, including approval of the transaction by our Shareholders and the absence of a material adverse effect before the closing, may not be satisfied or waived. If the Share Purchase is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Share Purchase, our relationships with our customers, suppliers and employees may be damaged and our business may be harmed.

Purchaser may not obtain the Financing.

Purchaser’s obligation to consummate and effect the transactions contemplated under the Share Purchase Agreement, including the Share Purchase, is conditioned, among others, on the Financing having been consummated. There is a risk that the Financing may not be available and the Share Purchase will not be completed. See “The Share Purchase Agreement—Agreements of the Parties with respect to the Financing.”

If we fail to complete the Share Purchase, our business may be harmed.

As a result of our announcement of the Share Purchase, third parties may be unwilling to enter into material agreements with respect to Overland Storage. New or existing customers and business partners of Overland may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. If we fail to complete the Share Purchase, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. If we fail to complete the Share Purchase, we will also retain and continue to operate Overland Storage. The resultant potential for loss or disaffection of employees or customers could have a material, negative impact on the value of the shares of Overland Storage.

Whether we complete the Share Purchase or not, we may not have sufficient working capital and may need to seek additional financing.

Whether we complete the Share Purchase or not, we may not have sufficient working capital to continue to operate the Company and as a result, may need to obtain financing to fund the working capital of the Company. If we fail to obtain any such required financing, we may incur difficulties in continuing to operate our business.

Our business may be harmed if the Share Purchase disrupts the operations of our business and prevents us from realizing intended benefits.

The Share Purchase may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•	liquidity constraints;

•	loss of key employees;

•	failure to adjust or implement our business model;

•	additional expenditures required to facilitate the Share Purchase; and

•	the diversion of management’s attention from our day-to-day business.

Failure to complete the Share Purchase may cause the market price for our Common Shares to decline.

If our Shareholders fail to approve the Transaction Resolution, or if the Share Purchase is not completed for any other reason, the market price of our Common Shares may decline due to various potential consequences, including:

•	we may not be able to sell the shares of Overland Storage to another party on terms as favorable to us as the terms of the Share Purchase Agreement;

•	the failure to complete the Share Purchase may create substantial doubt as to our ability to effectively implement our current business strategies; and

•	our costs related to the Share Purchase, such as legal and accounting fees, must be paid even if the Share Purchase is not completed.

Following the completion of the Share Purchase, although we do not believe there is a reasonable likelihood of such an effect, we may fail to satisfy the continued listing standards of The NASDAQ Capital Market and may have to delist our Common Shares.

Even though we currently satisfy the continued listing standards for The NASDAQ Capital Market, and although we do not believe there is a reasonable likelihood of such an effect  following the completion of the Share Purchase, we may fail to satisfy the continued listing standards of The NASDAQ Capital Market. In the event that we are unable to satisfy the continued listing standards of The NASDAQ Capital Market, our Common Shares may be delisted from that market. Any delisting of our Common Shares from The NASDAQ Capital Market could adversely affect:

•	our ability to attract new investors;

•	decrease the liquidity of our outstanding Common Shares;

•	reduce our flexibility to raise additional capital;

•	reduce the price at which our Common Shares trade; and

•	increase the transaction costs inherent in trading such Common Shares with overall negative effects for our Shareholders.

In addition, delisting of our Common Shares could deter broker-dealers from making a market in or otherwise seeking or generating interest in our Common Shares, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our Common Shares and our business, financial condition and results of operations.

We will continue to incur the expenses of complying with public company reporting requirements following the Closing.

After the Share Purchase, we will continue to be required to comply with the applicable reporting requirements of the Exchange Act (as defined below) and applicable Canadian securities laws even though compliance with such reporting requirements is economically burdensome.

If the Share Purchase is not completed, we may explore other potential transactions, but the alternatives may be less favorable to us and there can be no assurance that we will be able to complete an alternative transaction.

If the Share Purchase is not completed, we may explore other potential transactions, including a sale of the shares of Overland Storage to another party on such terms as the Board may approve. The terms of an alternative transaction may be less favorable to us than the terms of the Share Purchase and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

By completing the Share Purchase, we will no longer be engaged in the data protection and archive business.

Overland Storage accounted for approximately 90% of our revenue from continuing operations for the fiscal year ended December 31, 2017. By selling all of the shares of Overland Storage to Purchaser, we will be exiting the data protection and archive business. Upon completion of the Share Purchase, the Company will continue to sell its converged and hyperconverged infrastructure products and professional services under its HVE brand, as well as its proprietary virtualization and container software. The Company will focus its efforts on growing its business within the integrated systems marketplace and continue to offer its products through a global network of distributors and resellers, as well as direct to customers within certain key accounts.

Certain of our executive officers and members of the Board of Directors have interests in the Share Purchase that are different from, or are in addition to, the interests of our Shareholders generally.

Certain of our executive officers and directors have interests in the Share Purchase that are different from, or are in addition to, the interests of the Shareholders generally, including, among others, the payment of certain severance and equity acceleration provisions that would be triggered as a result of the consummation of the Share Purchase. Those severance and equity acceleration provisions were agreed to by the Company prior to the commencement of negotiations with Purchaser. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Share Purchase Agreement and the Share Purchase and making its recommendation that the Company shareholders vote in favor of the Share Purchase. See the section of this proxy statement captioned “The Share Purchase — Interests of Sphere 3D’s Directors and Executive Officers in the Share Purchase” beginning on page 40 of this Proxy Statement for a detailed description of the executive officers’ and directors’ material interests.

The Share Purchase Agreement

The summary of the material terms of the Share Purchase Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is attached as Annex A and which we incorporate by reference into this document. We encourage you to carefully read the Share Purchase Agreement in its entirety.

The Share Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Sphere 3D or Purchaser or any of their respective subsidiaries or affiliates. Such information regarding Sphere 3D can be found elsewhere in the proxy statement and in other public filings Sphere 3D makes with the SEC.

The representations, warranties and covenants contained in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Share Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between parties to the Share Purchase Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Sphere 3D or any of their respective subsidiaries or affiliates.

General

On February 20, 2018, Sphere 3D and Purchaser entered into the Share Purchase Agreement, pursuant to which Sphere 3D has agreed to sell, and Purchaser has agreed to purchase, all of the outstanding shares of Overland Storage for $45.0 million in cash, subject to a working capital adjustment described below. Prior to the Closing, the Company shall cause Overland to transfer to the Company (or a designee thereof) the Unified ConneXions business, the HVE ConneXions, and the SNAP Business. Following the completion of the Share Purchase, Overland Storage will be owned and operated by Purchaser, and Sphere 3D will have no interest in, and receive no income from, Overland Storage.

Closing of the Share Purchase

Unless otherwise mutually agreed by Sphere 3D and Purchaser, the Closing will take place no later than the first business day following the satisfaction or, to the extent permissible, waiver of the conditions set forth in the Share Purchase Agreement and described in the section entitled “The Share Purchase Agreement—Conditions to the Completion of the Share Purchase” beginning on page 58 of this Proxy Statement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions).

As of the date of this Proxy Statement, we expect to complete the Share Purchase in the second quarter of calendar year 2018. However, completion of the Share Purchase is subject to the satisfaction or waiver of the conditions to the completion of the Share Purchase, which are described below, and it is possible that factors outside the control of Sphere 3D or Purchaser could delay the completion of the Share Purchase, or prevent it from being completed at all. There may be a substantial amount of time between the Special Meeting and the completion of the Share Purchase. We expect to complete the Share Purchase promptly following the receipt of all required approvals and satisfaction or waiver of the conditions to the completion of the Share Purchase.

Purchase Price

If the Transaction Resolution is approved by the Shareholders and the other conditions to closing are satisfied or waived, Purchaser will purchase all of the shares of Overland Storage from the Company for a total purchase price of $45.0 million, subject to a working capital adjustment described below.

Post-Closing Purchase Price Adjustment

Prior to Closing, Sphere 3D will deliver a statement of Overland Storage’s estimated net working capital as of the Closing Date. At Closing, the purchase price of $45.0 million will be increased by the amount that the working capital estimate exceeds $4.0 million or decreased by the amount that $4.0 million exceeds the working capital estimate. The cash purchase price as so adjusted, will then be paid to Sphere 3D by Purchaser.

Within 30 days after Closing Date, Purchaser will prepare and deliver to Sphere 3D a statement of the final working capital of Overland Storage as of the Closing. Sphere 3D will have 30 days to review the proposed final working capital statement. If Sphere 3D objects to any of the items set forth on such statement, the parties will have 30 days to negotiate in good faith to resolve their disputes. If the parties cannot resolve all of their disagreements, such disagreements will be resolved by a nationally recognized independent account firm mutually and reasonably acceptable to both parties.

If the closing working capital, as finally determined, is greater than the estimated working capital amount provided prior to the Closing, Purchaser will pay Sphere 3D the amount of such excess. If the closing working capital, as finally determined, is less than the estimated working capital amount provided prior to the Closing, Sphere 3D will pay Purchaser the amount of such deficit (the “Shortfall Payment”). However, if making the Shortfall Payment would result in Sphere 3D’s working capital being less than $2.0 million, then the Shortfall Payment will be reduced (but to no less than zero) such that Sphere 3D’s working capital equals $2.0 million immediately after the Shortfall Payment.

Use of Proceeds

If the Share Purchase is completed, Sphere 3D will receive the Purchase Price, as adjusted by the working capital adjustment. The net proceeds from the Share Purchase will be used to repay Sphere 3D’s outstanding obligations under the Opus Credit Agreement and its outstanding obligations under the FBC Note. Sphere 3D will also use the net proceeds to pay transaction expenses associated with the Share Purchase. In addition, following the Share Purchase, it is expected that other liabilities, including the MFV Note, will be repaid. It is possible that the net proceeds from the Share Purchase will not be sufficient to pay all of the above debts, liabilities and expenses or that there will be enough cash or working capital in the Company to fund its continuing operations. Accordingly, the Company may need to raise additional capital through debt or equity financings before, at or around the time of the Closing.

Representations and Warranties

Sphere 3D’s and Overland Storage’s representations and warranties to Purchaser in the Share Purchase Agreement relate to, among other things:

•	the organization, good standing and qualification of Overland Storage and its subsidiaries;

•	the capital structure of Overland Storage and its subsidiaries;

•

the power and authority of Overland Storage to execute, deliver and perform its obligations under the Share Purchase Agreement and to consummate the transactions contemplated by the Share Purchase Agreement;

•	no breach of organizational documents of, laws applicable to, or other agreements by, Overland Storage as a result of the execution and delivery, or performance, of the Share Purchase Agreement;

•

no consent, approval, order or authorization of, or registration, declaration or failing with any governmental entity or listing exchange is required to be obtained or made by Overland Storage as a result of the execution and delivery, or performance, of the Share Purchase Agreement;

•	the financial statements of Overland Storage and its subsidiaries;

•

with respect to Overland Storage only, public filings required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Canadian securities laws and the accuracy of the information contained in those documents;

•	the absence of certain changes or events with respect to Overland Storage and its subsidiaries;

•	the payment of taxes, the filing of tax returns and other tax matters related to Overland Storage and its subsidiaries;

•	ownership of or rights with respect to certain intellectual property of Overland Storage and its subsidiaries;

•	confidentiality obligations with respect to certain intellectual property of Overland Storage and its subsidiaries;

•	compliance with certain intellectual property licenses used by Overland Storage and its subsidiaries;

•	sufficiency Overland Storage and its subsidiaries assets to operate its business as currently conducted;

•	compliance by Overland Storage and its subsidiaries with certain laws, orders and permits;

•	the absence of certain material actions, suits, investigations or proceedings against Overland Storage or otherwise related to the business of Overland Storage;

•	brokers’ and finders’ fees and other expenses payable by Overland Storage;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of Overland Storage;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	labor matters related to Overland Storage;

•	the ownership by Overland Storage and each of its subsidiaries of its property and assets;

•	compliance with certain environmental laws by Overland Storage and its subsidiaries and other environmental matters;

•	certain material contracts of Overland Storage;

•	interested party transactions related to Overland Storage and its subsidiaries;

•	insurance matters of Overland Storage and its subsidiaries; and

•	acknowledgment that Overland Storage makes no additional representations or warranties.

Sphere 3D’s representations and warranties to Purchaser in the Share Purchase Agreement relate to, among other things:

•	the organization, good standing and qualification of Sphere 3D;

•	the power and authority of Sphere 3D to execute, deliver and perform its obligations under the Share Purchase Agreement and to consummate the transactions contemplated by the Share Purchase Agreement;

•	a fairness opinion with respect to the Share Purchase;

•	the Special Committee’s recommendation with respect to the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement;

•	the Board of Director’s recommendation with respect to the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement;

•	no breach of organizational documents of, laws applicable to, or other agreements by, Sphere 3D as a result of the Share Purchase;

•

no consent, approval, order or authorization of, or registration, declaration or failing with any governmental entity or listing exchange is required to be obtained or made by Sphere 3D as a result of the execution and delivery, or performance, of the Share Purchase Agreement;

•	the absence of certain material actions, suits, investigations or proceedings against Sphere 3D;

•	the ownership by Sphere 3D of the shares of Overland Storage;

•	the accuracy of information included in this Proxy Statement and accompanying management information circular; and

•	acknowledgment that Sphere 3D makes no additional representations or warranties.

Purchaser’s representations and warranties to the Company and to Overland Storage in the Share Purchase Agreement relate to, among other things:

•	the organization, good standing and qualification of Purchaser;

•	the power and authority to execute, deliver and perform the Share Purchase Agreement and to consummate the transactions contemplated by the Share Purchase Agreement;

•	no breach of organizational documents of, laws applicable to, or other agreements by, Purchaser as a result of the execution and delivery, or performance, of the Share Purchase Agreement;

•

no consent, approval, order or authorization of, or registration, declaration or failing with any governmental entity or listing exchange is required to be obtained or made by Purchaser as a result of the executed and delivery, or performance, of the Share Purchase Agreement;

•	the absence of certain material actions, suits, investigations or proceedings against Purchaser;

•	the solvency of Purchaser;

•

reliance on Purchaser’s own independent investigation, analysis and evaluation of Overland Storage, including its capital stock, in making the decision to enter into the Share Purchase Agreement and the to consummate the transactions contemplated thereby; and

•	the accuracy of information included in this Proxy Statement.

For purposes of the Share Purchase Agreement and as used herein, “Contingency Termination Event” means the occurrence of each of the following: (i) the execution of legally binding Commitments by the Financing Sources and Purchaser, which will be delivered to Sphere 3D and will be in a form reasonably acceptable to Sphere 3D, (ii) the execution and delivery by Purchaser to Sphere 3D of a written irrevocable waiver in a form reasonably acceptable to Sphere 3D pursuant to which Purchaser shall irrevocably waive the condition to closing requiring the consummation of the Financing, and (iii) an executed certificate delivered to Sphere 3D by Purchaser, making certain representations regarding the Commitments.

For purposes of the Share Purchase Agreement and as used herein, the “Commitments” means fully executed commitment letters and related term sheets with debt and/or equity financing sources, pursuant to which the financing sources therein (the “Financing Sources”) have committed, subject to the terms thereof, to lend or provide equity financing to Purchaser in an amount sufficient to pay the Purchase Price.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the Share Purchase Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a material adverse effect). For purposes of the Share Purchase Agreement, a “material adverse effect” means any event, change, effect or circumstance that (i) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the properties, assets, business, operations, results of operations or financial condition of Overland Storage’s general business as a whole or (ii) would prevent or materially alter or delay Sphere 3D’s or Overland Storage’s ability to consummate the Share Purchase; provided, however, that in determining whether a Material Adverse Effect has occurred, the following are excluded for any event, change, effect, circumstance or development relating to or arising in connection with:

•	any action required to be taken or prohibited from being taken pursuant to the terms and conditions of the Share Purchase Agreement or at the request of Purchaser;

•

changes affecting the industry in which Overland Storage’s business operates generally or the economy of the United States or any foreign market where Overland Storage’s business has sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on Overland Storage’s business);

•

changes attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country;

•	hostilities, acts of war or terrorism or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof or any acts of God or comparable events;

•	changes in generally accepted accounting principles (“GAAP”) or legal requirements;

•	the failure of Overland Storage to meet any financial or other projections for any period ending after the date of the Share Purchase Agreement; or

•

changes or effects, to the extent attributable to the announcement or pendency of the transactions contemplated by the Share Purchase Agreement (including any disruption in, or termination or modification of, supplier, distributor, partner or similar relationships or loss of employees).

Conduct of the Business Prior to Closing

Sphere 3D and Overland Storage have agreed to certain covenants in the Share Purchase Agreement restricting the conduct of Overland Storage’s business between the date of the Share Purchase Agreement and the Closing Date. In general, except as otherwise expressly contemplated by the Share Purchase Agreement or with the written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), Overland Storage will (and Sphere 3D will cause Overland Storage and its subsidiaries to) (i) conduct its business in the usual, regular and ordinary course, in substantially the same manner as theretofore conducted and in material compliance with all the applicable legal requirements, (ii) pay its debts and taxes when due, pay or perform its other material obligations when due, and (iii) use commercially reasonable efforts to preserve intact the presented business organization of Overland Storage.

In addition, Sphere 3D and Overland Storage have agreed to certain restrictions between the date of the Share Purchase Agreement and the Closing Date in which Overland Storage agrees not to (and Sphere 3D will cause Overland Storage and its subsidiaries not to), among other things and with certain exceptions:

•	amend its certificate of incorporation or bylaws;

•	adopt a plan of complete or partial liquidation or dissolution;

•	declare, set aside or pay any dividends on or make any other distributions with respect of its capital stock or share capital;

•

split, combine or reclassify any of its capital stock or share capital, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares its capital stock or share capital;

•

issue, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or share capital, or any securities convertible into shares of its capital stock or share capital, subscriptions, rights, warrants or options to acquire any shares of its capital stock or share capital, or any securities convertible into shares of its capital stock or share capital, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

•

acquire or agree to acquire, by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person (as defined below) or division thereof, or otherwise acquire or agree to acquire any assets which are material to Overland Storage’s business;

•

sell, lease, exclusively license, encumber or otherwise dispose of any properties or assets material to Overland Storage’s business, except for licenses of products or services of Overland Storage in the ordinary course of business;

•

make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business in accordance with written policies of Overland Storage, which policies have been disclosed to Purchaser prior to the execution and delivery of the Share Purchase Agreement;

•	make any material changes in its methods or principles of accounting, except as required by GAAP;

•	except in certain permitted instances, hire or engage any Person;

•

incur any indebtedness, or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Overland Storage; or

•	take any action that would cause certain changes, events or conditions with respect to Overland Storage and its subsidiaries.

For purposes of the Share Purchase Agreement and as used herein, “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, member, partner, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

Board Obligation to Call a Shareholders Meeting

Sphere 3D has agreed under the Share Purchase Agreement to cause a meeting of its Shareholders to be duly called and held as soon as reasonably practicable following the clearance of this Proxy Statement by the SEC to approve and adopt the Share Purchase Agreement, including the Share Purchase and the other transactions contemplated thereby.

Agreements of the Parties with Respect to the Financing

In connection with the Share Purchase and pursuant to the Share Purchase Agreement, Purchaser has agreed to use best efforts to arrange the Financing.

Pursuant to the Share Purchase Agreement, prior to the Closing, Sphere 3D has agreed to cause Overland Storage and its subsidiaries to, and to use its commercially reasonable best efforts to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sphere 3D, Overland Storage or any of their respective subsidiaries, including:

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	using commercially reasonable best efforts to facilitate the pledging of collateral;

•

providing reasonable assistance with Purchaser’s preparation of customary materials for bank information memoranda and similar customary marketing documents required to be delivered in connection with arranging the Financing; and

•

furnishing Purchaser and its Financing Sources as promptly as reasonably practicable with such financial and other pertinent information regarding Overland Storage and its subsidiaries as may be reasonably requested by Purchaser, including using commercially reasonable efforts to, to the extent requested by Purchaser, provide customary and reasonably required “know your customer” information at least 2 business days prior to the Closing.

In connection with the Share Purchase and pursuant to the Share Purchase Agreement, prior to the Closing, Purchaser must use its best efforts to arrange the Financing as promptly as practicable (but no later than the Closing Date), including using best efforts to:

•	negotiate and finalize the Financing Documents;

•	satisfy on a timely basis all conditions applicable to Purchaser (or its affiliates) in such Financing Documents;

•	comply with its and their obligations under any Financing Documents and consummate the Financing no later than the Closing Date; and

•	enforce its and their rights under the Financing Documents.

In the event that all conditions to the Financing Documents have been satisfied in Purchaser’s good faith judgment, Purchaser has agreed use its best efforts to cause the lenders and the other persons providing such Financing to fund the Financing by the Closing Date.

Sphere 3D is also required to prepare and deliver to Purchaser promptly after the Closing certain unaudited financial statements as of December 31, 2017 of Overland Storage (exclusive of the Merged Business and SNAP Business).

Non-Solicitation Covenant

From and after the occurrence of the Contingency Termination Event and until the earlier of the (i) termination of the Share Purchase Agreement in accordance with its terms and (ii) the Closing, Sphere 3D has agreed that neither Sphere 3D nor any of its subsidiaries will, nor will Sphere 3D or any of its subsidiaries authorize or knowingly permit any of the directors of Sphere 3D, the senior executive officers of Sphere 3D, or any investment bankers, attorneys, accountants or other advisors retained by Sphere 3D or its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•

enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to Sphere 3D or any of its subsidiaries to, any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal; or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal.

Such restrictions do not apply prior to a Contingency Termination Event.

Subject to certain exceptions and the occurrence of the Contingency Termination Event, the Share Purchase Agreement provides that the Board of Directors may not fail to make, and may not withdraw, withhold, qualify or modify or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Purchaser, the recommendation of the Board of Directors with respect to the Share Purchase Agreement or approve, endorse, or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal.

Sphere 3D has also agreed that, upon the Contingency Termination Event, it will immediately cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal and terminate access to any third party or its representatives to all information (including any confidential information), properties, facilities and books and records with respect to Sphere 3D and its subsidiaries.

Notwithstanding the restrictions described above, and subject to certain limitations discussed below, if at any time after the Contingency Termination Event, but prior to obtaining the Shareholder Approval, Sphere 3D or any of its representatives receives an unsolicited written, bona fide Acquisition Proposal from any third party that did not result from any material breach of the Company’s non-solicitation obligations and the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, then Sphere 3D or its representatives may, in accordance with the terms of the Share Purchase Agreement:

•	engage in negotiations or discussions with such third party and its representatives related to such written Acquisition Proposal; and

•

furnish to such third party or its representatives non-public information and access relating to Sphere 3D or any of its subsidiaries pursuant to a confidentiality agreement; provided, that, prior to or substantially concurrently with the furnishing of such information, Sphere 3D will make available to Purchaser any material non-public information relating to Sphere 3D or its subsidiaries that is made available to such third party and that was not previously made available to Purchaser.

Following the occurrence of the Contingency Termination Event, Sphere 3D has agreed to promptly, and in no event later than 48 hours after receipt of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an Acquisition Proposal, notify Purchaser orally and in writing of the receipt of any Acquisition Proposal and identify the third party making, and the material terms and conditions of, any such Acquisition Proposal. Sphere 3D has agreed to keep Purchaser reasonably informed promptly, and in no event later than 48 hours, after any material developments, discussions or negotiations regarding any Acquisition Proposal and will provide to Purchaser promptly, and in no event later than 48 hours, after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to Sphere 3D or any of its subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

For purposes of the Share Purchase Agreement, “Acquisition Proposal” means, other than the transactions contemplated by the Share Purchase Agreement, any offer or proposal of any arm’s length third party relating to (i) any acquisition or purchase, direct or indirect, of assets (including securities of any subsidiary of Sphere 3D) equal to 50.1% or more of the consolidated assets of Sphere 3D and its subsidiaries or of Overland Storage and its subsidiaries or to which 50.1% or more of the consolidated revenues or earnings of Sphere 3D and its subsidiaries or Overland Storage and its subsidiaries are attributable (any such assets, a “Material Segment”) or 50.1% or more of any class of equity or voting securities of the Sphere 3D, Overland Storage or of any of their respective subsidiaries whose assets, individually or in the aggregate, constitute a Material Segment, (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 50.1% or more of any class of equity or voting securities of Sphere 3D, or (iii) a merger, amalgamation, consolidation, arrangement, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving Sphere 3D, Overland Storage, or any of their respective subsidiaries whose assets, individually or in the aggregate, constitute a Material Segment; provided, however, that in no event shall any issuance of any securities of Sphere 3D not to exceed 50.1% of the outstanding Common Shares for capital raising purposes constitute an “Acquisition Proposal”.

For purposes of the Share Purchase Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Common Shares or at least a majority of the consolidated assets of Sphere 3D and its subsidiaries or Overland Storage and its subsidiaries that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all financial, legal, regulatory and other aspects of the proposal), is more favorable to Shareholders (other than Eric Kelly) from a financial point of view than the Share Purchase (taking into account any written proposal by Purchaser to amend the terms of the Share Purchase Agreement pursuant to certain terms thereof).

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the Share Purchase Agreement, the Board of Directors has agreed that following the Contingency Termination Event it will not (i) fail to make or withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Purchaser, the recommendation that the Shareholders approve and adopt the Transaction Resolution or (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal (the actions described in clauses (i) and (ii) above being referred to as a “Change of Recommendation”).

Notwithstanding the foregoing, at any time after the Contingency Termination Event, but prior to the Shareholder Approval, if the Board of Directors determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a material breach of the obligations generally described above in the section entitled “The Share Purchase Agreement—Non-Solicitation Covenant” beginning on page 56 of this Proxy Statement that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, then the Board of Directors may:

•	make a Change of Recommendation; or

•	enter into a definitive agreement with respect to such Superior Proposal and cause the Company to terminate the Share Purchase Agreement concurrently with entering into such definitive agreement;

provided that prior to taking any such action:

•

Sphere 3D promptly notifies Purchaser in writing, at least 5 business days before taking such action, of the determination of the Board of Directors that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making such Superior Proposal; provided that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, Sphere 3D must extend the 3 business day period for an additional 2 business days after notification of such material revision or material amendment to Purchaser;

•

during the applicable period described in the previous bullet (the “Takeover Notice Period”), Sphere 3D considers in good faith and discusses with Purchaser (if Purchaser desires to discuss) any adjustments or modifications to the terms of the Share Purchase Agreement proposed by Purchaser; and

•

at the end of the Takeover Notice Period, the Board of Directors makes the determination in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal continues to be a Superior Proposal if any adjustments or modifications to the terms of the Share Purchase Agreement proposed in writing by Purchaser were to be given effect.

Conditions to the Completion of the Share Purchase

The obligations of Sphere 3D, Overland Storage and Purchaser to consummate and effect the transactions contemplated under the Share Purchase Agreement, including the Share Purchase, are subject to the satisfaction at or prior to the Closing Date of the following conditions:

•

the absence of any statute, rule, regulation, executive order, decree, injunction or other order by a governmental entity of competent jurisdiction which is in effect and has the effect of making any of the transactions contemplated by the Share Purchase Agreement illegal;

•	the Asset Transfer has been consummated; and

•

the approval and adoption of the Transaction Resolution by the affirmative vote of the holders of at least (i) 66 2/3% of the votes cast by Shareholders represented in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by the Minority Shareholders represented in person or by proxy at the Special Meeting.

For purposes of the Share Purchase Agreement and as used herein, “Asset Transfer” means the transfer by Sphere 3D or one or more of its subsidiaries (including Overland Storage), and the assumption by Sphere 3D or any subsidiary of Sphere 3D (other than Overland Storage or any of its subsidiaries), of the Merged Business and the SNAP Business.

For purposes of the Share Purchase Agreement and as used herein, “Merged Business” means the businesses of Unified ConneXions, Inc. (“UCX”) and HVE ConneXions, LLC (“HVE”), each as conducted immediately prior to the merger of UCX and HVE into Overland Storage, and as such businesses are currently conducted, including the provision of information technology consulting services and hardware solutions around cloud computing, data storage and server virtualization to corporate, government, and educational institutions.

For purposes of the Share Purchase Agreement and as used herein, “SNAP Business” means the SNAP network attached storage business and its related intellectual property.

The obligations of Sphere 3D to consummate and effect the transactions contemplated under the Share Purchase Agreement, including the Share Purchase, are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sphere 3D:

•

(i) each of the representations and warranties of Purchaser (other than certain representations with respect to corporate existence, authorization and solvency) contained in the Share Purchase Agreement that are qualified by a “Purchaser Material Adverse Effect” (as defined below) are true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Purchaser (other than certain representations with respect to corporate existence, authorization and solvency) contained in the Share Purchase Agreement that are not qualified by a Purchaser Material Adverse Effect are true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) except where the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect, and (iii) certain representations with respect to corporate existence, authorization and solvency of Purchaser are true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date);

•

the performance and compliance by Purchaser in all material respects with all obligations and covenants required by the Share Purchase Agreement to be performed or complied with by it on or prior to the Closing Date; and

•

absence of any claim, suit, action or proceeding pending against Purchaser, Sphere 3D or Overland Storage by any governmental entity resulting in the making of the transactions contemplated under the Share Purchase Agreement illegal.

For purposes of the Share Purchase Agreement and as used herein, “Purchaser Material Adverse Effect” means an action, event, effect or circumstance taken by, or caused to be taken by, Purchaser that would prevent or delay the Closing or prevent or delay or materially impair the ability of Purchaser to satisfy the conditions to the obligations of the Company pursuant to the Share Purchase Agreement or to timely consummate the Share Purchase, including making the cash payment as consideration for the Share Purchase.

The obligations of Purchaser to consummate and effect the transactions contemplated under the Share Purchase Agreement, including the Share Purchase, are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

•

(i) each of Sphere 3D and Overland Storage’s representations and warranties (other than certain representations with respect to corporate existence, capitalization, authorization of both Overland Storage and Sphere 3D and title and ownership of Overland Storage’s shares) contained in the Share Purchase Agreement that are qualified by a Material Adverse Effect are true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Sphere 3D and Overland Storage (other than certain representations with respect to corporate existence, capitalization, authorization of both Overland Storage and Sphere 3D and title and ownership of Overland Storage’s shares) contained in the Share Purchase Agreement that are not qualified by a Material Adverse Effect are true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), disregarding for these purposes any references to “material” or similar materiality qualifiers therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect on Overland Storage, (iii) certain representations and warranties of Sphere 3D and Overland Storage with respect to corporate existence and power and corporate authorization of Sphere 3D and Overland Storage are true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) and (iv) the representations and warranties of Sphere 3D and Overland Storage with respect to the capitalization of Overland Storage and title and ownership of Overland Storage’s shares shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) except for inaccuracies that individually or in the aggregate are de minimis;

•

the performance and compliance by Sphere 3D and Overland Storage in all material respects with all obligations and covenants required by the Share Purchase Agreement to be performed or complied with by them at or prior to the Closing Date, and Purchaser’s receipt of a certificate of such effect signed on behalf of Overland Storage by an authorized officer of Sphere 3D;

•

absence of any claim, suit, action or proceeding pending against Purchaser, Sphere 3D or Overland Storage by any governmental entity resulting in the making of the transactions contemplated under the Share Purchase Agreement illegal;

•	the absence of a Material Adverse Effect;

•

the delivery by Sphere 3D to Purchaser of certificates representing all of the shares of Overland Storage (if and to the extent certificated), accompanied by share transfer instruments duly executed; and

•	the Financing has been consummated.

Termination of the Share Purchase Agreement

Mutual Termination Right

The Share Purchase Agreement may be terminated and abandoned at any time prior to the Closing Date by the mutual written agreement of Sphere 3D and Purchaser.

Termination Rights Exercisable by Either Sphere 3D or Purchaser

The Share Purchase Agreement may also be terminated by either Sphere 3D or Purchaser if:

•

the Share Purchase has not occurred on or before the End Date; provided, however, that this termination right will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Share Purchase to occur on or before the End Date and such action or failure to act constitutes a breach of the Share Purchase Agreement (the “End Date Termination Right”); or

•

a governmental entity of competent jurisdiction has issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase.

Sphere 3D Termination Rights

Sphere 3D may also terminate the Share Purchase Agreement:

•

if Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements under the Share Purchase Agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the Share Purchase and such breach cannot be cured by the End Date; provided, that, the other party shall have given the breaching party 30-days’ written notice prior to such termination stating such other party’s intent to terminate the Share Purchase Agreement and the basis therefor; provided that this termination right shall not be available to Sphere 3D if Sphere 3D is then in breach of any representation, warranty, covenant or other agreements that would give rise to a failure of certain of the conditions to the consummation of the Share Purchase set forth in the Share Purchase Agreement;

•	for any reason or for no reason prior to the Contingency Termination Event (the “Sphere 3D Withdrawal Right”);

•

after the occurrence of the Contingency Event Termination, but prior to the Shareholder Approval, if, substantially concurrently with such termination, Sphere 3D (i) enters into an alternative acquisition agreement that constitutes a Superior Proposal, and (ii) pays to Purchaser a termination fee (the “Superior Proposal Termination Right”); or

•

if, after the occurrence of a Contingency Termination Event, (i) Sphere 3D and Overland Storage’s conditions to consummate and effect the Share Purchase and the other transactions contemplated by the Share Purchase Agreement have been satisfied or waived, (ii) Sphere 3D has confirmed by written notice to Purchaser that all of Purchaser’s conditions to consummate and effect the Share Purchase and the other transactions contemplated by the Share Purchase Agreement have been satisfied or waived and (iii) the Share Purchase and the other transactions contemplated by the Share Purchase Agreement have not been consummated within 2 business days after the delivery of such notice.

Purchaser Termination Rights

Purchaser may also terminate the Share Purchase Agreement:

•

if Sphere 3D or Overland has breached or failed to perform respect any of its representations, warranties, covenants or other agreements under the Share Purchase Agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the Share Purchase and such breach cannot be cured by the End Date; provided, that, the other party shall have given the breaching party 30-days’ written notice prior to such termination stating such other party’s intent to terminate the Share Purchase Agreement and the basis therefor; provided that this termination right shall not be available to Purchaser if Purchaser is then in breach of any representation, warranty, covenant or other agreements that would give rise to a failure of certain of the conditions to the consummation of the Share Purchase set forth in the Share Purchase Agreement ( the “Sphere 3D Breach Termination Right”); or

•	after the occurrence of the Contingency Termination Event, if the Board of Directors has affected a Change of Recommendation (the “Change of Recommendation Termination Right”).

Termination Fee Payable by Sphere 3D

Sphere 3D has agreed that, after the occurrence of the Contingency Termination Event, it will pay to Purchaser a termination fee (the “Termination Fee”) equal to the lesser of (i) $1.0 million and (ii) the aggregate of the amount of Purchaser’s reasonable and documented out-of-pocket fees and expenses relating to the evaluation, negotiation and execution of the Share Purchase Agreement and the amount that Purchaser is obligated to pay or reimburse to the Financing Sources pursuant to the Commitments in the following circumstances:

•	if the Share Purchase Agreement is terminated by Purchaser pursuant to the Change of Recommendation Termination Right;

•	if the Share Purchase Agreement is terminated by Sphere 3D pursuant to the Superior Proposal Termination Right; or

•

if (i) after the date of the Share Purchase Agreement, any “qualifying transaction” is publicly made or announced and not withdrawn on or prior to the date that is 2 business days before the date of the Special Meeting, (ii) thereafter (x) the Share Purchase Agreement is terminated by Sphere 3D or Purchaser pursuant to the End Date Termination Right or (y) the Share Purchase Agreement is terminated by Purchaser pursuant to the Sphere 3D Breach Termination Right, and (iii) concurrently with or within 6 months of the termination of the Share Purchase Agreement Sphere 3D enters into a definitive agreement for such qualifying transaction that is thereafter consummated.

In no event will Sphere 3D be obligated to pay the Termination Fee on more than one occasion or at any time prior to a Contingency Termination Event. Further, should Sphere 3D be obligated to pay the Expense Reimbursement discussed below, in no event will it ever have to pay the Termination Fee.

Expense Reimbursement

In the event the Share Purchase Agreement is terminated by Sphere 3D pursuant to the Sphere 3D Withdrawal Right (and not pursuant to any other termination rights set forth in the Share Purchase Agreement), Sphere 3D has agreed to reimburse Purchaser for its reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and performance of the Share Purchase Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). However, the amount of the Expense Reimbursement will not exceed $350,000 plus any such expenses owed to Cooley LLP, legal counsel to Purchaser. In no event will Sphere 3D be obligated to pay the Expense Reimbursement on more than one occasion. Further, should Sphere 3D be obligated to pay the Termination Fee, in no event will it ever have to pay the Expense Reimbursement.

Indemnification

Subject to certain limitations, Sphere 3D has agreed to indemnify Purchaser and its affiliates (including, after the Closing, Overland Storage and its subsidiaries) and each of their respective officers, directors, shareholders, managers, members, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) for any Losses (as defined below) suffered or incurred by them that result from or arise out of:

•

any breach or inaccuracy of any representation or warranty made by Sphere 3D or Overland Storage in the Share Purchase Agreement (a “Representation and Warranty Breach”); provided, however, for purposes of determining the amount of any indemnifiable Losses with respect to a Representation and Warranty Breach, such representation or warranty will be read without regard to any materiality or knowledge qualifier contained therein, but that such representation or warranty shall be read with regard to materiality and knowledge qualifiers in determining whether there has been a breach or inaccuracy of any such representation or warranty; and

•	any breach of non-fulfillment of any covenant, agreement or obligation of Overland Storage (at or prior to the Closing) or Sphere 3D under the Share Purchase Agreement (a “Covenant Breach”).

The representations and warranties contained or made pursuant to the Share Purchase Agreement terminate 12 months following the Closing Date. The covenants, agreements and obligations of the parties to be performed after the Closing survive the Closing until such covenants are performed.

Sphere 3D’s maximum aggregate obligation to indemnify the Purchaser Indemnified Parties for indemnifiable Losses resulting from or arising out of Representation and Warranty Breaches will not exceed $4.5 million (the “General Indemnity Cap”) in the aggregate. However, Sphere 3D will not be liable to the Purchaser Indemnified Parties for any Losses resulting from or arising out of Representation and Warranty Breaches until the aggregate amount of all Losses in respect of the such indemnification claims exceed $25,000 (the “Threshold Amount”). Once the Threshold Amount is met, Sphere 3D will be liable for all indemnifiable Losses from the first dollar of such Losses.

However, the General Indemnity Cap will not apply with respect to any claim arising from (i) a breach or inaccuracy of any Fundamental Representation (as defined below), (ii) fraud or (iii) a Covenant Breach. Instead, such indemnifiable losses resulting from or arising out of such claims will be capped at the Purchase Price rather than the General Indemnity Cap. Further, the Threshold Amount limitation will not apply to Covenant Breaches and, as such, Sphere 3D may be liable to the Purchaser Indemnified Parties for any Losses resulting from or arising out of a Covenant Breach from the first dollar up to and including the Purchase Price.

For purposes of the Agreement “Losses” means any and all damages, losses, charges, liabilities, proceedings, diminution in value, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees); provided, however, that Losses do not include any indirect, special, consequential or punitive damages, lost profits, or damages or other Losses based on any multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or based on any other financial metric (whether trailing, forward or otherwise), except to the extent actually awarded to a third party in a third party claim.

As used herein, “Fundamental Representation” includes those representations and warranties of Sphere 3D and Overland Storage regarding organization, standing and power, organizational documents, subsidiaries, capital structure, authority, due execution, non-contravention and consents, as set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and 3.5 of the Share Purchase Agreement.

Specific Performance; Exclusive Remedy

The Share Purchase Agreement provides that the parties may seek to compel the other party to specifically perform its obligations under Share Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.

The Share Purchase Agreement also provides that upon any termination of the Share Purchase Agreement under which circumstances the Expense Reimbursement is payable or the Termination Fee is payable and such Expense Reimbursement or Termination Fee is paid in full, Purchaser will be precluded from any other remedy against Sphere 3D or Overland Storage, and Purchaser may not seek to obtain any other recovery or damages of any kind in connection with the Share Purchase Agreement or transactions contemplated thereby.

Further, the Share Purchase Agreement provides that, should the Closing occur, the indemnification obligations described above will be the sole and exclusive remedy thereafter of the Purchaser Indemnification Parties with respect to any and all claims relating the Share Purchase Agreement and the transaction contemplated therein.

Fees and Expenses

Except with respect to the Expense Reimbursement and otherwise set forth in the Share Purchase Agreement, all fees and expenses incurred in connection with the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement generally will be paid by the party incurring such expenses whether or not the Share Purchase is consummated.

Sphere 3D estimates that expenses in the aggregate amount of approximately $ will be incurred by Sphere 3D in connection with the Share Purchase, including legal, financial advisory, accounting, proxy solicitation, filing fees and costs, the cost of preparing, printing and mailing this Proxy Statement and fees in respect of the Fairness Opinion. Except as otherwise expressly provided in the Share Purchase Agreement, the parties to the Share Purchase Agreement agreed that all out-of-pocket expenses of the parties relating to the Share Purchase Agreement or the transactions contemplated thereby will be paid by the party incurring such expenses.

Amendments, Waivers

Subject to applicable legal requirements, the parties may amend or waive any provision of the Share Purchase Agreement if such amendment or waiver is in writing and signed by both Purchaser and Sphere 3D.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the Share Purchase Agreement is governed by California law, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of California. Each party agreed to irrevocably submit to the exclusive jurisdiction of the Superior Courts of the State of California, Santa Clara County and the United States District Court in Santa Clara, California, for the purposes of any suit, action or other proceeding arising out of the Share Purchase Agreement, the other agreements contemplated by the Share Purchase Agreement or the transactions contemplated thereby. Each of party agreed to commence any action, suit or proceeding relating to the Share Purchase Agreement in the United States District Court in Santa Clara, California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Santa Clara County. Each party further irrevocably waived any right such party may have to a trial by jury with respect to any action, suit or proceeding arising out of or relating to the Share Purchase Agreement or the transactions contemplated by the Share Purchase Agreement.

THE NAME CHANGE

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interests of the Company to change its name to “HVE ConneXions, Inc.” Following the completion of the Share Purchase, the Company will continue to sell its converged and hyperconverged infrastructure products and professional services under its HVE brand. The Company will have a dedicated focus on the Converged and Hyperconverged segment of the integrated systems market. Consequently, the Board of Directors believes “HVE ConneXions, Inc.” is a more descriptive and fitting name for the Company going forward.

The Board of Directors unanimously recommends that you vote “FOR” the passing, with or without variation, of the Name Change Resolution, as provided below.

“BE IT RESOLVED as a special resolution that:

1.	the Company is hereby authorized to amend its articles to change the Company’s name to “HVE ConneXions, Inc.”;

2.	the articles of the Company be amended to reflect the foregoing;

3.

any officer or director of the Company is hereby authorized and directed from time to time for and on behalf of the Company to execute all such other documents and to do all such other acts as in such officer’s or director’s discretion may be necessary or desirable to give effect to the foregoing including, without limitation, the delivery of articles of amendment in the prescribed form to the Director appointed under the Business Corporations Act (Ontario); and

4.

notwithstanding the foregoing, the directors of the Company may, without further approval of the shareholders of the Company, revoke this special resolution at any time before the certificate of amendment to be issued by such Director upon receipt of such articles of amendment becomes effective.”

OTHER INFORMATION

Previous Purchases and Sales

On August 11, 2017, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company issued (i) 600,000 Common Shares, of which 395,000 Common Shares were issued to related parties, and (ii) warrants for the purchase of up to 600,000 Common Shares, of which 395,000 warrants were issued to related parties, in a private placement in exchange for a cash payment of $3.0 million. The purchase price was $5.00 per Common Share and warrant to purchase one Common Share, and the exercise price of the warrants is $5.25 per warrant share. The warrants are subject to certain anti-dilution adjustments through December 2017.

On July 11, 2017, the Company entered into amended and restated warrant agreements with certain holders of warrants previously issued in March 2016 (the “Amended March 2016 Warrant”) and between December 2016 and March 2017 (the “Amended March 2017 Warrants” and together with the Amended March 2016 Warrant, the “Amended and Restated Warrants”). Pursuant to the amended and restated warrant agreements, the Company issued an aggregate of 1,617,917 Common Shares, of which 1,315,385 Common Shares were issued to related parties, in exchange for the cancellation of such warrants. Immediately after the exchange, the amended and restated warrant agreements became null and void.

On March 24, 2017, the Company entered into a securities purchase agreement with certain investors party thereto, pursuant to which the Company issued to the investors, in the aggregate, 818,180 of the Company’s Common Shares for gross proceeds of $4.5 million. The securities purchase agreement also provided for the concurrent private placement of warrants exercisable to purchase up to 818,180 Common Shares. Each warrant had an exercise price of $7.50 per warrant share. The warrants were exercisable for 5 years from the date of the effective date of the offering. If at any time while the warrants were outstanding, we sold or granted options to purchase, reprice or otherwise issue any Common Shares or securities convertible into Common Shares at a price less than $7.50, then the exercise price for the warrants would be reduced to such price, provided that the exercise price would not be reduced to below $0.10, and the number of Common Shares issuable under the warrants would be increased such that, after taking into account the decrease in the exercise price, the aggregate exercise price under the warrants would remain the same. MFV, a related party, participated in the offering by acquiring 181,818 Common Shares and warrants to purchase 181,818 Common Shares. In August 2017, the Company issued additional Common Shares, which triggered a price adjustment for the warrants from $7.50 to $5.00 and the Company issued, in the aggregate, additional warrants exercisable to purchase up to 433,638 Common Shares, of which MFV received 90,909 warrants exercisable to purchase Common Shares. On March 16, 2018, the Company entered into substantially similar exchange agreements with certain investors (the “Exchange Agreements”) pursuant to which the Company agreed to issue up to 1,430,998 Common Shares in a privately negotiated exchange under Section 4(a)(2) of the Securities Act of 1933, as amended, in exchange for the surrender and cancellation of previously outstanding warrants for the purchase of up to 1,300,910 Common Shares (the “Exchange”), issued pursuant to that certain Purchase Agreement, dated as of March 24, 2017, by and among the Company and certain investors. Pursuant to the Exchange Agreements, the warrants were automatically terminated and cancelled in full and rendered null and void as a result of the Exchange.

Between December 30, 2016 and March 16, 2017, the Company completed a private placement and issued a total of 725,599 “Units” at a purchase price of $7.50 per Unit. Each Unit consisted of one Common Share and one warrant from each of two series of warrants. The Company received gross proceeds of $5.4 million in connection with the sale of the Units. The first series of warrants is exercisable to purchase 725,599 Common Shares in the aggregate, and the second series of warrants is exercisable for 725,599 Common Shares in the aggregate.

Market Price of Common Shares

On December 28, 2012, our Common Shares commenced trading on the TSX Venture Exchange under the symbol “ANY”. On July 8, 2014, our Common Shares commenced trading on the NASDAQ Global Market under the symbol “ANY”. On December 10, 2014, we voluntarily delisted our Common Shares from the TSXV. On February 1, 2017, our Common Shares commenced trading on the NASDAQ Capital Market in connection with our application to transfer our Common Shares from the NASDAQ Global Market. The closing price per Common Share on February 20, 2018, the last trading day on the NASDAQ Capital Market before the public announcement of the Share Purchase was $2.34. The prices indicated in the tables below reflect adjustments for the consolidation of our Common Shares (also known as reverse stock split) on a 1-for-25 basis as at July 11, 2017.

	NASDAQ (USD$)(1)
Annual Highs and Lows	High	Low
Fiscal 2016	49.25	5.00
Fiscal 2017	9.25	1.91

	NASDAQ (USD$)
Quarterly Highs and Lows for Fiscal 2016, 2017 and 2018	High	Low
First Quarter Fiscal 2016	49.25	28.75
Second Quarter Fiscal 2016	33.50	17.70
Third Quarter Fiscal 2016	23.00	11.28
Fourth Quarter Fiscal 2016	21.00	5.00
First Quarter Fiscal 2017	9.26	5.34
Second Quarter Fiscal 2017	6.41	2.80
Third Quarter Fiscal 2017	5.30	2.21
Fourth Quarter Fiscal 2017	3.05	1.91
First Quarter Fiscal 2018	2.95	0.95

	NASDAQ (USD$)		Trading
Monthly Highs and Lows	High	Low	Volume
April 2017	5.43	4.50	40,113,400
May 2017	5.72	3.09	59,956,900
June 2017	6.41	2.80	209,395,500
July 2017	5.10	2.97	36,001,500
August 2017	5.30	3.55	2,593,600
September 2017	4.56	2.21	3,047,200
October 2017	2.89	2.23	15,974,100
November 2017	3.05	2.48	6,411,500
December 2017	2.48	1.91	6,315,000
January 2018	2.95	2.26	4,564,701
February 2018	2.36	2.17	9,020,300
March 2018	2.34	0.95	15,450,700
April 2018 (through )

Dividend Policy

The Company has not paid a dividend with respect to its shares during the 2 years preceding the date of this Proxy Statement. The Company does not intend to declare a dividend nor does it intend to alter its dividend policy. There are no restrictions on the Company’s ability to pay dividends other than those restrictions set forth under the OBCA and as provided in the Opus Credit Agreement and the FBC Note, both of which prohibit the payment of dividends at any time during which the loans thereunder remain outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table provides certain information regarding beneficial ownership of our Common Shares by each Shareholder known by us to be the beneficial owner of more than 5% of our outstanding Common Shares as of           , 2018, except as otherwise noted in the footnotes to the table.

		Number of
	Type of Ownership	Shares	Beneficial
Name of Beneficial Owner	(direct, indirect)	Common Shares(1)	Ownership(2)
5% or More Shareholders:
MF Ventures, LLC	Direct	2,294,569	(3)%
Cyrus Capital Partners, L.P. managed funds and affiliates	Direct	1,121,607	(4)%

(1)	These amounts include Common Shares, which could be acquired upon exercise of outstanding convertible securities within 60 days.

(2)	Based on Common Shares outstanding on , 2018.

(3)

Information was obtained from MFV pursuant to a Schedule 13D/A filed March 30, 2018. MFV owns or controls, directly or indirectly, an aggregate of 1,994,569 Common Shares, and has the right to acquire an additional 300,000 Common Shares upon exercise of certain convertible securities. The 1,994,569  Common Shares currently held by MFV, in addition to the 300,000 Common Shares that can be acquired upon exercise of certain convertible securities (for a total of 2,294,569 Common Shares), represent approximately    % of all issued and outstanding Common Shares as at the Record Date, calculated on a partially diluted basis assuming the exercise of the convertible securities beneficially owned by MFV only.

(4)

Information was obtained from Cyrus Capital Partners, L.P. pursuant to a Schedule 13D/A filed April 3, 2018. Certain funds and affiliates managed by Cyrus, directly and indirectly own these shares (the “Cyrus Group”). The Cyrus Group owns or controls, directly or indirectly, an aggregate of 754,940 Common Shares, and has the right to acquire an additional 366,667 Common Shares upon exercise of certain convertible securities. The 754,940 Common Shares currently held by the Cyrus Group, in addition to the 366,667 Common Shares that can be acquired upon exercise of certain convertible securities (for a total of 1,121,607 Common Shares), represent approximately % of all issued and outstanding Common Shares as at the Record Date, calculated on a partially diluted basis assuming the exercise of the convertible securities beneficially owned by the Cyrus Group. The Cyrus Group is comprised of Cyrus Capital Partners, L.P., a Delaware limited partnership, (“Cyrus”), Crescent 1, L.P., a Delaware limited partnership (“Crescent”), CRS Master Fund, L.P., a Cayman Islands exempted limited partnership, (“CRS”), Cyrus Opportunities Master Fund II, Ltd., a Cayman Islands exempted limited company, (“Cyrus Opportunities”), Cyrus Select Opportunities Master Fund, Ltd., a Cayman Islands exempted limited company, (“Cyrus Select”), Cyrus Capital Partners GP, L.L.C., a Delaware limited partnership, (“Cyrus GP”), Cyrus Capital Advisors, L.L.C., a Delaware limited liability company, (“Cyrus Advisors”), and Mr. Stephen C. Freidheim. Each of Crescent, CRS, Cyrus Opportunities and Cyrus Select, or collectively the Cyrus Funds, are private investment funds engaged in the business of acquiring, holding and disposing of investments in various companies. Cyrus is the investment manager of each of the Cyrus Funds. Cyrus GP is the general partner of Cyrus. Cyrus Advisors is the general partner of Crescent and CRS. Mr. Freidheim is the managing member of Cyrus GP and Cyrus Advisors and is the Chief Investment Officer of Cyrus. Crescent, CRS, Cyrus Opportunities, Cyrus Select and Mr. Freidheim have entered into an investment management agreement with Cyrus giving Cyrus full voting and disposition power over the Common Shares held by the Cyrus Group.

The following table sets forth each director and officer and the number of Common Shares beneficially owned or controlled, directly or indirectly, by them or over which control or direction is exercised, as of the Record Date.

			Number of
Name of Directors and		Type of Ownership	Shares	Beneficial
Officers	Position	(direct, indirect)	Common Shares	Ownership
Cheemin Bo-Linn	Director	Direct	4,495%
Eric Kelly	Chief Executive Officer, Director, and Chairman	Direct	51,985%
Vivekanand Mahadevan	Lead Independent Director	Direct	9,628%
Duncan J. McEwan	Director	Direct	4,495%
Peter Tassiopoulos	President, Director and Vice Chairman	Direct	4,000%
Kurt L. Kalbfleisch	Chief Financial Officer	Direct	23,346%
Jenny Yeh	Senior Vice President and General Counsel	Direct	838%

Previous Distributions

No dividends or distributions in the last 5 years have been made by Overland Storage.

Commitments to Acquire Securities of the Company

Except as otherwise described in this Proxy Statement, neither the Company nor its directors and executive officers or, to the knowledge of the directors and executive officers of Sphere 3D, any of their respective associates or affiliates, any other insiders of Sphere 3D or their respective associates or affiliates or any person acting jointly or in concert with Sphere 3D has made any agreement, commitment or understanding to acquire securities of Sphere 3D.

Interest of Informed Persons in Material Transactions

Except as otherwise disclosed in this Proxy Statement, neither the Company, nor any director or officer of the Company, nor any Shareholder beneficially owning or exercising control over 10% or more of the voting securities, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any one of them, has or has had, at any time since the commencement of the Company’s last completed financial year, any material interest, direct or indirect, in any transaction or proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

Material Changes in the Affairs of the Company

Except as described in this Proxy Statement, the directors and executive officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company.

Other Matters

At this time, we know of no other matters to be submitted to our Shareholders at the Special Meeting. If any other matters properly come before the Special Meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, your Common Shares will be voted in accordance with the discretion of the persons named on the enclosed form of proxy.

Where You Can Find More Information; Documents Incorporated by Reference

The Company is subject to the reporting requirements of the Exchange Act. Prior to January 1, 2018, the Company was subject to the informational requirements of the Exchange Act applicable to foreign private issuers. In accordance with those requirements, we filed reports, including annual reports on Form 20-F, with the SEC containing financial statements audited by an independent accounting firm. We also furnished or filed with the SEC Reports of Foreign Private Issuer on Form 6-K and other information with the SEC as required by the Exchange Act. Effective as of January 1, 2018, we are subject to the informational requirements of the Exchange Act applicable to U.S. domestic issuers and, in accordance with the Exchange Act, we will file our annual and interim reports on Forms 10-K, 10-Q, and 8-K. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Company’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov.

The SEC allows the Company to “incorporate by reference” the information we file with the SEC into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except that information that we file later with the SEC will automatically update and supersede this information. This Proxy Statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K (File No. 001-36532) filed with the SEC on March 21, 2018.

We also incorporate by reference into this proxy statement additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this Proxy Statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information regarding the Company is provided in the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year. Shareholders may contact the Company at 240 Matheson Blvd. East, Mississauga, ON L4Z 1X1 to request copies of the Company’s financial statements and management’s discussion and analysis.

Any material change report (except confidential material change reports) filed by the Company with applicable securities commissions or similar authorities in Canada under the Company’s issuer profile on SEDAR at www.sedar.com from the date of this Proxy Statement until the date of the special meeting is also incorporated by reference herein.

You may obtain copies, without charge, of documents incorporated by reference in this Proxy Statement, by requesting them in writing or by telephone from us as follows:

Sphere 3D Corp.
240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
Attention: Investor Relations
(800) 729-8725

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED , 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Approval by the Directors

The Board of Directors has approved the content and delivery of this Proxy Statement.

By order of the Board of Directors,

KURT L. KALBFLEISCH
Dated: , 2018	Secretary

Annex A: Share Purchase Agreement

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among:

SILICON VALLEY TECHNOLOGY PARTNERS LLC
a Delaware limited liability company;

SPHERE 3D CORP.
an Ontario corporation

and

OVERLAND STORAGE, INC.
a California corporation
_________________________________

Dated as of February 20, 2018

_________________________________

CONFIDENTIAL

i

CONFIDENTIAL

TABLE OF CONTENTS
(continued)

CONFIDENTIAL

TABLE OF CONTENTS
(continued)

CONFIDENTIAL

Exhibits

Exhibit A	FIRPTA Notice

Exhibit B	FIRPTA Letter

Exhibit C	Example Closing Working Capital

Exhibit D	Financing Representations

SHARE PURCHASE AGREEMENT

            THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of February 20, 2018, by and among SILICON VALLEY TECHNOLOGY PARTNERS LLC, a Delaware limited liability company (“Purchaser”); OVERLAND STORAGE, INC., a California corporation (the “Acquired Company”), and SPHERE 3D CORP., an Ontario corporation (“Seller”).

RECITALS

            WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Acquired Company (the entirety of such issued and outstanding capital stock for the Acquired Company, the “Shares”);

            WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares; and

            WHEREAS, for purposes of this Agreement, capitalized terms herein have the meanings provided herein, including the meanings set forth in Section 10.12.

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE SHARE PURCHASE

            1.1        Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Shares, free and clear from all Liens, in consideration for payment of the Purchase Price (the “Share Purchase”).

            1.2        Closing. The consummation of the transactions contemplated by this Agreement and the other transactions that are required to be consummated concurrently therewith (such concurrent transactions, together with the Share Purchase, the “Contemplated Transactions,” and the time at which the Contemplated Transactions occur, the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California, 94065, at 10:00 a.m. (Pacific Time) on a date to be designated by Purchaser, which shall be no later than the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other place, time or date as Purchaser and Seller may jointly designate in writing (including through electronic exchange of signatures). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

            1.3        Purchase Price.

                          (a)        For purposes of this Agreement, the “Purchase Price” shall mean an amount of cash equal to (a) $45,000,000, less (b) the amount, if any, by which Closing Working Capital is less than Target Working Capital, plus (c) the amount, if any, by which Closing Working Capital is greater than Target Working Capital. At the Closing, Purchaser shall pay the Estimated Purchase Price to Seller in immediately available funds to an account or accounts designated in writing by Seller.

                          (b)        No later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a consolidated balance sheet of the Acquired Company as of the Closing Date (the “Estimated Closing Statement”), including the Company’s good faith estimates of the Closing Working Capital, together with a calculation of the Purchase Price (the “Estimated Purchase Price”). The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 1.3(h).

                          (c)        Purchaser shall cause to be prepared and, as soon as practical, but in no event later than thirty (30) days after the Closing Date, shall cause to be delivered to Seller, a statement (the “Closing Statement”) containing the actual amount of Closing Working Capital, together with a calculation of the Purchase Price based on such amount. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 1.3(h). Purchaser shall, and shall cause the Acquired Company and its auditors to, make available to Seller and its auditors all records and work papers used in preparing the Closing Statement.

                          (d)        If Seller disagrees in whole or in part with the Closing Statement, then, within thirty (30) days after its receipt of the Closing Statement, Seller shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. Any Notice of Disagreement shall include a copy of Purchaser’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by Seller’s calculation of each of the Disputed Line Items and Seller’s revised Closing Statement setting forth its determination of the Estimated Purchase Price and any component thereof. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that Seller does not provide a Notice of Disagreement within such thirty (30)-day period, Seller shall be deemed to have accepted in full the Closing Statement as prepared by Purchaser, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 p.m. California time on such thirtieth (30th) day. In the event any Notice of Disagreement is properly and timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such thirty (30)-day period, Purchaser and Seller shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Purchase Price and Disputed Line Items and the officers and other employees of the other party, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Line Items. All Disputed Line Items agreed to during such thirty (30)-day period shall be final, conclusive and binding on the parties hereto and not subject to further appeal. If, at the end of such period, Purchaser and Seller are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to a nationally recognized independent accounting firm mutually and reasonably acceptable to Purchaser and Seller (the “Accounting Firm”). Purchaser and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 1.3(d), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable whether the Purchase Price as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party, and that the Accounting Firm is only to consider matters still in dispute between Purchaser and Seller. Purchaser, the Acquired Company and Seller shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the parties and shall be based solely on the terms of this Agreement and the written submissions by Purchaser and Seller and not by independent review.

                          (e)        The costs and expenses for the services of the Accounting Firm shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution. Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 1.3.

                          (f)        After the Purchase Price has been finally determined in accordance with this Section 1.3, (the Purchase Price as so determined, the “Final Purchase Price”), the following payments shall be made:

     (i) If the Final Purchase Price exceeds the Estimated Purchase Price, then Purchaser shall pay an amount in cash equal to such excess to Seller; or

     (ii) If the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall pay an amount in cash equal to such excess to the Acquired Company (the “Shortfall Amount”); provided, however, that if the payment of the Shortfall Amount by Seller to the Acquired Company would reasonably be expected to result in the Seller Working Capital equaling $2,000,000 or less immediately after such payment, the Shortfall Amount shall be reduced (but to no less than zero) such that the Seller Working Capital equals $2,000,000 immediately after payment of the adjusted Shortfall Amount.

                          (g)        Any amount payable pursuant to Section 1.3(f) shall be paid within five (5) Business Days after the determination of the Final Purchase Price by wire transfer of immediately available funds to the account designated in writing by the recipient thereof. Payments pursuant to Section 1.3(f) shall be treated for all purposes as adjustments to the Purchase Price.

                          (h)        The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Acquired Company and its Subsidiaries in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by Seller in the preparation of the Statement of Assets and Liabilities, except that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

            1.4        Withholding Taxes. Purchaser, the Acquired Company and Seller shall be entitled to deduct and withhold from any payment hereunder any amount that Purchaser, the Acquired Company or Seller, as applicable, may be required to deduct and withhold under any Legal Requirement; provided, that Purchaser and Seller shall use reasonable efforts to mitigate any such deduction or withholding, including by requesting applicable withholding forms. All such withheld amounts that are paid over to the appropriate Governmental Entity shall be treated as delivered to the applicable payee hereunder to the extent paid over to the appropriate Governmental Entity.

            1.5        Further Action. If, at any time after the Closing, any further action is reasonably determined by Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full right, title and possession of and to the Shares and all rights and property of the Acquired Company, the Seller will undertake its reasonable best efforts to timely take such action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE ACQUIRED COMPANY

            Seller and the Acquired Company represent and warrant to Purchaser as of the date hereof, except (a) as set forth in the disclosure letter supplied by Seller to Purchaser, dated as of the date hereof (the “Acquired Company Disclosure Letter”), (b) as disclosed or reflected in any forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) that Seller or the Acquired Company filed with or furnished to the Securities Exchange Commission (the “SEC”) or that is publicly available on Seller’s SEDAR profile on or prior to the date of this Agreement (excluding any risk factor disclosures and any forward-looking statements or other statements that are cautionary or forward-looking in nature), and (c) with respect to the Merged Business and the SNAP Business, as follows:

            2.1        Organization; Standing and Power; Charter Documents; Subsidiaries.

                          (a)        Organization; Standing and Power. Each of the Acquired Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties, in each case as described in the Public Filings. Each of the Acquired Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

                          (b)        Charter Documents. Seller has delivered or made available to Purchaser a true and correct copy of the certificate of incorporation and bylaws, or memorandum and articles of association, as applicable, of the Acquired Company, each as amended to date (collectively, the “Acquired Company Charter Documents”), and each such instrument is in full force and effect. No Acquired Company is in violation of any of the provisions of the Acquired Company Charter Documents.

            2.2        Capital Structure. The authorized capital of the Acquired Company consists of 5,000 Shares, of which 1,000 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable provincial, state and federal securities law and any rights of third parties. All of the outstanding Shares are owned by Seller, beneficially and of record, subject to no lien, encumbrance or other adverse claim. All of the issued and outstanding shares of capital stock of each Subsidiary of the Acquired Company have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable provincial, state and federal securities law and any rights of third parties and are owned, directly or indirectly, by the Acquired Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Acquired Company. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Acquired Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Acquired Company and Seller relating to the securities of the Acquired Company held by Seller. No Person has the right to require the Acquired Company to register any securities of the Acquired Company under the 1933 Act (or Canadian Securities Laws or other applicable securities laws), whether on a demand basis or in connection with the registration of securities of the Acquired Company for its own account or for the account of any other Person. The Acquired Company does not have outstanding shareholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Acquired Company upon the occurrence of certain events.

            2.3        Authority. The Acquired Company has the corporate power and authority to enter into this Agreement and, other than the receipt of the Seller Shareholder Approval, has taken all requisite action on its part, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of this Agreement and (b) the authorization of the performance of all obligations of the Acquired Company hereunder. This Agreement constitutes the legal, valid and binding obligations of the Acquired Company, enforceable against the Acquired Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

            2.4        Non-Contravention.

                          (a)        Except as listed on Schedule 2.4 of the Acquired Company Disclosure Letter, the execution and delivery of this Agreement by the Acquired Company does not, and performance of this Agreement by the Acquired Company will not: (i) conflict with or violate the Acquired Company Charter Documents, (ii) conflict with or violate any material Legal Requirement applicable to the Acquired Company or by which the Acquired Company or its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Acquired Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Acquired Company. No consent under any Acquired Company Material Contract to which the Acquired Company is a party or by which it is bound is required to be obtained, and the Acquired Company is not and will not be required to give any notice to any Person, in either case, in connection with the execution, delivery or performance of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby.

                          (b)        No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Acquired Company in connection with the execution and delivery of this Agreement or the performance of the Share Purchase and other transactions contemplated hereby.

            2.5        Financial Statements; Public Filings.

                          (a)        Schedule 2.5(a) of the Acquired Company Disclosure Letter includes an unaudited balance sheet, statement of income and statement of cash flows as of December 31, 2016 and December 31, 2017 (the “Statement of Assets and Liabilities Date”) of the Acquired Company and its Subsidiaries (exclusive of the Merged Business, but inclusive of the SNAP Business) on a consolidated basis (collectively, the “Statement of Assets and Liabilities”). The Statement of Assets and Liabilities are based on the books and records of the Acquired Company and present fairly, in all material respects, the consolidated financial position of the Acquired Company and its Subsidiaries (exclusive of the Merged Business, but inclusive of the SNAP Business) as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed therein or in the notes thereto), subject to the absence of footnote disclosures and changes resulting from normal year-end adjustments.

                          (b)        Except as set forth in the Public Filings filed prior to the date hereof and except as set forth in the Statement of Assets and Liabilities, neither the Acquired Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent with past practices since the Statement of Assets and Liabilities Date, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

                          (c)        With respect to the Acquired Company only, at the time of filing thereof, (i) the SEC Filings complied as to form in all material respects with the applicable requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (ii) the CSA Filings complied as to form in all material respects with the applicable requirements under Canadian Securities Laws, and did not, as of the date filed, contain any Misrepresentations.

            2.6        Absence of Certain Changes or Events. Since the Statement of Assets and Liabilities Date until the date hereof, there has not been:

                          (a)        an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                          (b)        any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Shares;

                          (c)        any purchase, redemption or other acquisition by the Acquired Company of any Shares or any other securities of the Acquired Company or any options, warrants, calls or rights to acquire any such shares or other securities;

                          (d)        any split, combination or reclassification of any Shares;

                          (e)        any material change by the Business in its accounting methods, principles or practices;

                          (f)        any revaluation by the Acquired Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable, that is material to the Business in the aggregate, other than in the ordinary course of business;

                          (g)        any initiation or settlement of any litigation by the Acquired Company reasonably expected to result in the payment to or by the Acquired Company of more than $250,000;

                          (h)        any incurrence of Indebtedness by the Acquired Company in excess of $250,000, other than in the ordinary course of business;

                          (i)        any cancellation of any Indebtedness owed to the Acquired Company or waiver by the Acquired Company of any claims or rights of substantial value;

                          (j)        any sale, lease, transfer, or assignment of any of the Acquired Company’s assets that are material to the Business, other than sales of inventory and the grant of non-exclusive licenses, each in the ordinary course of business;

                          (k)        any transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property owned by the Acquired Company (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

                          (l)        any abandonment or lapse of or failure to maintain in full force and effect any Registered IP (except for any act or omission taken in connection with the exercise of the Acquired Company’s reasonable business judgment), or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property owned by the Acquired Company;

                          (m)        any capital expenditure by the Acquired Company in excess of $250,000; or

                          (n)        any adoption, material modification or termination of any collective bargaining or other agreement with a union, in each case whether written or oral.

            2.7        Tax Matters. The Acquired Company and each Subsidiary has prepared and filed (or filed applicable extensions therefore) all Tax Returns required to have been filed by the Acquired Company or such Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it, other than any such Taxes which the Acquired Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Statement of Assets and Liabilities. The charges, accruals and reserves on the books of the Acquired Company in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Acquired Company or any Subsidiary nor, to the Knowledge of Seller, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Acquired Company and its Subsidiaries, taken as a whole. All Taxes that the Acquired Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due, other than any such Taxes which the Acquired Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Statement of Assets and Liabilities.

There are no Tax liens or claims pending or, to the Knowledge of Seller, threatened in writing against the Acquired Company or any Subsidiary or any of their respective assets or property. There are no outstanding Tax sharing agreements or other such arrangements between the Acquired Company and any Subsidiary or other corporation or entity.

            2.8        Intellectual Property.

                          (a)        The Acquired Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the Business as currently conducted and as described in the Public Filings as being owned or licensed by them, except where the failure to own, license or have such rights would not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. (i) To the Knowledge of Seller, there are no third parties who have or will be able to establish ownership rights to any such Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Acquired Company as described in the Public Filings or where such rights would not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, (ii) there is no pending or, to the Knowledge of Seller, threat of any, action, suit, proceeding or claim by others (to which the Acquired Company or any of its Subsidiaries is a party) challenging the Acquired Company’s or any Subsidiary’s rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to the Acquired Company or any Subsidiary or claiming that the use of any Intellectual Property by the Acquired Company or any Subsidiary in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the Intellectual Property of any third party, and (iii) to the Knowledge of Seller, the use by the Acquired Company or any Subsidiary of any Intellectual Property by the Acquired Company or any Subsidiary in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the intellectual property rights of any third party.

                          (b)        The Acquired Company and its Subsidiaries have taken all reasonable steps to maintain the secrecy of their material Confidential Information included in the Intellectual Property owned by the Acquired Company or its Subsidiaries, except as has not had, and would not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate.

                          (c)        Schedule 2.8(c) of the Acquired Company Disclosure Letter lists all issued patents, patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications owned by or filed in the name of the Acquired Company or its Subsidiaries, excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused (without right of appeal) (“Registered IP”) and (ii) identifies all third parties that have any ownership interest in the Registered IP, including without limitation joint owners and/or co-applicants.

                          (d)        The Acquired Company and its Subsidiaries have a policy requiring employees, consultants and contractors who have materially contributed to the development or creation of any material Intellectual Property intended to be owned by the Acquired Company or its Subsidiaries to execute a confidentiality and assignment agreement which (i) assigns to the Acquired Company or one of its Subsidiaries all right, title and interest in such Intellectual Property and (ii) provides reasonable protection for Confidential Information of the Acquired Company and its Subsidiaries.

                          (e)        To the Knowledge of Seller, immediately following the Asset Transfer, the assets of the Acquired Company or its Subsidiaries do not contain any software that is intended to: (i) disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the business of the Acquired Company and its Subsidiaries; (ii) disable the assets or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices); or (iii) permit the Seller or any third party to track, monitor, or otherwise report the operation of the business of the Acquired Company and its Subsidiaries on or after the Closing.

                          (f)        The Acquired Company and its Subsidiaries are in compliance with the applicable licenses for Open Source Materials used by the Acquired Company or its Subsidiaries in their respective businesses, except as has not had, and would not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate. “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

            2.9        Sufficiency of Assets. Subject to the consummation of the Asset Transfer, the assets of the Acquired Company and the Subsidiaries constitute all of the assets and rights necessary to allow the Acquired Company and the Subsidiaries to operate the Business in the manner in which it is currently being conducted, in all material respects.

            2.10      Compliance; Permits.

                          (a)        Compliance. The Acquired Company is not in conflict with, or in default or in violation of, any Legal Requirement applicable to such entity or by which such entity or its businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, individually or in the aggregate. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Seller, has been threatened in writing against the Acquired Company. There is no judgment, injunction, Order or decree binding upon the Acquired Company.

                          (b)        Permits. The Acquired Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate Governmental Entities necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Acquired Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Acquired Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

            2.11      Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Seller, threatened in writing against the Acquired Company or otherwise related to the Business.

            2.12      Brokers’ and Finders’ Fees. Except for any fees or commissions payable by Seller, the Acquired Company has not incurred, nor will the Acquired Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.13      Employee Benefit Plans.

                          (a)        Employee Benefit Plans. As used in this Agreement, “Company Benefit Plan” means (i) “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) each other material plan, program, policy, agreement or other arrangement involving direct or indirect compensation, employment, severance, retention, change in control, consulting, health benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, equity based grants, other forms of incentive compensation, post-retirement insurance benefits (including retiree medical and retiree life), or other benefits, whether or not reduced to writing, whether funded or unfunded, in each case which is or has been entered into, sponsored, maintained or contributed to by the Acquired Company or with respect to which the Acquired Company has or may in the future have any liability (contingent or otherwise) with respect to any current or former Employee. Schedule 2.13(a) of the Acquired Company Disclosure Letter sets forth each Company Benefit Plan. Seller has made available to Purchaser accurate, current and complete copies of each Company Benefit Plan.

                          (b)        Legal Compliance. (i) Each Company Benefit Plan has been maintained and administered in accordance with its terms and with the requirements prescribed by applicable Legal Requirements, including ERISA and the Code, in each case in all material respects; (ii) no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of Seller, threatened against or with respect to any Company Benefit Plan; and (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to any Company Benefit Plan. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established); or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

                          (c)        Retiree Health Benefits. No Company Benefit Plan provides, or reflects or represents any liability to provide, health benefits to any Employee, or any spouse or dependent of any Employee, beyond the Employee’s termination of employment with the Acquired Company other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or (ii) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 2.13(a) of the Acquired Company Disclosure Letter.

                          (d)        Defined Benefit, Multiple Employer and Multiemployer Plans. At no time in the past six (6) years has the Acquired Company or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code with the Acquired Company (each an “ERISA Affiliate”) maintained or contributed to, or has any liability that has not been satisfied in full with respect to, any (i) multiemployer plan (as defined in Section 3(37) of ERISA), (ii) “multiple employer plan” as defined in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

                          (e)        Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) constitute an event under any Company Benefit Plan that will result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no Contract or arrangement with an Employee to which the Acquired Company is a party as of the date of this Agreement, that would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or requires a “gross up” or other payment under Sections 280G, 4999 or 409A of the Code.

            2.14      Labor and Employment Matters. The Acquired Company is not and has been a party to any collective bargaining agreement or union Contract with respect to Employees and no collective bargaining agreement is being negotiated by the Acquired Company. There is not, and has never been any union or similar labor organization representing or purporting to represent any Employee in connection with their employment with the Acquired Company, and no union or similar labor organization or group of Employees is seeking or has sought to organize Employees for the purpose of collective bargaining. There is no and there never has been any labor dispute, strike, work stoppage, slowdown, concerted refusal to work overtime or unfair labor practice claims against the Acquired Company pending, or threatened in writing. The Acquired Company is in material compliance with all Legal Requirements respecting employment and employment practices including but not limited to hiring, promotion, termination, immigration, employee classification (employee/independent contractor and exempt/nonexempt), harassment, retaliation, discrimination, workers’ compensation, terms and conditions of employment, employee safety and wages and hours. There are no material claims, actions, causes of action, demands, lawsuits, inquiries, audits or litigation against the Acquired Company pending, or to the Knowledge of Seller, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under any applicable Legal Requirement.

            2.15      Title to Properties. The Acquired Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets (excluding Intellectual Property assets which are the subject of Section 2.8 hereof) owned by it, in each case free from Liens that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and the Acquired Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

            2.16      Environmental Matters. To the Knowledge of Seller, neither the Acquired Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Knowledge of Seller, threatened investigation that might lead to such a claim.

            2.17      Material Contracts. Schedule 2.17 of the Acquired Company Disclosure Schedule sets forth each Acquired Company Material Contract. Each Acquired Company Material Contract is (a) a valid and binding obligation of the Acquired Company and, to the Knowledge of Seller, the other party thereto and (b) in full force and effect and enforceable by the Acquired Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except (x) if the failure to be in full force and effect, individually or in the aggregate, would not be material to the conduct of the Business or financial position of the Acquired Company or (y) as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies. The Acquired Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach or default under the provisions of, any Acquired Company Material Contract; nor has the Acquired Company received written notice alleging any such violation, failure, breach or default. Complete and correct copies of each Acquired Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Acquired Company Material Contract.

            2.18      Interested Party Transactions. Except as set forth in Schedule 2.18 of the Acquired Company Disclosure Schedule, none of the officers or directors of the Acquired Company and, to the Knowledge of Seller, none of the employees of the Acquired Company is presently a party to any transaction with the Acquired Company or any Subsidiary (other than as holders of stock options, restricted stock units, and/or warrants, and for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Seller, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

            2.19      Insurance. The Acquired Company and each Subsidiary maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Acquired Company and each Subsidiary.

            2.20      No Other Representations or Warranties; Disclosure. Except for the representations and warranties of Seller and the Acquired Company expressly set forth in this Agreement, neither Seller, the Acquired Company nor any other Person makes any other express or implied representation or warranty on behalf of the Acquired Company, or otherwise, in each case in respect of the Acquired Company or the Business, any of their respective assets and liabilities or otherwise. EXCEPT AS SET FORTH IN THIS ARTICLE II and ARTICLE III, NEITHER SELLER NOR THE ACQUIRED COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED OR ANY REPRESENTATION OR WARRANTY THAT WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF THE ACQUIRED COMPANY SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, THE ACQUIRED COMPANY MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY WITH RESPECT TO ANY OF THE ASSETS OF THE ACQUIRED COMPANY, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof as follows:

            3.1        Organization; Standing and Power. Seller (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its formation, (b) has the requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not prevent or delay the Closing or prevent or delay or materially impair the ability of Seller or the Acquired Company to satisfy the conditions to the obligations of Purchaser hereunder or to timely consummate the Share Purchase (a “Seller Material Adverse Effect”).

            3.2        Authority and Due Execution.

                          (a)        Authority. Seller has all requisite power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. Other than the receipt of the Seller Shareholder Approval. the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and its board of directors (the “Seller Board”), and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby. The affirmative vote of (i) sixty-six and two-thirds percent (662/3)% of the votes cast on the Transaction Resolution by the Seller Shareholders present in person or by proxy at the Special Meeting in connection with the consummation of the Share Purchase, and (ii) a majority of the votes cast on the Transaction Resolution by all Minority Shareholders present in person or by proxy at the Special Meeting is the only vote of Seller Shareholders necessary in connection with the Contemplated Transactions and is referred to herein as the “Seller Shareholder Approval” .

                          (b)        Due Execution. This Agreement has been duly executed and delivered by Seller, and, assuming due execution and delivery by Purchaser, constitutes or will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally, or (ii) legal and equitable limitations on the availability of specific remedies.

                          (c)        Fairness Opinion. The Special Committee has received the Fairness Opinion (a true and complete copy of which has been (or will be) made available to Purchaser) and the Fairness Opinion has not been withdrawn or modified.

                          (d)        Special Committee Resolutions. The Special Committee, after consulting with its legal and financial advisors, has unanimously recommended that the Seller Board approve the Share Purchase and that the Seller Shareholders vote in favor of the Transaction Resolution.

                          (e)        Board Recommendation. At a meeting duly called and held, the Seller Board, upon the unanimous recommendation of the Special Committee and after consulting with its legal and financial advisors, has unanimously (with directors not entitled to vote abstaining from voting and recused) (i) determined that the Share Purchase is fair to and in the best interests of Seller and Seller Shareholders, and adopted and declared advisable the Share Purchase and recommended that the Seller Shareholders vote in favor of the Transaction Resolution (collectively, the “Seller Board Recommendation”), and (ii) authorized the entering into of this Agreement and the performance by Seller of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

            3.3        Non-Contravention and Consents.

                          (a)        Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the Share Purchase and the performance of this Agreement will not: (i) conflict with or violate any of Seller’s formation documents, or any resolution adopted by its shareholders, the Seller Board or any committee of the Seller Board; (ii) conflict with or violate any applicable Legal Requirement to which Seller is subject; or (iii) result in the creation of a Lien on any Shares pursuant to any Contract to which Seller is a party or by which it is bound.

                          (b)        Contractual Consents. No consent under any Contract to which Seller is a party or by which it is bound is required to be obtained, except where the failure to obtain such consent would not reasonably be expected to be material to the Acquired Company and its Subsidiaries, taken as a whole, and Seller is not or will not be required to give any notice to any Person, in either case, in connection with the execution, delivery or performance of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby, except where the failure to provide such notice would not reasonably be expected to be material to the Acquired Company and its Subsidiaries, taken as a whole.

                          (c)        Governmental Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity or listing exchange is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby.

            3.4        Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller, before any Governmental Entity that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would, either singularly or in the aggregate with all such claims, actions or proceedings, have a Seller Material Adverse Effect.

            3.5        Title and Ownership. Seller is the sole record and beneficial owner of all of the Shares. Seller has good, valid and marketable title to such Shares, free and clear of all Liens. No other person has any right, title or interest in or to any of the Shares. Seller is not a party to any option, warrant, purchase right or other Contract that would reasonably be expected to require Seller to sell, transfer or otherwise dispose of any Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares. Except for the Shares, Seller does not own any securities of the Acquired Company or any right to acquire any securities of the Acquired Company.

            3.6        Proxy Statement. The proxy statement and management information circular, or any amendment or supplement thereto, to be sent to Seller Shareholders in connection with the Share Purchase and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall provides the Seller Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Special Meeting and shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC and on SEDAR or is first mailed to the Seller Shareholders or at the time of the Special Meeting, in any such case, contain any Misrepresentation or untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller will cause the Proxy Statement to comply in all materials respects with the requirements of the 1934 Act and Canadian Securities Laws applicable thereto as of the date of such filing. The representations and warranties contained in this Section 3.6 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Purchaser or any of its representatives specifically for use or incorporation by reference therein.

            3.7        No Other Representations or Warranties; Disclosure. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, or otherwise, in each case in respect of Seller, any of their respective assets and liabilities or otherwise. EXCEPT AS SET FORTH IN ARTICLE II AND THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED OR ANY REPRESENTATION OR WARRANTY THAT WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

                     Purchaser represents and warrants to Seller and the Acquired Company as of the date hereof, as follows:

            4.1        Organization; Standing and Power. Purchaser (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its formation, (b) has the requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not prevent or delay the Closing or prevent or delay or materially impair the ability of Purchaser to satisfy the conditions to the obligations of Seller hereunder or to timely consummate the Share Purchase, including making the cash payment (a “Purchaser Material Adverse Effect”).

            4.2        Authority. Purchaser has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Purchaser and no other company proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Share Purchase and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

            4.3        Non-Contravention.

                          (a)        The execution and delivery of this Agreement by Purchaser does not, and performance of this Agreement by Purchaser (including all the transactions set forth herein) will not: (i) conflict with or violate the Purchaser’s charter documents, as amended to date; (ii) conflict with or violate any material Legal Requirement applicable to Purchaser or by which Purchaser or any of its properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Purchaser pursuant to, any Contract to which Purchaser is a party the termination or breach of which would have a Purchaser Material Adverse Effect.

                          (b)        No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity or listing exchange is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Share Purchase or any of the other transactions contemplated hereby.

            4.4        Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser, before any Governmental Entity that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would, either singularly or in the aggregate with all such claims, actions or proceedings, have a Purchaser Material Adverse Effect.

            4.5        Solvency. Purchaser is, and at the Closing will be, able to (a) pay its debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) carry on its businesses with adequate capital. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Company.

            4.6        Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Acquired Company and Seller set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Acquired Company and the Shares (including Purchaser’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Acquired Company). Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable in both the industry and the business of the Acquired Company and is capable of evaluating the matters set forth above. For the avoidance of doubt, Purchaser acknowledges and agrees that neither Seller nor its shareholders shall have any liability under this Agreement with respect to any information concerning the Acquired Company not expressly represented and warranted to in this Agreement, including, but only to the extent not also expressly represented and warranted to in this Agreement, (a) any information communicated by or made available through the data room process, or (b) any financial projection or forecast relating to the Acquired Company; provided, that the foregoing acknowledgement and agreement contained in this Section 4.6 shall not limit, in any way, the representations and warranties made by the Acquired Company hereunder. Purchaser agrees with the terms and provisions of Section 2.20.

            4.7        Proxy Statement. The information supplied by Purchaser for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC or on SEDAR or is first mailed to the Seller Shareholders or at the time of the Special Meeting, in any such case, contain any Misrepresentation or untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING

            5.1        Conduct of Business by the Acquired Company.

                          (a)        Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Acquired Company shall (and Seller shall cause the Acquired Company to), except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing (which consent may include electronic transmission, and which shall not be unreasonably withheld, conditioned or delayed), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements, (ii) pay its Taxes when due, and (iii) use commercially reasonable efforts to preserve intact the present business organization of the Acquired Company.

                          (b)        Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, in connection with the Capital Raise or as provided in Schedule 5.1(b) of the Acquired Company Disclosure Letter, without the prior written consent of Purchaser (which consent may include electronic transmission, and which shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Acquired Company shall not (and Seller shall cause the Acquired Company and its Subsidiaries to not) do any of the following (whether directly or through any Subsidiary) after the date of this Agreement until the Closing:

                                          (i)        amend any Acquired Company Charter Documents;

                                           (ii)        adopt a plan of complete or partial liquidation or dissolution;

                                          (iii)        declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of its capital stock or share capital, as applicable, or split, combine or reclassify its capital stock or share capital, as applicable, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or share capital, as applicable, except for dividends or distributions of cash or cash equivalents to Seller;

                                           (iv)        purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or share capital, as applicable;

                                           (v)        issue, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or share capital, as applicable, or any securities convertible into shares of its capital stock or share capital, as applicable, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or share capital, as applicable, or any securities convertible into shares of its capital stock or share capital, as applicable, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

                                          (vi)        acquire or agree to acquire, by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the Business;

                                          (vii)        sell, lease, exclusively license, encumber or otherwise dispose of any properties or assets material to the Business, except for licenses of products or services of the Acquired Company in the ordinary course of business;

                                          (viii)        make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business in accordance with written policies of the Acquired Company, which policies have been disclosed to Purchaser prior to execution and delivery of this Agreement;

                                          (ix)        except as required by GAAP, make any material change in its methods or principles of accounting;

                                          (x)        except as required by this Agreement, Legal Requirements or Contracts currently binding on the Acquired Company and disclosed to Purchaser prior to the date of this Agreement, hire or engage any Person

                                          (xi)        incur any Indebtedness, or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Company; or

                                          (xii)        take any action that would cause any of the changes, events or conditions described in Section 2.6 (Absence of Certain Changes or Events) to occur.

ARTICLE VI
ADDITIONAL AGREEMENTS

            6.1        Financing.

                          (a)        Prior to Closing, Seller shall cause the Acquired Company and its Subsidiaries to provide, and shall use its commercially reasonable best efforts to cause their respective Affiliates, officers, directors, employees, stockholders, agents and representatives to provide, all cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, the Acquired Company or any of their respective subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using commercially reasonable best efforts to facilitate the pledging of collateral, (iii) provide reasonable assistance with the preparation by Purchaser of customary materials for bank information memoranda and similar customary marketing documents required to be delivered in connection with arranging the Financing, and (iv) furnishing Purchaser and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Acquired Company and its Subsidiaries as may be reasonably requested by Purchaser, including using commercially reasonable efforts to, to the extent requested by Purchaser, at least two (2) Business Days prior to the Closing, provide customary and reasonably required "know-your customer" information. The foregoing notwithstanding, (x) no person who is a director of the Acquired Company or any its Subsidiaries at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action with respect to the foregoing and neither the Acquired Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by any Pre-Closing Director, (y) no obligation of the Acquired Company or any of its Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives undertaken pursuant to the foregoing shall be effective until after the Closing, and (z) none of the Acquired Company or any of its Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Purchaser in connection with the Financing prior to the Closing. Purchaser shall, promptly upon request by Seller, reimburse Seller, the Acquired Company, their respective subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives for all reasonable and documented out-of-pocket costs incurred thereby in connection with such cooperation and shall indemnify and hold harmless Seller, the Acquired Company, their respective subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except in cases of fraud, gross negligence or willful misconduct by Seller. All nonpublic or otherwise confidential information regarding Seller, the Acquired Company, their respective subsidiaries and their respective Affiliates obtained by Purchaser or its Affiliates, officers, directors, employees, stockholders, agents and representatives pursuant to this Section 6.1(a) shall be kept confidential.

                          (b)        Purchaser shall use its, and shall cause its Affiliates to use their, best efforts to arrange the Financing as promptly as practicable (but no later than the earlier the Closing Date), including using best efforts to (i) negotiate and finalize definitive agreements with respect thereto (the “Financing Documents”), (ii) satisfy on a timely basis all conditions applicable to Purchaser (or its Affiliates) in such Financing Documents, (iii) comply with its and their obligations under any Financing Documents and consummate the Financing no later than the Closing Date, and (iv) enforce its and their rights under the Financing Documents. In the event that all conditions to the Financing Documents have been satisfied in Purchaser’s good faith judgment, Purchaser shall use its best efforts to cause the lenders and the other persons providing such Financing to fund the Financing required to consummate the Share Purchase upon the terms set forth herein on or prior to the Closing Date (including by taking enforcement action to cause such lenders and other persons providing such Financing to fund such Financing). Without limiting the generality of the foregoing, Purchaser shall give Seller prompt written notice (x) of any breach or default by any party to the Financing Documents or, after the occurrence of the Contingency Termination Event, the Commitments of which Purchaser becomes aware and (y) of the receipt by Purchaser of any notice or other communication from any Financing source with respect to any (I) breach, default, termination or repudiation by any party to the Financing Documents of any provisions of the Financing Documents or, after the occurrence of the Contingency Termination Event, to the Commitments of any provision of the Commitments or (II) material dispute or disagreement between the parties to the Financing Documents or, after the occurrence of the Contingency Termination Event, the Commitments. As soon as reasonably practicable, but in any event within two (2) days of the date Seller delivers Purchaser a written request (which shall include a request by electronic mail), Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence and any information relating to Purchaser’s negotiation, execution and performance of the Financing Documents and the status of the Financing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents or, after the occurrence of the Contingency Termination Event, the Commitments, Purchaser shall promptly notify Seller and shall use its best efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Purchaser to consummate the Share Purchase upon the terms set forth herein as promptly as practicable following the occurrence of such event, but no later than the Closing Date. Purchaser shall deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Financing. Purchaser shall refrain (and shall use its best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Documents or in any definitive agreement related to the Financing, or, after the occurrence of the Contingency Termination Event, the Commitments. Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Documents or the definitive agreements relating to the Financing, or, after the occurrence of the Contingency Termination Event, the Commitments, without first obtaining Seller’s prior written consent. Purchaser shall keep Seller reasonably apprised of material developments relating to the Financing..

            6.2        Confidentiality; Access to Information.

                          (a)        Confidentiality.

                                        (i)        Purchaser shall, and shall cause its Affiliates and representatives to, keep confidential and not use (except in connection with the transactions contemplated by this Agreement) any information of or regarding the Acquired Company or any of its Subsidiaries made available to Purchaser, its Affiliates or its representatives until the earlier of (x) the Closing and (y) the date that is two (2) years after the date hereof; provided, that such confidential information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this section by Purchaser, its Affiliates or its representatives; and provided further that such confidential information may be disclosed (A) to Purchaser’s employees, prospective investors, agents and advisors in connection with the transactions contemplated hereby and the Financing who shall be informed of the confidential and non-use nature of the information and that such information is subject to this confidentiality and non-use restriction (and whose breaches of this Section 6.2(a)(i) Purchaser shall be fully responsible for); (B) to any person with the prior written consent of Seller; or (C) if Purchaser is required to disclose such information pursuant to applicable Legal Requirement, in which case reasonable prior notice will be provided to Seller by Purchaser in advance of such disclosure, if permitted.

                                        (ii)        Purchaser shall, and shall cause its Affiliates and representatives to, keep confidential and not use (except in connection with the transactions contemplated by this Agreement) any information of or regarding Seller or any of its subsidiaries (other than, from and after the Closing, the Acquired Company and its Subsidiaries) made available to Purchaser, its Affiliates or its representatives until the date that is two (2) years after the date hereof; provided, that such confidential information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this section by Purchaser, its Affiliates or its representatives; and provided further that such confidential information may be disclosed (A) to Purchaser’s employees, prospective investors, agents and advisors in connection with the transactions contemplated hereby and the Financing who shall be informed of the confidential and non-use nature of the information and that such information is subject to this confidentiality and non-use restriction (and whose breaches of this Section 6.2(a)(ii) Purchaser shall be fully responsible for); (B) to any person with the prior written consent of Seller; or (C) if Purchaser is required to disclose such information pursuant to applicable Legal Requirement, in which case reasonable prior notice will be provided to Seller by Purchaser in advance of such disclosure, if permitted.

                                        (iii)        Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not use (except in connection with the transactions contemplated by this Agreement) any information of or regarding Purchaser or any of its subsidiaries (including, from and after the Closing, Acquired Company and its Subsidiaries) made available to Seller, its Affiliates or its representatives until the date that is two (2) years after the date hereof; provided, that such confidential information shall not include any information that is or becomes generally available to the public other than as a result of a breach of this section by Seller, its Affiliates or its representatives; and provided further that such confidential information may be disclosed (A) to Seller’s employees, agents and advisors in connection with the transactions contemplated hereby who shall be informed of the confidential and non-use nature of the information and that such information is subject to this confidentiality and non-use restriction (and whose breaches of this Section 6.2(a)(iii) Seller shall be fully responsible for); (B) to any person with the prior written consent of Purchaser; or (C) if Seller is required to disclose such information pursuant to applicable Legal Requirement, in which case reasonable prior notice will be provided to Purchaser by Seller in advance of such disclosure, if permitted.

                          (b)        Access to Information. Seller and the Acquired Company will afford Purchaser and Purchaser’s accountants, counsel and other representatives reasonable access during normal business hours and with reasonable notice to its properties, books, records, Contracts, documents and personnel during the period prior to the Closing; provided, however, that Seller or the Acquired Company may restrict the foregoing access to the extent that (i) any Legal Requirement of any Governmental Entity applicable to such party requires Seller or the Acquired Company to restrict or prohibit access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which Seller or the Acquired Company is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed in general to Purchaser, so long as such disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. In addition, any information obtained from Seller or the Acquired Company pursuant to the access contemplated by this Section 6.2(b) shall be subject to Section 6.1(a) .

            6.3        Public Disclosure. Without limiting any other provision of this Agreement, Purchaser and Seller will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Share Purchase, and will not issue any such press release or make any such public statement prior to such consultation and agreement.

            6.4        Regulatory Filings; Reasonable Efforts.

                          (a)        Regulatory Filings. Each of Purchaser, Seller and the Acquired Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements in connection with the Contemplated Transactions. Each of Purchaser, Seller and the Acquired Company will cause all documents, if any, that it is responsible for filing with any Governmental Entity under this Section 6.4(a) to comply in all material respects with all applicable Legal Requirements. Purchaser shall pay all filing fees and similar fees and expenses associated with any filing contemplated by this Section 6.4(a) that is required to be filed by Purchaser with any Governmental Entity.

                          (b)        Exchange of Information. Purchaser, Seller and the Acquired Company shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 6.4(a). Except where prohibited by applicable Legal Requirements, and subject to Section 6.2 and any joint defense agreement entered into between the parties or their counsel, each of Purchaser, Seller and the Acquired Company shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, Purchaser, Seller and the Acquired Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that (i) any Legal Requirement of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which a party is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed in general to the other parties, so long as such disclosure of such obligation, commitment or provision would not itself be a breach of an obligation or commitment to a third party.

                          (c)        Notification. Purchaser, Seller and the Acquired Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Purchaser, Seller and the Acquired Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                          (d)        Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Share Purchase) (it being understood that failure to obtain any one or more such consents, in and of itself, shall not constitute a failure by the Acquired Company to comply with its covenants in this Section 6.4(d)(iii) nor, except as otherwise set forth in Article VII, the failure of a condition to Closing hereunder); (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Seller shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Share Purchase, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Share Purchase and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Share Purchase, this Agreement and the transactions contemplated hereby.

            6.5        No Control of Other Party’s Business. Subject to Section 5.1, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s, the Acquired Company’s or their respective subsidiaries’ operations prior to the Closing. Prior to the Closing, Seller and the Acquired Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and their respective subsidiaries’ operations.

            6.6        Transaction Litigation. Seller shall control the defense of any litigation brought by any Seller Shareholders against Seller and/or its directors relating to the transactions contemplated by this Agreement, including the Share Purchase.

            6.7        No Impeding Actions. Purchaser agrees that, from the date hereof to the Closing, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Share Purchase and the other transactions contemplated under this Agreement becoming incapable of being satisfied or (b) take any action or fail to take any action which would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Purchaser to consummate the Share Purchase or the other transactions contemplated under this Agreement.

            6.8        FIRPTA Compliance. On the Closing Date, Seller shall deliver to Purchaser FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897 -2(h)(2), in substantially the form attached hereto as Exhibit A, dated as of the Closing Date and executed by the Acquired Company, together with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Acquired Company after the Closing and (b) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit B, dated as of the Closing Date and executed by the Acquired Company.

            6.9        Special Meeting; Proxy Statement.

                          (a)        Seller shall cause the Special Meeting to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Share Purchase and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, Seller may adjourn or postpone the Special Meeting (i) after consultation with Purchaser, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Seller’s shareholders within a reasonable amount of time in advance of the Special Meeting, (ii) as otherwise required by applicable Legal Requirements or (iii) if as of the time for which the Special Meeting is scheduled as set forth in the Proxy Statement, there are insufficient common shares of Seller represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. The Seller Board shall (x) recommend approval and adoption of the Transaction Resolution in accordance with the Seller Board Recommendation and rejection of any resolution inconsistent therewith, (y) use its reasonable best efforts to obtain the Seller Shareholder Approval and (z) otherwise comply with all legal requirements applicable to such meeting.

                          (b)        As promptly as practicable following the date of this Agreement (and in any event Seller shall use its reasonable best efforts to cause such filing to occur no later than ten (10) Business Days after the date hereof), Seller shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that Seller shall provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Purchaser and its counsel. The Proxy Statement shall include the Seller Board Recommendation, a copy of the Fairness Opinion and a statement to the effect that each director and officer of Seller intends to vote such individual’s shares in favor of the Transaction Resolution. Seller shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing and to be mailed to the Seller Shareholders as promptly as practicable following clearance of the Proxy Statement by the SEC, and in any event within five (5) Business Days after such clearance. Purchaser shall furnish to Seller all information concerning Purchaser and its Affiliates as may be reasonably required by Seller in connection with the Proxy Statement. Each of Seller and Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or shall constitute a Misrepresentation, and Seller shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and on SEDAR and mailed to the Seller Shareholders, in each case as and to the extent required by applicable Legal Requirements. Seller shall (i) as promptly as practicable after receipt thereof, provide Purchaser and its counsel with copies of any written comments or any requests for amendments or supplements, and advise Purchaser and its counsel of any oral comments or requests, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff or any other applicable securities regulatory authority or its staff, (ii) provide Purchaser and its counsel a reasonable opportunity to review Purchaser’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by Purchaser and its counsel.

            6.10      Assistance. Purchaser and Seller agree to use reasonable efforts to cause their Affiliates, officers, employees, internal accountants and auditors to consult with each other in connection with the preparation of any financial statements of Seller required by applicable Legal Requirements. Purchaser shall use its reasonable efforts to, and shall use its reasonable efforts to cause its Affiliates and their respective officers, employees, internal accountants and its auditors to, support Seller as is reasonably necessary to enable Seller to prepare any financial statements that are required to be filed with the Securities Exchange Commission or pursuant to Canadian Securities Laws relating to periods ending on or prior to December 31, 2018 (collectively, the “Financials”) in compliance with Regulation S-X promulgated under the 1934 Act, applicable Canadian Securities Laws and GAAP. Purchaser shall use its reasonable efforts to cause its and its Affiliates’ internal accountants and its auditors to discuss with Seller’s internal accountants, its auditors and legal advisors, such information, records and financial statements in order to help to facilitate Seller’s preparation of the Financials. Purchaser hereby consents to the use and disclosure of all information contained, or to be contained, in the Financials and all other financial or other information regarding the Acquired Company in any report, registration statement or other filing required to be filed under the 1933 Act, the 1934 Act or applicable Canadian Securities Laws. The use or disclosure of such information for any other purpose shall be subject to Purchaser’s prior written consent, which consent shall not be unreasonably withheld by Purchaser. Purchaser also hereby agrees that it will provide and will not unreasonably withhold or delay the issuance of those representation letters as required under U.S. generally accepted auditing or other standards in connection with the issuance by Seller’s auditors of the Financials or as may be necessary in connection with the filing of any document with the SEC under the 1933 Act, the 1934 Act or applicable Canadian Securities Laws.

            6.11      Acquisition Proposals. From and after the occurrence of the Contingency Termination Event (if ever) and until the earlier of the termination of this Agreement in accordance with its terms and the Closing:

                          (a)        Subject to Sections 6.11(c), 6.11(d) and 6.11(f), (i) neither Seller nor any of its subsidiaries shall, nor shall Seller or any of its subsidiaries authorize or knowingly permit any of the directors of Seller, the senior executive officers of Seller, or any investment bankers, attorneys, accountants or other advisors retained by Seller or its subsidiaries (collectively, “Seller Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to Seller or any of its subsidiaries to, any Third Party with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) except as otherwise provided in this Section 6.11, the Seller Board shall not fail to make, and shall not withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Purchaser, the Seller Board Recommendation, or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, neither (1) the determination by the Seller Board in accordance with this Section 6.11 that an Acquisition Proposal constitutes a Superior Proposal nor (2) the delivery by Seller of the notice required by Section 6.11(f) shall, in and of itself, constitute an Adverse Recommendation Change.

                          (b)        Seller shall immediately upon the Contingency Termination Event cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, and, in connection with such cessation, Seller shall discontinue access to and disclosure of all information (including any confidential information), properties, facilities and books and records with respect to Seller and its subsidiaries.

                          (c)        Notwithstanding Section 6.11(a) and Section 6.11(b), if at any time after the Contingency Termination Event, but prior to the receipt of the Seller Shareholder Approval, Seller or any of the Seller Representatives has received an unsolicited written, bona fide Acquisition Proposal from any Third Party that did not result from a material breach of this Section 6.11 and that the Seller Board determines in good faith, would reasonably be expected to result in a Superior Proposal, then Seller, directly or indirectly through the Seller Representatives, may on the terms provided in this Section 6.11 (i) engage in negotiations or discussions with such Third Party and its representatives related to such written Acquisition Proposal and (ii) furnish to such Third Party or its representatives non-public information and access relating to Seller or any of its Subsidiaries pursuant to a confidentiality agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, Seller shall make available to Purchaser any material non-public information relating to Seller or its subsidiaries that is made available to such Third Party and that was not previously made available to Purchaser.

                          (d)        In addition, nothing contained herein shall prevent the Seller Board from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; or (ii) making any disclosure to the Seller Shareholders if the Seller Board determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements) provided, that in the case of the foregoing clauses (i) or (ii), any such action taken or statement made that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 6.11.

                          (e)        Seller shall (i) notify Purchaser orally and in writing promptly (but in no event later than forty-eight (48) hours) after receipt by Seller of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such inquiry, proposal or offer and (ii) keep Purchaser reasonably informed promptly (but in no event later than forty-eight (48) hours) after any material developments, discussions or negotiations regarding any such inquiry, proposal or offer and shall provide to Purchaser promptly (but in no event later than forty-eight (48) hours) after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to Seller or any of its subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

                          (f)        Notwithstanding anything contained in this Agreement to the contrary, at any time after the Contingency Termination Event, but prior to receipt of the Seller Shareholder Approval, if the Seller Board determines in good faith, in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a material breach of this Section 6.11, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, then the Seller Board may make an Adverse Recommendation Change or cause Seller to terminate this Agreement pursuant to Section 8.1(g) (provided, that, substantially concurrently with such termination Seller enters into a definitive agreement with respect to such Superior Proposal (a “Seller Acquisition Agreement”)); provided, that, prior to taking any such action Seller has complied in all material respects with this Section 6.11(f). Further, the Seller Board shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 8.1(g)) pursuant to this Section 6.11(f) in response to an Acquisition Proposal, unless (x) Seller promptly notifies Purchaser in writing, at least five (5) Business Days before taking such action, of the determination of the Seller Board that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal (it being understood that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the initial three (3) Business Day period shall be extended for an additional two (2) Business Days after notification of such material revision or material amendment in accordance with Section 6.11(e) and this Section 6.11(f) to Purchaser) and (y) the Seller Board (A) shall have considered in good faith and discussed with Purchaser (if Purchaser desires to discuss) any adjustments or modifications to this Agreement proposed by Purchaser and (B) shall have determined in good faith, at the end of the period set forth in clause (x), that such Acquisition Proposal would continue to constitute a Superior Proposal if any adjustments or modifications to the terms of this Agreement proposed in writing by Purchaser were to be given effect.

            6.12      Financial Statements. Reasonably promptly after the date hereof, Seller shall prepare and deliver to Purchaser an unaudited balance sheet, statement of income and statement of cash flows as of December 31, 2017 of the Acquired Company and its Subsidiaries (exclusive of the Merged Business and the SNAP Business) on a consolidated basis, which present fairly, in all material respects, the consolidated financial position of the Acquired Company and its Subsidiaries (exclusive of the Merged Business and the SNAP Business) as of the dates shown and its consolidated results of operations and cash flows for the periods shown; provided, however, that Seller makes no representations or warranties regarding such financial statements being in compliance with GAAP.

            6.13      Intercompany Transactions. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller, the Acquired Company and their respective subsidiaries shall be permitted to terminate, modify, forgive, satisfy or take such other action that is deemed necessary or appropriate in connection with the Share Purchase with respect to any Contract, liability, Indebtedness or other obligations by and between Seller or any of its subsidiaries, on the one hand, and the Acquired Company or any of its Subsidiaries, on the other hand.

ARTICLE VII
CONDITIONS TO THE CONTEMPLATED TRANSACTIONS

            7.1        Conditions to the Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each party to this Agreement to consummate and effect the Contemplated Transactions, including the Share Purchase, shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)        No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order which (i) is in effect and (ii) has the effect of making any of the Contemplated Transactions illegal.

                          (b)        Asset Transfer. The Asset Transfer shall have been consummated.

                          (c)        Shareholder Approval. The Seller Shareholder Approval shall have been obtained in accordance with applicable Legal Requirements.

            7.2        Additional Conditions to the Obligations of Seller. The obligation of Seller to consummate and effect the Contemplated Transactions, including the Share Purchase, shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller, acting in its sole discretion:

                          (a)        Representations and Warranties. (i) The representations and warranties of Purchaser (other than Section 4.1, Section 4.2 and Section 4.5) set forth herein that are qualified by a “Purchaser Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Purchaser (other than Section 4.1, Section 4.2 and Section 4.5) set forth herein that are not qualified by a “Purchaser Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) except where the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect, and (iii) the representations and warranties of Purchaser set forth in Section 4.1, Section 4.2 and Section 4.5 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

                          (b)        Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                          (c)        Government Litigation. There shall be no claim, suit, action or proceeding pending against Purchaser, Seller or the Acquired Company by any Governmental Entity seeking the result set forth in Section 7.1(a).

            7.3        Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Contemplated Transactions, including the Share Purchase, shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser, acting in its sole discretion:

                          (a)        Representations and Warranties. (i) The representations and warranties of Seller and the Acquired Company (other than Section 2.1(a) (first sentence), Section 2.2, Section 2.3, Section 3.1, Section 3.2 and Section 3.5) set forth herein that are qualified by a “Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Seller and the Acquired Company (other than Section 2.1(a) (first sentence), Section 2.2, Section 2.3, Section 3.1, Section 3.2 and Section 3.5) set forth herein that are not qualified by a “Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), disregarding for these purposes any references to “material” or similar materiality qualifiers therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect on the Acquired Company, (iii) the representations and warranties of Seller and the Acquired Company set forth in Section 2.1(a) (first sentence), Section 2.3, Section 3.1 and Section 3.2 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) and (iv) the representations and warranties of Seller and the Acquired Company set forth in Section 2.2 and Section 3.5 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) except for inaccuracies that individually or in the aggregate are de minimis.

                          (b)        Agreements and Covenants. Seller and the Acquired Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of the Acquired Company by an authorized officer of Seller.

                          (c)        Government Litigation. There shall be no claim, suit, action or proceeding pending against Purchaser, Seller or the Acquired Company by any Governmental Entity seeking the result set forth in Section 7.1(a).

                          (d)        No Material Adverse Effect. There shall have been no Material Adverse Effect that has occurred since the date hereof.

                          (e)        Share Certificates. At the Closing, Seller shall deliver to Purchaser certificates representing all of the Shares (if and to the extent certificated), accompanied by share transfer instruments duly executed.

                          (f)        Financing. The Financing shall have been consummated.

            7.4        Frustration of Closing Conditions. Neither Purchaser, on the one hand, nor the Seller and the Acquired Company, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of Purchaser or its Affiliates, on the one hand, or Seller, the Acquired Company or their respective Affiliates, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Share Purchase and the other transactions contemplated by this Agreement, as required by and subject to Section 6.4.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

            8.1        Termination. This Agreement may be terminated at any time prior to the Closing:

                          (a) by mutual written consent of Purchaser and Seller;

                          (b)        by either Seller or Purchaser, if the Share Purchase shall not have been consummated by the date that is one hundred eighty days (180) days from the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                          (c)        by either Seller or Purchaser, if a Governmental Entity shall have issued an Order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase, which Order, decree, ruling or other action is final and nonappealable;

                          (d)        by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, if such inaccuracy in Purchaser’s representations and warranties or breach by Purchaser is curable by Purchaser prior to the End Date through the exercise of reasonable efforts, then Seller may not terminate this Agreement under this Section 8.1(d) prior to thirty (30) days following the receipt of written notice from Seller to Purchaser of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured so that such conditions would then be satisfied);

                          (e)        by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Acquired Company or Seller set forth in this Agreement, or if any representation or warranty of the Acquired Company or Seller shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, if such inaccuracy in the Acquired Company’s or Seller’s representations and warranties or breach by the Acquired Company or Seller is curable by the Acquired Company or Seller prior to the End Date through the exercise of reasonable efforts, then Purchaser may not terminate this Agreement under this Section 8.1(e) prior to thirty (30) days following the receipt of written notice from Purchaser to Seller of such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Acquired Company or Seller is cured so that such conditions would then be satisfied);

                          (f)        prior to the Contingency Termination Event, by Seller for any reason or for no reason.

                          (g)        after the occurrence of the Contingency Termination Event, by Seller if prior to receipt of the Seller Shareholder Approval and substantially concurrently with such termination, Seller enters into a Seller Acquisition Agreement in accordance with Section 6.11(f);

                          (h) after the occurrence of the Contingency Termination Event, by Purchaser if the Seller Board has effected an Adverse Recommendation Change; or

                          (i) after the occurrence of the Contingency Termination Event, by Seller if (i) the conditions set forth in Section 7.3 (other than the conditions that by their terms are to be satisfied or waived at the Closing) have been satisfied or waived, (ii) Seller has confirmed by written notice to Purchaser that all conditions set forth in Section 7.2 (other than the conditions that by their terms are to be satisfied or waived at the Closing) have been satisfied or that it is willing to waive any such unsatisfied conditions in Section 7.2 and (iii) the Share Purchase and the other transactions contemplated by this Agreement shall not have been consummated upon the terms set forth herein within two (2) Business Days after the delivery of such notice.

            8.2        Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto or upon the receipt of both consents in the event of a termination pursuant to Section 8.1(a); provided, that with respect to any termination of this Agreement under Section 8.1(f), such termination will be effective on the date that is three (3) days following delivery of a valid written notice of Seller to Purchaser unless such notice is revoked by Seller in writing prior to such third day. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.2(a), this Section 8.2, Section 8.3, Section 8.5 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of any material covenant of this Agreement.

            8.3        Amendment. Subject to applicable Legal Requirements, the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of Purchaser and Seller.

            8.4        Extension; Waiver. At any time prior to the Closing, Seller may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Purchaser, (b) waive any inaccuracies in the representations and warranties made by Purchaser to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for Seller’s benefit contained herein. At any time prior to the Closing, Purchaser may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations or other acts of Seller or the Acquired Company, (y) waive any inaccuracies in the representations and warranties made by Seller or the Acquired Company to it contained herein or in any document delivered pursuant hereto, and (z) waive compliance with any of the agreements or conditions for the benefit of Purchaser contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

            8.5        Expense Reimbursement.

                          (a)        If this Agreement is terminated by Seller pursuant to Section 8.1(f) (and not pursuant to any other termination rights set forth in Section 8.1), then Seller shall pay the Expense Reimbursement to Purchaser in immediately available funds within two (2) Business Days of Seller’s receipt from Purchaser of the amount of the Expense Reimbursement.

                          (b)        In no event shall Seller be required to pay the Expense Reimbursement on more than one occasion. Purchaser agrees that, upon any termination of this Agreement under circumstances where the Expense Reimbursement is payable by Seller pursuant to this Section and such Expense Reimbursement is paid in full, Purchaser shall be precluded from any other remedy against Seller or the Acquired Company, at law or in equity or otherwise, and Purchaser shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Seller, the Acquired Company or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby. If Seller is obligated to, and does pay, the Termination Fee pursuant to Section 8.6, in no event shall Seller ever have to pay the Expense Reimbursement.

            8.6        Termination Fees.

                          (a)        If this Agreement is terminated by Purchaser pursuant to Section 8.1(h), then Seller shall pay an amount equal to the lesser of (i) $1,000,000 and (ii) the aggregate of the amount of Purchaser’s reasonable and documented out-of-pocket fees and expenses relating to the evaluation, negotiation and execution of this Agreement and the amount that Purchaser is obligated to pay or reimburse to the Financing Sources pursuant to the Commitments (the “Termination Fee”) to Purchaser in immediately available funds within two (2) Business Days after such termination.

                          (b)        If this Agreement is terminated by Seller pursuant to Section 8.1(g), then Seller shall pay the Termination Fee to Purchaser in immediately available funds substantially concurrently with such termination.

                          (c)        If (i) after the date of this Agreement, an Acquisition Proposal shall have been publicly made or announced (and such Acquisition Proposal is not withdrawn on or prior to the date that is two (2) Business Days prior to the date of the Special Meeting), (ii) thereafter, this Agreement is terminated by Purchaser or Seller pursuant to Section 8.1(b) or by Purchaser pursuant to Section 8.1(e) and (iii) concurrently with or up to the date that is six (6) months after such termination, Seller enters into a definitive agreement with respect to such Acquisition Proposal which is thereafter consummated, then Seller shall pay to Purchaser the Termination Fee by wire transfer of same-day funds substantially concurrently with the consummation of such Acquisition Proposal.

                          (d)        In no event shall Seller be required to pay the Termination Fee on more than one occasion. Purchaser agrees that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by Seller pursuant to this Section and such Termination Fee is paid in full, Purchaser shall be precluded from any other remedy against Seller or the Acquired Company, at law or in equity or otherwise, and Purchaser shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Seller, the Acquired Company or any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby. If Seller is obligated to, and does pay, the Expense Reimbursement pursuant to Section 8.5, in no event shall Seller ever have to pay the Termination Fee.

ARTICLE IX
INDEMNIFICATION

            9.1        Indemnification by Seller. Subject to the terms of this Article IX, Seller will indemnify, defend and hold Purchaser and its Affiliates (including, after the Closing, the Acquired Company and its Subsidiaries) and each of their respective officers, directors, shareholders, managers, members, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) harmless against and in respect of any and all Losses, which such Purchaser Indemnified Party has suffered or incurred arising out of (a) any breach or inaccuracy of any representation or warranty made by Seller or the Acquired Company in this Agreement; provided, however, for purposes of this Section 9.1(a), in determining the amount of any Losses with respect to any breach or inaccuracy of a representation or warranty by Seller or the Acquired Company such representations and warranties will be read without regard to any materiality or knowledge qualifier (including, without limitation, any reference to “material,” “in all material respects” or Material Adverse Effect) contained therein, but that such representations and warranties shall be read with regard to materiality and knowledge qualifiers (including, without limitation, any reference to “material,” “in all material respects” and Material Adverse Effect) in determining whether there has been a breach or inaccuracy of any such representations or warranties or (b) any breach or non-fulfillment of any covenant, agreement or obligation of the Acquired Company (at or prior to the Closing) or Seller under this Agreement.

            9.2        Survival. The representations and warranties contained in or made pursuant to this Agreement will survive the Closing and will expire on the twelve (12) month anniversary of the Closing Date. The covenants, agreements and obligations of the parties set forth in this Agreement to be performed after the Closing shall survive the Closing until such covenants are performed. A claim may be asserted against Seller for breach of a representation, warranty, agreement or covenant, if written notice of such claim describing in reasonable detail the facts and circumstances of the subject matter of such claim is received by Seller within the survival time period applicable to such claim set forth in this Section 9.2, and any such timely claim will survive until such claim is finally and fully resolved.

            9.3        Claims.

                          (a)        Inter-Party Claims. With respect to any indemnification sought pursuant to this Article IX by a Purchaser Indemnified Party that does not involve a Third Party Claim (a “Direct Claim”), the Purchaser Indemnified Party shall provide written notice thereof to Seller (an “Indemnity Notice”) within five (5) days of becoming aware of such Direct Claim. The Indemnity Notice shall describe in reasonable detail (based on information then available to the Purchaser Indemnified Party) the nature of the Direct Claim, the Purchaser Indemnified Party’s reasonable estimate of the amount of Losses attributable to such claim and the basis of the Purchaser Indemnified Party’s request for indemnification under this Article IX. If Seller notifies the Purchaser Indemnified Party within fifteen (15) days from its receipt of the Indemnity Notice that Seller disputes such Direct Claim (the “Dispute Notice”), such Direct Claim shall be resolved as provided in Section 10.7. If Seller does not timely deliver a Dispute Notice with respect to an Indemnity Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, Seller shall be deemed to have accepted and agreed with all or such unobjected-to portion of the Direct Claim and shall be conclusively deemed to have consented to the recovery by the Purchaser Indemnified Party of all or such unobjected-to portion of the Losses specified in the Indemnity Notice, and the Purchaser Indemnified Party (or any designee thereof) shall be paid all or such unobjected-to portion of the claim in accordance with Section 9.5.

                          (b)        Third Party Claims.

                                        (i)        A Purchaser Indemnified Party claiming indemnification under this Article IX against Seller with respect to any claims asserted against it by a third-party (“Third Party Claim”) that would reasonably be expected to give rise to a right of indemnification under this Article IX shall notify Seller in writing of such Third Party Claim, together with a copy of all papers served with respect to such claim (if any) (a “Claim Notice”), within five (5) days of becoming aware of such Third Party Claim. If Seller gives notice (the “Notice of Assumption”) to the Purchaser Indemnified Party, within fifteen (15) days after the Purchaser Indemnified Party has delivered the Claim Notice, that Seller elects to assume the defense of the Third Party Claim (at Seller’s own cost and expense) and will indemnify the Purchaser Indemnified Party against such Third Party Claim, then Seller shall have the right to defend such Third Party Claim with counsel selected by Seller and who is reasonably acceptable to the Purchaser Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted reasonably diligently by Seller to a final conclusion or settled in accordance with this Section 9.3(b). If Seller does not give such timely Notice of Assumption to the Purchaser Indemnified Party or if Seller will not assume the defense or agree to indemnify the Purchaser Indemnified Parties, the Purchaser Indemnified Parties will control the defense at the cost and expense of Seller, to the extent such Third Party Claim is indemnifiable hereunder. Seller shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that Seller shall not consent to the entry of a judgment or enter into any settlement without the prior written consent of the Purchaser Indemnified Party and a full general release for such Purchaser Indemnified Party. The Purchaser Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by Seller pursuant to this Section 9.3(b), and the Purchaser Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that if the Purchaser Indemnified Party has reasonably concluded that there is a conflict of interest between Seller and the Purchaser Indemnified Party, Seller shall bear the reasonable costs and expenses of one counsel to the Purchaser Indemnified Party in connection with such defense. The Purchaser Indemnified Parties and Seller shall reasonably cooperate with each other in contesting any Third Party Claim.

                                        (ii)        Notwithstanding anything to the contrary contained in this Agreement, a Purchaser Indemnified Party shall have the right to control the defense, compromise and settlement of any Third Party Claim at the expense of Seller if (A) the claim involves criminal charges or seeks an injunction or other equitable relief against a Purchaser Indemnified Party or (B) Seller fails to give the Notice of Assumption (with the appropriate election) within fifteen (15) days after receipt of any Claim Notice or Seller timely gives the Notice of Assumption to the Purchaser Indemnified Party but fails to reasonably diligently prosecute the Third Party Claim. Assumption by the Purchaser Indemnified Party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to indemnification hereunder. Seller may participate in, but not control, any defense or settlement controlled by the Purchaser Indemnified Party pursuant to this Section 9.3(b)(ii), and Seller shall bear its own costs and expenses with respect to such participation. If Seller elects not to (or is deemed to have elected not to) assume the defense of a Third Party Claim, and Seller dispute that the Third Party Claim is indemnifiable under this Article IX, the determination of whether the Purchaser Indemnified Party is entitled to indemnification hereunder shall be resolved pursuant to Section 10.7.

                                        (iii)        Subject to the last sentence of Section 9.3(b)(ii) (to the extent applicable), after (i) any order, judgement or decree shall have been rendered, (ii) a settlement shall have been consummated or (iii) the Purchaser Indemnified Party and Seller shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Purchaser Indemnified Party shall forward to Seller notice of any sums due and owing by Seller pursuant to this Agreement with respect to such matter and such sums so due and owing to the Purchaser Indemnified Party, or any designee thereof, shall be paid to the Purchaser Indemnified Party, or any designee thereof, in accordance with Section 9.5.

            9.4        Certain Limitations on Indemnification. The maximum aggregate amount that the Purchaser Indemnified Parties may recover from Seller for Losses arising out of or resulting from the causes enumerated in Section 9.1 shall be limited to an amount equal to $4,500,000 (the “General Indemnity Cap”), except that:

                          (a)        In the event of (i) any claim pursuant to Section 9.1(b) or (ii) any claim pursuant to Section 9.1(a) in respect of a breach or inaccuracy of any Fundamental Representation or Fraud, the General Indemnity Cap shall not apply and the liability for Losses of Seller shall be limited to an amount equal to the Final Purchase Price in respect of any indemnity claims brought pursuant to this Article IX in respect thereof.

                         (b)        Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 9.1(a) until the aggregate amount of all Losses in respect of indemnification claims arising under Section 9.1(a) exceeds $25,000 (the “Threshold Amount”), and once the Threshold Amount is met, Seller will be liable for all such indemnifiable Losses from the first dollar of such Losses; provided, however, that such limitation shall not shall not apply to Losses in respect of claims arising out of the breach or inaccuracy of any Fundamental Representations.

            9.5        Payments. All amounts payable to the Purchaser Indemnified Parties pursuant to this Article IX with respect to a claim for indemnifiable Losses pursuant to Section 9.1 shall be satisfied against Seller; provided, however, that if any of the parties hereto obtains representation and warranty insurance in connection with the representations and warranties set forth in this Agreement, all amounts payable to the Purchaser Indemnified Parties pursuant to this Article IX with respect to a claim for indemnifiable Losses pursuant to Section 9.1 shall be satisfied: (a) first against Seller up to the Threshold Amount; (b) second against such representation and warranty insurance policy and (c) third if there are any unpaid indemnifiable Losses after exhaustion of clauses (a) and (b) above, against Seller, subject to the limitations set forth in this Article IX. All amounts payable to the Purchaser Indemnified Parties pursuant to this Article IX directly by Seller shall be paid by wire transfer of immediately available funds, promptly, but in any event no later than no later than three (3) days, following receipt from a Purchaser Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for an Loss that is the subject of indemnification hereunder, unless Seller timely objected in good faith to the claim for indemnification with respect to such indemnifiable Loss in accordance with the provisions of this Article IX.

            9.6        Characterization of Indemnification Payments. All indemnification payments made pursuant to this Agreement shall be deemed to be and treated, to the extent permitted by Legal Requirements, as an adjustment to the Purchase Price for all purposes.

            9.7        Exclusive Remedy. Purchaser, on behalf of itself and the Purchaser Indemnified Parties, acknowledge and agree that, should the Closing occur, its and their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Acquired Company, its Subsidiaries and their respective assets, liabilities and businesses shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, Purchaser, on behalf of itself and the Purchaser Indemnified Parties, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action it or its Affiliates may have against the other party or its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

ARTICLE X
GENERAL PROVISIONS

            10.1      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by messenger service or by electronic mail, (b) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, (c) on the date of transmission if sent by email (provided, that such email states that it is a notice delivered pursuant to this Section 10.1) or (d) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Purchaser, to:

Silicon Valley Technology Partners LLC
125 S Market Street
San Jose, CA 95113
Attention: Eric Kelly
Email: ekelly@sphere3d-overland.com

if to Seller or the Acquired Company (prior to the Closing), to:

Sphere 3D Corp.
9112 Spectrum Center Boulevard
San Diego, California 92123
Attention:        Kurt Kalbfleisch, Chief Financial Officer
Email: kkalbfleisch@overlandstorage.com
Fax:                   (858) 495-4267

with a copy, which shall not constitute notice, to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention:        Warren Lazarow and Paul L. Sieben
Telephone No.: (650) 473-2600
Facsimile No.:   (650) 473-2601
Email: wlazarow@omm.com and psieben@omm.com

            10.2      Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. An exception or disclosure made in Acquired Company Disclosure Letter with regard to a representation or warranty of the Acquired Company or Seller shall be deemed made with respect to any other representation or warranty by such party to which such exception or disclosure is reasonably apparent. The phrase “made available” in this Agreement means that the information referred to has been posted to the online data room maintained in connection with the transactions contemplated by this Agreement or otherwise provided to the party if requested by the party to whom such information is provided.

            10.3      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            10.4      Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Acquired Company Disclosure Letter, together with the other Contracts entered into or to be entered into in connection with the Share Purchase and the other transactions contemplated hereby, (i) constitutes the entire agreement among the parties with respect to the subject matter in this Agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter in this Agreement, and (ii) is not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided herein.

            10.5      Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

            10.6      Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Share Purchase and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.7 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller, the Acquired Company nor Purchaser would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.6 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 10.7, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (a) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (b) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

            10.7      Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of Purchaser, the Acquired Company and Seller irrevocably submits to the exclusive jurisdiction of (a) the Superior Courts of the State of California, Santa Clara County, and (b) the United States District Court in Santa Clara, California, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Purchaser, the Acquired Company and Seller agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Santa Clara, California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Santa Clara County. Each of Purchaser, the Acquired Company and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each of Purchaser, the Acquired Company and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Superior Court of the State of California, Santa Clara County, or (y) the United States District Court in Santa Clara, California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Purchaser, the Acquired Company and Seller irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 10.1 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 10.1, and service so made shall be completed when received.

            10.8      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            10.9      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each of the other parties. Any purported assignment in violation of this Section 10.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            10.10    Waiver of Jury Trial. SUBJECT TO THE LIMITATIONS IMPOSED BY APPLICABLE LAW, EACH OF PURCHASER, THE ACQUIRED COMPANY AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER, THE ACQUIRED COMPANY OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

            10.11    Fees and Expenses. Except as set forth in this Agreement, including in Section 6.1, Section 6.4(a), Section 8.5 and Section 8.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Share Purchase is consummated.

            10.12    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

            “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

            “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

             “Acquired Company Material Contract” shall mean any of the following to which the Acquired Company or any of its Subsidiaries is a party (other than a Company Benefit Plan except as provided in clause (h) and (i) below):

                          (a)        all joint venture, partnership or similar Contracts;

                          (b)        all powers of attorney with respect to the Business or the Acquired Company;

                          (c)        any agreement of indemnification or any guaranty by the Acquired Company other than any agreement providing for indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

                          (d)        any Contract containing any covenant (i) limiting in any material respect the right of the Acquired Company to engage in any line of business or compete with any Person in any line of business or to compete with any Person or (ii) granting any exclusive distribution rights;

                          (e)        any Contract relating to the disposition or acquisition by the Acquired Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Acquired Company has any material ownership interest in any other Person or other business enterprise;

                          (f)        any Contract requiring the Acquired Company to provide to any third party software source code owned by the Acquired Company for any product or technology that is material to the Business;

                          (g)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness or the borrowing of money by, or extension of credit to, the Acquired Company in a principal amount in excess of $250,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business; or

                          (h)        any collective bargaining agreement;

                          (i)        any employment agreement with any officer of the Acquired Company or any employee of the Acquired Company that receives more than $200,000 in annual basis and any Contract with any independent contractor or consultant who receives annual fees in excess of $200,000;

                          (j)        each material distributorship, sales agency, sales representative, reseller or marketing, value added reseller, manufacturing, original equipment manufacturing, technology transfer, source code license or other license or other agreement (i) pursuant to which any other person is authorized to use any material Intellectual Property owned by the Acquired Company, other than contracts entered in the ordinary course of business and (ii) pursuant to which the Acquired Company or a Subsidiary is authorized to use any material Intellectual Property owned by any other person, other than agreements for commercial off-the-shelf software (including software as a service), agreements with current and former employees, consultants, and contractors, non-disclosure agreements, and licenses for Open Source Software; or

                          (k)        any agreement or set or series of related agreements pursuant to which the Acquired Company receives or is to receive goods or services that, individually or in the aggregate, are material to the operation of the Business.

            “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any arm’s length Third Party relating to (a) any acquisition or purchase, direct or indirect, of assets (including securities of any subsidiary of Seller) equal to 50.1% or more of the consolidated assets of the Seller and its subsidiaries or of the Acquired Company and its Subsidiaries or to which 50.1% or more of the consolidated revenues or earnings of Seller and its subsidiaries or the Acquired Company and its Subsidiaries are attributable (any such assets, a “Material Segment”) or 50.1% or more of any class of equity or voting securities of the Seller, the Acquired Company or of any of their respective subsidiaries whose assets, individually or in the aggregate, constitute a Material Segment, (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 50.1% or more of any class of equity or voting securities of the Seller, or (c) a merger, amalgamation, consolidation, arrangement, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving Seller, the Acquired Company, or any of their respective Subsidiaries whose assets, individually or in the aggregate, constitute a Material Segment; provided, however, that in no event shall any issuance of any securities of Seller not to exceed 50.1% of the outstanding common shares of Seller for capital raising purposes (the “Capital Raise”) constitute an “Acquisition Proposal”.

             “Affiliate” means, with respect to any Person or other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

            “Asset Transfer” means the transfer by Seller or one or more of its subsidiaries (including the Acquired Company), and the assumption by Seller or any subsidiary of Seller (other than the Acquired Company or any of its Subsidiaries), of the Merged Business and the SNAP Business.

            “Business” means the business of the Acquired Company and its Subsidiaries as conducted as of the date hereof, other than the Merged Business.

            “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

            “Canadian Securities Laws” means all applicable securities laws in the provinces and territories of Canada and the respective instruments, rules, regulations, written policies, blanket orders and blanket rulings under such laws.

            “Closing Working Capital” means an amount equal to (a) the consolidated current assets of the Acquired Company and its Subsidiaries as of the Closing (excluding cash, cash equivalents, income tax receivables and deferred income taxes) minus (b) the consolidated current liabilities of the Acquired Company and its Subsidiaries as of the Closing (excluding sixty-five percent (65%) of the deferred revenue, accrued bonuses (both current and prior year), any bonuses or severance (including bonus and severance obligations of the Acquired Company or any of its Subsidiaries) to the extent paid or agreed to be paid by Seller (whether prior to, on or after the Closing), income tax payables, accrued severance, state sales tax accrual, Indebtedness and any liabilities of the Acquired Company or any of its Subsidiaries to Seller and any of its subsidiaries (including the Acquired Company and its Subsidiaries)). A calculation of Closing Working Capital as of December 31, 2017, is included in Exhibit C hereto for illustrative purposes only.

            “Code” means the Internal Revenue Code of 1986, as amended.

            “Commitments” means fully executed commitment letters and related term sheets with debt and/or equity financing sources, pursuant to which the financing sources therein (the “Financing Sources”) have committed, subject to the terms thereof, to lend or provide equity financing to Purchaser in an amount sufficient to pay the Estimated Purchase Price.

            “Confidential Information” shall mean all information of a confidential nature which is not in the public domain and which relates to customers, technology, financial, employment, manufacturing or other affairs of a business, including: (i) information relating to the manufacture of goods, marketing of goods or services, including without limitation customer names and lists and other customer details, markets, sales, marketing and distribution activities, marketing plans, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; (ii) information relating to research and development, product development, future projects, business strategy, business development or planning, commercial relationships and negotiations; and (iii) any unpatented, secret or proprietary manufacturing or research know-how, expertise, technical or other information, including without limitation all related ideas, concepts, methods, inventions, designs, drawings, discoveries, data, formulae, processes, techniques and specifications, products, product plans and all formulations, specifications and grade names of products.

            “Contingency Termination Event” means the occurrence of each of the following: (a) the execution of legally binding Commitments by the Financing Sources and Purchaser, which shall be delivered to Seller and shall be in a form reasonably acceptable to Seller, (b) the execution and delivery by Purchaser to Seller of a written irrevocable waiver in a form reasonably acceptable to Seller pursuant to which Purchaser shall irrevocably waive the condition to Closing set forth in Section 7.3(f) and (c) an executed certificate delivered to Seller by Purchaser, making the representations set forth in Exhibit D.

            “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or commitment that is legally binding, as in effect as of the date hereof.

             “CSA Filings” means any document filed by Seller on SEDAR in compliance with applicable Canadian Securities Laws since the filing of the 20-F on SEDAR.

            “Employee” shall mean any employee, officer, director, independent contractor or consultant of or to the Acquired Company or, if such person has provided or is providing services to the Business, of or to Seller or another subsidiary of Seller.

            “Expense Reimbursement” means the reasonable and documented out-of-pocket expenses incurred by Purchaser and the Financing Sources in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby; provided, however, that in no event shall the amount of the Expense Reimbursement exceed $350,000 plus any such expenses owed to Cooley LLP.

             “Fairness Opinion” means the opinion of Roth Capital Partners, LLC to the effect that, as of the date of such opinion, the Purchase Price to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to Seller.

             “Financing” means the debt and/or equity financing of Purchaser in an amount equal to or greater than the Estimated Purchase Price obtained by Purchaser for the purpose of paying the Estimated Purchase Price and consummating the Share Purchase.

            “Fraud” means an intentional or willful misrepresentation of a material fact with an intent to deceive with respect to the representations and warranties set forth in Article II or Article III hereof, which constitutes common law fraud under the laws of the State of Delaware.

            “Fundamental Representations” means the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 3.1, Section 3.2 and Section 3.5.

            “GAAP” means United States generally accepted accounting principles.

            “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality.

            “Indebtedness” means, of any Person, without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations in respect of (a) all indebtedness of such Person for borrowed money or for the deferred or unpaid purchase price of property or services, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or commercial paper, (c) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, (d) all Indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (e) all obligations of such Person under equipment financing or capital leases, and (f) all Indebtedness of others that is guaranteed by such Person or secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets of such Person (whether or not such obligation is assumed by such Person).

            “Intellectual Property” means all worldwide common law and statutory rights in, arising out of, or associated with: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

            “Knowledge of Purchaser” means the knowledge of the members of the Board of Directors of Purchaser and the officers of Purchaser, after a reasonable due inquiry.

            “Knowledge of Seller” means the knowledge of the members of the Seller Board and the officers of Seller, after a reasonable due inquiry.

            “Legal Requirements” means any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, Order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

            “Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business, (v) restrictions on transfer of securities imposed by applicable securities laws, (vi) licenses under Intellectual Property granted to third persons and (vii) liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of, the property subject thereto or affected thereby.

             “Losses” means any and all damages, losses, charges, liabilities, proceedings, diminution in value, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees); provided, however, that Losses shall not include any indirect, special, consequential or punitive damages, lost profits, or damages or other Losses based on any multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or based on any other financial metric (whether trailing, forward or otherwise), except to the extent actually awarded to a third party in a Third Party Claim.

             “Material Adverse Effect” means any event, change, effect or circumstance that (a) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the properties, assets, business, operations, results of operations or financial condition of the Business as a whole or (b) would prevent or materially alter or delay Seller’s or the Acquired Company’s ability to consummate the Share Purchase; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any event, change, effect, circumstance or development relating to or arising in connection with (a) any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement or at the request of Purchaser; (b) changes affecting the industry in which the Business operates generally or the economy of the United States or any foreign market where the Business has sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on the Business); (c) changes attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (d) hostilities, acts of war or terrorism or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof or any acts of God or comparable events; (e) changes in GAAP or Legal Requirements; (f) the failure of the Acquired Company or the Business to meet any financial or other projections for any period ending after the date of this Agreement; or (g) changes or effects, to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any disruption in, or termination or modification of, supplier, distributor, partner or similar relationships or loss of employees).

            “Merged Business” means the businesses of Unified ConneXions, Inc. (“UCX”) and HVE ConneXions, LLC (“HVE”), each as conducted immediately prior to the merger of UCX and HVE into the Acquired Company, and as such businesses are currently conducted, including the provision of information technology consulting services and hardware solutions around cloud computing, data storage and server virtualization to corporate, government, and educational institutions.

            “MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holder in Special Transactions.

            “Minority Shareholders” means all Seller Shareholders other than: (i) “interested parties” (as defined in MI 61-101); (ii) any “related party” (as defined in MI 61-101) of an “interested party”, unless the “related party” meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested party” nor “issuer insiders” of the Company; and (iii) any person that is a “joint actor” (as defined in MI 61-101) with any of the foregoing.

            “Misrepresentation” has the meaning specified in the Securities Act (Ontario).

            “Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

            “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, member, partner, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            “Public Filings” means the CSA Filings and the SEC Filings.

            “SEC Filings” means Seller’s most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (the “20-F”), and all other reports filed by Seller pursuant to Sections 13(a), 13(e), 14 and 15(d) of the 1934 Act since the filing of the 20-F.

            “Seller Shareholders” means the holders of common shares of Seller.

            “Seller Working Capital” means an amount equal to (a) the consolidated current assets of Seller and its subsidiaries as of the determination of the Final Purchase Price pursuant to Section 1.3 (excluding income tax receivables and deferred income taxes) minus (b) the consolidated total liabilities of Seller and its subsidiaries as of the determination of the Final Purchase Price pursuant to Section 1.3 (including all liabilities, whether current or otherwise, in connection with Indebtedness of Seller and costs and expenses of Seller in connection with the evaluation, negotiation, execution and performance of this Agreement).

            “Shares” has the meaning set forth in the Recitals.

            “SNAP Business” means the SNAP network attached storage business and its related Intellectual Property.

            “Special Committee” means the special committee of independent directors of the Seller Board comprised of Duncan McEwan, Vic Mahadevan and Cheemin Bo-Linn.

            “Special Meeting” means the special meeting of Seller Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held to consider the Transaction Resolution and for any other purpose as may be set out in the Proxy Statement and agreed to in writing by Seller and Purchaser.

            “Subsidiary” means any Person (a) of which the Acquired Company owns directly or indirectly fifty percent (50%) or more of the equity interest in such Person or (b) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or controlled by the Acquired Company, or (c) in which the Acquired Company has the contractual or other power to designate a majority of the board of directors or other governing body.

            “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Shares or the outstanding common shares of Seller or at least a majority of the consolidated assets of Seller and its subsidiaries or the Acquired Company and its Subsidiaries that the Seller Board determines in good faith, after taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all financial, legal, regulatory and other aspects of the proposal), is more favorable to the Seller Shareholders (other than Eric Kelly) from a financial point of view than the Share Purchase (taking into account any written proposal by Purchaser to amend the terms of this Agreement pursuant to Section 6.11(f)).

            “Target Working Capital” means $4,000,000.

            “Tax Return” means any return, report or similar filing (including the attached schedules, any elections, declarations, schedules or attachments thereto, and any amendment thereof) required to be filed with respect to Taxes.

            “Taxes” means any and all federal, state, provincial, local, foreign, or other taxes, charges, fees, imposts, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, capital, transfer, inventory, license, social security, severance, stamp, occupation, property, social security, estimated taxes, customs duties, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

            “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Purchaser or any of its Affiliates.

            “Transaction Resolution” means the resolution of the Seller Shareholders approving the Share Purchase to be considered at the Special Meeting, which shall, inter alia, constitute a special resolution in accordance with, and comply with the requirements of, subsections 184(3) to 184(8) of the Business Corporations Act (Ontario).

Defined Term	Section
20-F	10.12
Accounting Firm	1.3(d)
Acquired Company	Preamble
Acquired Company Charter Documents	2.1(b)
Acquired Company Disclosure Letter	Article II
Adverse Recommendation Change	6.11(a)(ii)
Agreement	Preamble
Capital Raise	10.12
Claim Notice	9.3(b)
Closing	1.2
Closing Date	1.2
Closing Statement	1.3(c)
Company Benefit Plan	2.13(a)
Contemplated Transactions	1.2
Direct Claim	9.3(a)
Dispute Notice	9.3(a)
Disputed Line Items	1.3(d)
End Date	8.1(b)
Environmental Law	2.16
ERISA	2.13(a)
ERISA Affiliate	2.13(d)
Estimated Closing Statement	1.3(b)
Estimated Purchase Price	1.3(b)
Final Purchase Price	1.3(f)
Financials	6.10
Financing Documents	6.1(b)
Financing Sources	10.12
General Indemnity Cap	9.4
HVE	10.12
Indemnity Notice	9.3(a)
Intellectual Property Rights	2.8(e)
Material Segment	10.12
Notice of Assumption	9.3(b)
Notice of Disagreement	1.3(d)
Open Source Materials	2.8(f)
Pre-Closing Director	6.1(a)
Proxy Statement	3.6
Purchase Price	1.3
Purchaser	Preamble
Purchaser Indemnified Party	9.1

Purchaser Material Adverse Effect	4.1
Registered IP	2.8(c)
SEC	Article II
Seller	Preamble
Seller Acquisition Agreement	6.11(f)
Seller Board	3.2(a)
Seller Board Recommendation	3.2(e)
Seller Material Adverse Effect	3.1
Seller Representatives	6.11(a)(i)
Seller Shareholder Approval	3.2(a)
Share Purchase	1.1
Shares	Recitals
Shortfall Amount	1.3(f)(ii)
Statement of Assets and Liabilities	2.5(a)
Statement of Assets and Liabilities Date	2.5(a)
Termination Fee	8.6(a)
Third Party Claim	9.3(b)
Threshold Amount	9.4(b)
UCX	10.12

*****

          IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed by their duly authorized respective officers as of the date first written above.

SILICON VALLEY TECHNOLOGY PARTNERS LLC

By:	/s/ Eric Kelly
Name:	Eric Kelly
Title:	Chief Executive Officer

OVERLAND STORAGE, INC.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Director

SPHERE 3D CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Director

Annex B: Transaction Resolution

BE IT RESOLVED as a special resolution that:

1.

the Company is hereby authorized to complete the sale of the shares of Overland Storage, Inc., which may be deemed to constitute a sale of substantially all assets of Sphere 3D in accordance with Section 184(3) of the Business Corporations Act (Ontario), as more particularly described in the Company’s proxy statement dated on or around February 26, 2018;

2.

any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing; and

3.	notwithstanding the foregoing, the directors of the Company may, without further approval of the shareholders of the Company, revoke this special resolution at any time.

B-1

Annex C: Consent of Roth Capital Partners, LLC

February 26, 2018
Special Committee of the Board of Directors
Sphere 3D Corp.
125 South Market St.
San Jose, CA 95113

To the Special Committee of the Board of Directors of Sphere 3D Corp.:

We refer to the fairness opinion of our firm, dated February 19, 2018 (the “Fairness Opinion”), included as Annex D to the proxy statement and management information circular, dated on or about February 26, 2018 (the “Proxy Statement”), of Sphere 3D Corp. (the “Company”) which we prepared for the Special Committee of the Board of Directors of the Company in connection with the Share Purchase (as defined in the Proxy Statement).

We hereby consent to the filing of the text of the Fairness Opinion with the applicable securities regulatory authorities in the United States and Canada, to the references to our firm name and to the references to the Fairness Opinion contained in the Proxy Statement, and to the inclusion of the text of the Fairness Opinion as Annex D to the Proxy Statement.

(s) Roth Capital Partners, LLC
Roth Capital Partners, LLC

C-1

Annex D: Fairness Opinion of Roth Capital Partners, LLC

February 19, 2018

Special Committee of the Board of Directors
Sphere 3D Corp.
125 S. Market St.
San Jose, CA 95113

Dear Sirs:

The special committee of the board of directors (the “Special Committee”) of Sphere 3D Corp. (the “Company”) has requested the opinion of Roth Capital Partners, LLC (“Roth,” “we,” or “our”) as to the fairness, from a financial point of view, of the Consideration (as defined below) to be received by the Company pursuant to the terms of the proposed Share Purchase Agreement (the “SPA”) to be entered into by and among the Company, the Target (as defined below) and Silicon Valley Technology Partners, LLC (the “Purchaser”). Capitalized terms used herein have the respective meanings ascribed thereto in the draft of the SPA, dated February 16, 2018, provided to us by the Company (the “Draft SPA”).

Pursuant to the terms of the Draft SPA, the Company shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Company, all of the shares of Overland Storage, Inc. (the “Target”), free and clear from all Liens, in consideration for payment of the Purchase Price (the “Consideration”). The transactions contemplated by the Draft SPA are referred to herein as the “Transaction.”

In connection with our review of the proposed Transaction, and in arriving at our opinion, we have:

(i)	reviewed the Draft SPA;
(ii)

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target and the Business that were furnished to us by management of the Company;

(iii)	conducted discussions with members of senior management of the Company concerning the matters described in clause (ii);
(iv)	conducted discussions with members of Ernst & Young and Duff & Phelps regarding each of their work on behalf of the Company;
(v)	reviewed publicly available information relating to the Company and the Target;
(vi)	reviewed the financial terms, to the extent publicly available, of certain acquisitions that we deemed relevant;
(vii)	reviewed the financial terms, to the extent publicly available, of certain public companies that we deemed relevant; and
(viii)

performed such other analyses, including detailed financial analyses, and considered such other factors as we deemed appropriate for the purpose of reviewing the proposed Transaction and arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us. We have further assumed that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that management of the Company is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the expected future results of operations and financial condition of the Target. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. With respect to the financial forecasts provided to and examined by us, we note that projecting the future results of any company, partnership, venture or asset is inherently subject to uncertainty.

In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. Our opinion does not address any legal, regulatory, tax or accounting issues. In arriving at our opinion, we have assumed that the executed SPA will be in all material respects identical to the Draft SPA reviewed by us. Furthermore, Roth is not responsible for, and this opinion does not reflect, any changes to the terms of the Draft SPA and related documents that may be included in the executed SPA.

We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the SPA and all related documents and instruments that are referred to therein are true and correct, (ii) each party to the SPA will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the SPA without any waiver or amendments thereto or delay of any terms or conditions thereof, and (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that in connection with the receipt of all the necessary regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Company, the Target or the contemplated benefits of the Transaction.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company or the Target, and we have not been furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Target or any of their respective affiliates is a party or may be subject, and at the direction of the Special Committee and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters (other than to the extent set forth in the Draft SPA or the financial information provided to us by or on behalf of the Company).

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which the Company’s common shares may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion.

We have been engaged by the Special Committee to act as its financial advisor and, under certain circumstances, we will be entitled to receive certain fees from the Company for providing such services, including the provision of this opinion. In the two years prior to the date hereof, we have provided financing services and financial advisory services to the Company and have received fees in connection with such services. Roth may also seek to provide financial advisory and financing services to the Company and its affiliates in the future and would expect to receive fees for the rendering of such services. As part of the financing and financial advisory services previously rendered to the Company, Roth has a right of first refusal on certain future investment banking services, which right it has contractually agreed to waive as a condition to providing this opinion. As of the date of this opinion, we hold 200 common shares of the Company and warrants to acquire approximately 73,367 common shares of the Company at $5.00 per share.

We have acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for our services, which fee is contingent upon the public announcement of the Transaction insofar as we will be paid in the Company’s common shares, which common share payment will not be released to us until the Transaction is formally announced. We expect to receive additional common shares of the Company in the event that our disposition of those shares is less than our fee and expenses for this opinion. The Company has agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Transaction, and, accordingly, may at any time hold a long or a short position in such securities.

Consistent with applicable legal and regulatory requirements, Roth has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company and/or the Transaction that differ from the views of our investment banking personnel.

This opinion has been prepared for the information of the Special Committee for its use in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any matter relating to the Transaction or any other matter. Except with respect to the inclusion of this opinion in the prospectus/proxy statement or other filings with the U.S. Securities and Exchange Commission relating to the Transaction in accordance with our engagement letter, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by Roth’s Fairness Opinion Committee.

This opinion addresses only the fairness, from a financial point of view, to the Company of the Consideration and does not address the relative merits of the Transaction or any alternatives to the Transaction, the Company’s underlying decision to proceed with or effect the Transaction, or any other aspect of the Transaction. This opinion does not address the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company. This opinion is not a valuation of the Company or the Target or their assets or any class of their securities. We are not experts in, nor do we express an opinion on, legal, tax, accounting or regulatory issues. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, in connection with the Transaction.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration to be received by the Company pursuant to the Draft SPA is fair, from a financial point of view, to the Company.

Sincerely,

/s/ Roth Capital Partners, LLC

ROTH CAPITAL PARTNERS, LLC

SPHERE 3D CORP.

(the "Company")

FORM OF PROXY ("PROXY")

Special Meeting
(TBD) 2018 at 9:00 a.m. (Pacific Time)
Cityview Plaza, 100 West San Fernando Street, Suite 340,
San Jose, CA 95113, United States of America
(the "Meeting")

RECORD DATE: (Record Date)
CONTROL NUMBER: «CONTROL_NUMBER»
SEQUENCE #: «SEQUENCE_NUMBER» - «CUSIP» - «PartAcct_No»
FILING DEADLINE FOR PROXY: (TBD) 2018 at 9:00 a.m. (Pacific Time)

The undersigned hereby appoints , of the Company, whom failing , , or failing both of them , (the "Management Nominees"), or instead of any of them, the following Appointee

Please print appointee name

as proxyholder on behalf of the undersigned with the power of substitution to attend, act and vote for and on behalf of the undersigned in respect of all matters that may properly come before the Meeting and at any adjournment(s) or postponement(s) thereof, to the same extent and with the same power as if the undersigned were personally present at the said Meeting or such adjournment(s) or postponement(s) thereof in accordance with voting instructions, if any, provided below.

«MAIL_SEQUENCE»
«Name»
«Add1»
«Add2»
«Add3»
«City», «Province» «Postal_Code»
«Country»

«Shares»
«SEQUENCE_NUMBER»

- SEE VOTING GUIDELINES ON REVERSE -

RESOLUTIONS – MANAGEMENT VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT ABOVE THE BOXES

This proxy revokes and supersedes all earlier dated proxies and **MUST BE SIGNED**

PLEASE PRINT NAME

Signature of registered owner(s) *Date (MM/DD/YYYY)*

TMX | TSX Trust

Proxy Voting – Guidelines and Conditions

1. **THIS PROXY IS SOLICITED BY MANAGEMENT OF THE COMPANY.**

2. **THIS PROXY SHOULD BE READ IN CONJUNCTION WITH THE MEETING MATERIALS PRIOR TO VOTING.**

3. **If you appoint the Management Nominees to vote your securities, they will vote in accordance with your instructions or, if no instructions are given, in accordance with the Management Voting Recommendations highlighted for each Resolution on the reverse. If you appoint someone else to vote your securities, they will also vote in accordance with your instructions or, if no instructions are given, as they in their discretion choose.**

4. This proxy confers discretionary authority on the person named to vote in his or her discretion with respect to amendments or variations to the matters identified in the Notice of the Meeting accompanying the proxy or such other matters which may properly come before the Meeting or any adjournment or postponement thereof.

5. **Each security holder has the right to appoint a person other than the Management Nominees specified herein to represent them at the Meeting or any adjournment or postponement thereof.** Such right may be exercised by inserting in the space labeled "*Please print appointee name*", the name of the person to be appointed, who need not be a security holder of the Company.

6. To be valid, this proxy must be signed. Please date the proxy. If the proxy is not dated, it is deemed to bear the date of its mailing to the security holders of the Company.

7. To be valid, this proxy must be filed using one of the ***Voting Methods*** and *must be received by TSX Trust Company* before the ***Filing Deadline for Proxies***, noted on the reverse or in the case of any adjournment or postponement of the Meeting not less than 48 hours (Saturdays, Sundays and holidays excepted) before the time of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

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Annex E: Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated statements of Sphere 3D Corp. (the “Company”), adjusted to give effect to the sale of all of the shares of capital stock of Overland Storage, Inc. (“Overland”) in accordance with the Share Purchase Agreement, dated February 20, 2018, by and among the Company, Overland, and Silicon Valley Technology Partners LLC (the “Share Purchase Agreement”), excluding (a) the businesses of (i) Unified ConneXions, Inc. and (ii) HVE ConneXions, LLC (including the provision of information technology consulting services and hardware solutions around cloud computing, data storage and server virtualization to corporate, government, and educational institutions), and (b) the SNAP network attached storage business. These unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with the Company’s Annual Report on Form 10-K for the years ended December 31, 2017 and 2016 filed with the United States Securities and Exchange Commission on March 21, 2018.

The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed sale as if it had occurred on December 31, 2017 and 2016. The impact is included in the December 31, 2017 and 2016 unaudited pro forma condensed consolidated balance sheets. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017 and the year ended December 31, 2016 give effect to the proposed sale of shares as if it had occurred on January 1, 2016. The unaudited pro forma condensed consolidated statements of operations also give effect to the use of the proceeds from the proposed sale to repay all of the Company’s outstanding obligations under the Credit Agreement entered into by the Company with Opus Bank in April 2016, as amended (the “Opus Credit Agreement”), its outstanding obligations under the $24.5 million convertible note entered into by the Company with FBC Holdings in December 2014, as amended (the “FBC Note”), and its outstanding obligations under that certain subordinated promissory note, issued on or around December 11, 2017 (the “MFV Note”) by Overland Storage to MF Ventures, LLC, as if the sale of shares had occurred on January 1, 2016.

The unaudited pro forma adjustments related to the sale of the shares of Overland are based on available information and assumptions that management believes are (1) directly attributable to the sale of the shares; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on consolidated operating results. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future. The Company cautions shareholders that its future results of operations, including uses of cash and financial position, may significantly differ from those described in these unaudited pro forma condensed consolidated financial statements, and accordingly, these unaudited pro forma condensed consolidated financial statements should be read in conjunction with the disclosures in the proxy statement to which they are attached regarding the nature of Sphere 3D’s business following completion of the transactions contemplated by the Share Purchase Agreement.

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
As of December 31, 2017

		Pro Forma
		Pro Forma		Pro Forma
	Sphere 3D	Adjustments	Notes	Results
Assets
Current Assets:
Cash and cash equivalents	$4,598	$192	(a)(b)	$4,790
Accounts receivable, net	11,482	(9,660)	(b)	1,822
Inventories	8,366	(6,917)	(b)	1,449
Other current assets	1,829	(1,411)	(b)	418
Total current assets	26,275	(17,796)		8,479

Property and equipment, net	2,742	(2,718)	(b)	24
Goodwill	11,590	(10,205)	(b)	1,385
Intangible assets, net	41,473	(36,295)	(b)	5,178
Other assets	1,200	(883)	(b)	317
Total assets	$83,280	$(67,897)		$15,383

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,362	$(6,283)	(b)	$3,079
Accrued liabilities	4,157	(1,523)	(b)(j)(c)	2,634
Accrued payroll and employee compensation	3,240	389	(b)(i)	3,629
Deferred revenue	5,060	(3,941)	(b)	1,119
Debt, related party	26,613	(26,613)	(c)	-
Debt	18,195	(18,195)	(c)	-
Other current liabilities	1,283	(1,261)	(b)	22
Total current liabilities	67,910	(57,427)		10,483
Deferred revenue, long term	1,276	(725)	(b)	551
Other non current liabilities	3,631	(1,921)	(b)	1,710
Total liabilities	72,817	(60,073)		12,744
Shareholders’ equity:
Common stock	173,871	1,831	(d)	175,702
Accumulated other comprehensive (loss)	(1,981)	(30)	(b)	(2,011)
Accumulated deficit	(161,427)	(9,625)	(l)	(171,052)
Shareholders’ equity	10,463	(7,824)		2,639
Total liabilities and equity	$83,280	$(67,897)		$15,383

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
For the Year Ended December 31, 2017

		Pro Forma
	Sphere	Pro Forma		Pro Forma
	3D	Adjustments	Notes	Results
Net revenue	$81,523	$(69,186)	(e)	$12,337
Cost of revenue	56,839	(47,017)	(e)	9,822
Gross profit	24,684	(22,169)	(e)	2,515

Operating expenses:
Sales and marketing	18,682	(15,282)	(e)	3,400
Research and development	7,281	(1,783)	(e)	5,498
General and administrative	20,112	(10,092)	(e)(h)	10,020
Impairment of acquired intangible assets	2,524	(230)	(e)	2,294
	48,599	(27,387)		21,212
Loss from operations	(23,915)	5,218		(18,697)

Interest expense	(5,911)	5,911	(f)	-
Other income (expense), net	2,010	(209)	(e)(k)	1,801
(Loss) income before income taxes	(27,816)	10,920		(16,896)
Provision (benefit) for income taxes	(1,632)	780	(e)(g)	(852)
Net (loss) income	$(26,184)	$10,140		$(16,044)

Net loss per share:
Basic and diluted	$(5.26)			$(2.87)
Shares used in computing net loss per share:
Basic and diluted	4,978		(d)	5,597

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
As of  December  31,  2016

		Pro Forma
	Sphere	Pro Forma		Pro Forma
	3D	Adjustment	Notes	Results
Assets
Current Assets:
Cash and cash equivalents	$5,056	$(1,979)	(a)(b)	$3,077
Accounts receivable, net	11,591	(11,136)	(b)
Inventories	10,002	(8,759)	(b)	455 1,243
Other current assets	3,621	(1,691)	(b)	1,930
Total current assets	30,270	(23,565)		6,705

Property and equipment, net	3,058	(2,964)	(b)	94
Goodwill	11,068	(10,205)	(b)	863
Intangible assets, net	47,728	(38,266)	(b)	9,462
Other assets	432	(377)	(b)	55
Total assets	$92,556	$(75,377)		$17,179

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,561	$(8,476)	(b)	$2,085
Accrued liabilities	3,619	(1,547)	(b)(j)(c)	2,072
Accrued payroll and employee compensation	2,227	273	(b)(i)	2,500
Deferred revenue	5,338	(4,706)	(b)	632
Debt, related party	2,294	(2,294)	(c)	-
Debt	17,300	(17,300)	(c)
Other current liabilities	1,515	(1,246)	(b)	269
Total current liabilities	42,854	(35,296)		7,558
Deferred revenue, long term	1,051	(989)	(b)	62
Debt, related party	24,401	(24,401)	(c)
Other non current liabilities	3,804	(2,769)	(b)	1,035
Total liabilities	72,110	(63,455)		8,655
Shareholders’ equity:
Common stock	157,254	1,742	(d)	158,996
Accumulated other comprehensive (loss)	(1,565)	184	(b)	(1,381)
Accumulated deficit	(135,243)	(13,848)	(l)	(149,091)
Shareholders’ equity	20,446	(11,922)		8,524
Total liabilities and equity	$92,556	$(75,377)		$17,179

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
For the Year Ended December 31, 2016

		Pro Forma
	Sphere	Pro Forma		Pro Forma

	3D	Adjustments	Notes	Results
Net revenue	$76,393	$(71,145)	(e)	$5,248
Cost of revenue	54,054	(49,312)	(e)	4,742
Gross profit	22,339	(21,833)	(e)	506

Operating expenses:
Sales and marketing	22,243	(18,621)	(e)	3,622
Research and development	8,794	(2,149)	(e)	6,645
General and administrative	20,728	(12,707)	(e)(h)	8,021
Impairment of acquired intangible assets	34,398	(33,328)	(e)	1,070
	86,163	(66,805)		19,358
Loss from operations	(63,824)	44,972		(18,852)

Interest expense	(5,087)	5,087	(f)
Other income (expense), net	1,276	28	(e)(k)	1,304
(Loss) income before income taxes	(67,635)	50,087		(17,548)
Provision (benefit) for income taxes	825	(1,212)	(e)(g)	(387)
Net (loss) income	$(68,460)	$51,299		$(17,161)

Net loss per share:
Basic and diluted	$(34.42)			$(8.56)
Shares used in computing net loss per share: Basic and diluted	1,989		(d)	2,005

1. Note to Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available. Accordingly, the final adjustments may be materially different from those presented in this document.

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheets and/or the unaudited pro forma condensed consolidated statements of operations.

(a)

Reflects the proceeds from the sale of all of the shares of Overland of $45.0 million, less $44.8 million and $44.0 million to extinguish the debt described above at December 31, 2017 and 2016, respectively. The debt will be repaid at the then principal, plus accrued and unpaid interest to the date of repayment.

(b)	Reflects the elimination of assets and liabilities attributable to the sale of Overland.

(c)

Reflects the elimination of debt and accrued interest. As the sale of Overland will result in the sale of assets securing the debt, upon the closing of the sale, the debt will be repaid at the then principal, plus accrued and unpaid interest to the date of repayment. The pro forma adjustment to accrued expenses includes the removal of $0.1 million of accrued interest as of December 31, 2017 and 2016.

(d)	Reflects equity awards for which vesting will accelerate upon consummation of the sale of Overland.

(e)	Reflects the elimination of income and expenses attributable to the sale of Overland.

(f)	Reflects the elimination of interest expense attributable to the debt for the years ended December 31, 2017 and 2016.

(g)

Overland has historically not recognized any income tax benefit related to its net losses because Overland maintains a full valuation allowance on its deferred tax assets. A full valuation allowance is maintained, as future profitability is uncertain.

(h)

Includes an estimated $0.7 million to support the Company during the transition services and replace the financial accounting and reporting employees, as they are expected to remain with Overland and an estimated reduction in audit fees of $0.3 million in each of 2017 and 2016.

(i)

Includes severance costs of $2.3 million associated with the sale of Overland. The Company currently intends to renegotiate portions of these arrangements to reduce the cash payable under them in an effort to conserve cash of the Company following the Closing.

(j)	Includes addition of estimated transaction costs of $1.4 million.

(k)	Includes an estimated reduction of management services of $0.5 million and $0.6 million in 2017 and 2016, respectively.

(l)	The overall adjustment to accumulated deficit includes the net effect of the sale of Overland, debt repayment and adjustments arising from the transaction as described above.

Annex F: Unaudited Combined Financial Statements for the DP&A Business

Sphere 3D Corp. (“Sphere 3D”) has prepared the following unaudited combined financial statements to show the balance sheets, statements of operations and comprehensive loss and statements of cash flows of the business of Overland Storage, Inc. (“Overland”), excluding (a) the businesses of (i) Unified ConneXions, Inc. and (ii) HVE ConneXions, LLC (including the provision of information technology consulting services and hardware solutions around cloud computing, data storage and server virtualization to corporate, government, and educational institutions), and (b) the SNAP network attached storage business (the “DP&A Business”).

The unaudited combined balance sheets are presented as of December 31, 2017 and December 31, 2016. The unaudited combined statements of operations and unaudited combined statements of cash flows are presented for the years ended December 31, 2017 and December 31, 2016. These unaudited combined financial statements of the DP&A Business, in the opinion of management, include all necessary adjustments that are necessary for a fair presentation of the financial position and results of operations of the DP&A Business for the periods presented. The historical financial information presented is not indicative of future performance and does not necessarily reflect what the DP&A Business’s financial position and results of operations would have been had it operated as an independent, standalone entity for the periods presented.

The unaudited combined financial statements of the DP&A Business should be read in conjunction with the historical consolidated financial statements and notes thereto included in Sphere’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the United States Securities and Exchange Commission (the “SEC”) on March 21, 2018.

DP&A Business
Unaudited Combined Balance Sheets
(in thousands of U.S. dollars)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$3,999	$2,984
Accounts receivable, net of allowance for doubtful accounts of $144 and $117, respectively	9,660	11,136
Inventories	6,917	8,759
Other current assets	1,411	1,691
Total current assets	21,987	24,570
Property and equipment, net	2,718	2,964
Intangible assets, net	36,295	38,266
Goodwill	10,205	10,205
Other assets	1,331	377
Total assets	$72,536	$76,382
Liabilities and Net Parent Company Investment
Current liabilities:
Accounts payable	$6,283	$8,476
Accrued liabilities	2,895	2,919
Accrued payroll and employee compensation	1,921	2,037
Deferred revenue	3,941	4,706
Debt - related party, net	1,980	—
Debt, net	18,195	17,300
Other current liabilities	1,261	1,246
Total current liabilities	36,476	36,684
Deferred revenue, long-term	725	989
Deferred income taxes	1,326	2,265
Other non-current liabilities	595	504
Total liabilities	39,122	40,442
Commitments and contingencies (Note 10)
Net parent company investment	33,414	35,940
Total liabilities and net parent company investment	$72,536	$76,382

See accompanying notes to unaudited combined financial statements.

DP&A Business
Unaudited Combined Statements of Operations and Comprehensive Loss
(in thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016

Net Revenue	$69,186	$71,145
Cost of revenue	47,017	49,312
Gross profit	22,169	21,833
Operating expenses:
Sales and marketing	15,282	18,621
Research and development	1,783	2,149
General and administrative	10,459	13,085
Impairment of goodwill and acquired intangible assets	230	33,328
	27,754	67,183
Loss from operations	(5,585)	(45,350)
Other income (expense):
Interest expense	(3,413)	(1,976)
Other income, net	741	542
Loss before income taxes	(8,257)	(46,784)
(Benefit from) provision for income taxes	(780)	1,212
Net loss	(7,477)	(47,996)
Other comprehensive income (loss):
Foreign currency translation adjustment	215	(424)
Comprehensive loss	$(7,262)	$(48,420)

See accompanying notes to unaudited combined financial statements.

DP&A Business
Unaudited Combined Statements of Cash Flows
(in thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016
Operating activities:
Net loss	$(7,477)	$(47,996)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Impairment of goodwill and acquired intangible assets	230	33,328
Depreciation and amortization	2,635	2,934
Share-based compensation	4,527	5,344
Provision for losses on accounts receivable	12	642
Deferred tax (benefit) provision	(1,264)	740
Amortization of debt issuance costs	1,996	561
Loss on disposal of fixed assets	—	14
Payment in-kind interest expense	15	—
Loss on extinguishment of debt	—	502
Changes in operating assets and liabilities:
Accounts receivable	2,132	(1,523)
Inventory	2,051	1,047
Accounts payable and accrued liabilities	(2,376)	431
Accrued payroll and employee compensation	(145)	(421)
Deferred revenue	(1,266)	(1,083)
Other assets and liabilities, net	(1,837)	(2,385)
Net cash used in operating activities	(767)	(7,865)
Investing activities:
Purchase of fixed assets	(123)	(228)
Net cash used in investing activities	(123)	(228)
Financing activities:
Net transfers to Parent	(239)	(6,439)
Proceeds from debt, related party	2,000	—
Proceeds from debt	—	18,195
Payments on debt	—	(7,391)
Net cash provided by financing activities	1,761	4,365
Effect of exchange rate changes on cash	144	(13)
Net increase (decrease) in cash and cash equivalents	1,015	(3,741)
Cash and cash equivalents, beginning of period	2,984	6,725
Cash and cash equivalents, end of period	$3,999	$2,984
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$190	$228
Cash paid for interest	$1,390	$802

See accompanying notes to unaudited combined financial statements.

DP&A Business

Notes to Unaudited Combined Financial Statements

1.	Organization and Business

On February 20, 2018, Sphere 3D Corp. (“Sphere 3D” or “Parent”), Overland Storage, Inc. (“Overland”), a California corporation and a wholly owned subsidiary of Sphere 3D, and Silicon Valley Technology Partners LLC, a Delaware limited liability company established and controlled by Eric Kelly, Sphere 3D’s Chief Executive Officer and Chairman of the Board of Directors (the “Purchaser”) entered into a share purchase agreement (the “Purchase Agreement”), pursuant to which, among other things, and subject to certain closing conditions, Sphere 3D will sell to Purchaser all of the issued and outstanding shares of capital stock of Overland. One of the closing conditions is the transfer by Sphere 3D of the businesses of Unified ConneXions, Inc. and HVE ConneXions, LLC and the SNAP network attached storage business to a subsidiary of Sphere 3D other than Overland or a subsidiary of Overland. The Overland activities after meeting this closing provision would be the Data Protection and Archives Business “DP&A Business”. These financial statements represent the estimated results of the DP&A Business.

Related Party Share Purchase Agreement

On February 20, 2018, Sphere 3D, Overland, and Purchaser, entered into the Purchase Agreement, pursuant to which, among other things, and subject to certain closing conditions, Sphere 3D will sell to Purchaser all of the issued and outstanding shares of capital stock of Overland for $45.0 million (the “Purchase Price”), subject to a working capital adjustment (the “Share Purchase”). The net proceeds from the Share Purchase will be used to repay: (i) Overland’s outstanding obligations under its Credit Agreement with Opus Bank; (ii) Sphere’s outstanding obligations under the related party convertible note with FBC Holdings S.a.r.l. (“FBC Holdings”); and (iii) Overland’s related party subordinated promissory note with MF Ventures, LLC. The Special Committee of the Board of Directors of Sphere 3D and the Board of Directors of Sphere 3D (with Eric Kelly recusing himself) unanimously approved the entry into the Purchase Agreement by Sphere 3D.

Under the terms of the Purchase Agreement, the Share Purchase is contingent upon, and Purchaser must use its best efforts to arrange for, debt and/or equity financing in an amount at least equal to the Purchase Price in order to consummate the Share Purchase (the “Financing”). In addition, Sphere 3D must use commercially reasonable efforts to provide all cooperation reasonably requested by Purchaser regarding the Financing. Until the Financing is committed in accordance with a Contingency Termination Event (as defined below), Sphere 3D is free to solicit and negotiate other offers to purchase Sphere 3D, Overland or any or all of their assets and has the right to terminate the Purchase Agreement for any or no reason without penalty (subject to the expense reimbursement provisions described below).

The closing of the Share Purchase and of the other transactions contemplated by the Purchase Agreement are subject to (i) the adoption of the Purchase Agreement by the affirmative vote of the holders of (a) at least 66 2/3% of the outstanding common shares of Sphere 3D cast in person or by proxy at the special meeting of shareholders and (b) a majority of the votes cast by certain “minority shareholders” in person or by proxy at the special meeting of shareholders (the “Shareholder Approval”) and (ii) the transfer by Sphere 3D of (a) the businesses of (x) Unified ConneXions, Inc. and (y) HVE ConneXions, LLC (including the provision of information technology consulting services and hardware solutions around cloud computing, data storage and server virtualization to corporate, government, and educational institutions), and (b) the SNAP network attached storage business to a subsidiary of Sphere 3D other than Overland or a subsidiary of Overland. The closing of the Share Purchase and of the other transactions contemplated by the Purchase Agreement are also subject to various other conditions, including the consummation of the Financing, the absence of any order, statute, rule, regulation, executive order, decree or injunction issued by any governmental entity prohibiting the Share Purchase, the absence of a pending claim, suit, action or proceeding material claims seeking to prohibit the Share Purchase, the accuracy of the representations and warranties contained in the Purchase Agreement, compliance with the covenants and agreements contained in the Purchase Agreement in all material respects, and the absence of a material adverse effect on either Sphere 3D or Overland.

Sphere 3D has made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants (i) to conduct its business in the ordinary course during the period between the execution of the Purchaser Agreement and the closing of the Share Purchase, (ii) not to engage in specified types of transactions during this period unless agreed to in writing by Purchaser, (iii) to convene and hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval and (iv) subject to certain exceptions and only following the occurrence of the Contingency Termination Event (as defined below), not to solicit and negotiate other offers to purchase Sphere 3D, Overland or any or all of their assets or to withdraw, modify or qualify in a manner adverse to Purchaser the recommendation of the Board that Sphere 3D’s shareholders vote in favor of approving the Share Purchase. Sphere 3D has also agreed to indemnification provisions in favor of Purchaser that are customary for transactions of this type.

Prior to the (i) execution and delivery of financing commitments in forms reasonably acceptable to Sphere 3D, which provide, among other things, for commitments from financing sources sufficient to pay the Purchase Price in the Share Purchase, (ii) execution and delivery by Purchaser of an irrevocable waiver in a form reasonably acceptable to Sphere 3D waiving Purchaser’s condition to the obligation to close the Share Purchase that the Financing has been received and (iii) an executed certificate delivered by Purchaser to Sphere 3D regarding the accuracy of certain representations regarding the Financing (the “Contingency Termination Event”), Sphere 3D has the right to terminate the Purchase Agreement for any reason or for no reason. The Purchase Agreement also provides that, upon such termination of the Purchase Agreement by Sphere 3D, Sphere 3D has agreed to reimburse Purchaser up to approximately $350,000 for the reasonable and documented out-of-pocket expenses incurred by the Purchaser and the sources for the Financing in connection with the negotiation, execution and performance of the Purchase Agreement and the transactions contemplated thereby, as well as the fees and expenses of the Purchaser’s outside counsel.

In addition, the Purchase Agreement contains certain other termination rights, including, following the occurrence of the Contingency Termination Event, the right of Sphere 3D to terminate the Purchase Agreement under specified circumstances to accept an unsolicited superior proposal from a third party. The Purchase Agreement provides that, following the occurrence of the Contingency Termination Event and upon termination of the Purchase Agreement by Sphere 3D under specified circumstances (including termination by Sphere 3D to accept a superior proposal) or by Purchaser under specified circumstances, a termination fee equal to the lesser of (i) $1.0 million and (ii) the amount of Purchaser’s reasonable fees and expenses in connection with the negotiation, execution and performance of the Purchase Agreement (including the amount that the Purchaser must pay or reimburse to the sources for the Financing) will be payable by Sphere 3D to the Purchaser. Such termination fee is also payable following the occurrence of the Contingency Termination Event under certain other specified circumstances set forth in the Purchase Agreement. The Purchase Agreement also provides that each party to the Purchase Agreement may compel the other party or parties thereto to specifically perform its or their obligations under the Purchase Agreement. However, if the Purchase Agreement is terminated such that Sphere 3D termination fee becomes payable, the Purchaser will be precluded from any other remedy against Sphere 3D or Overland, including expense reimbursement and specific performance. Further, if the Purchase Agreement is terminated such that the expense reimbursement becomes payable, the Purchaser will be precluded from any other remedy against Sphere 3D or Overland, including Sphere 3D termination fee and specific performance. Subject to certain exceptions and limitations, either party may terminate the Purchase Agreement if the Share Purchase is not consummated by August 19, 2018.

2.	Significant Accounting Policies

Principles of Combination

The accompanying unaudited combined financial statements have been prepared on a standalone basis and are derived from Sphere 3D’s consolidated financial statements and accounting records. The unaudited combined financial statements reflect the DP&A Business’s historical financial position, results of operations and cash flows, in conformity with generally accepted accounting principles in the United States of America (“GAAP”), applied on a basis consistent for all periods presented.

These unaudited combined financial statements include allocations from Sphere 3D and its subsidiaries to the DP&A Business for certain research and development, selling, marketing, and general and administrative expenses not directly attributable to the DP&A Business. The research and development expenses include personnel-related costs, stock based compensation, research-related overhead, contracted services, and other external costs. The selling, general and administrative expenses include certain services provided by Sphere 3D, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, information technology, insurance, employee benefits and stock-based compensation. Allocated amounts have been included in research and development, sales and marketing, and general and administrative expenses in the unaudited combined financial statements. These expenses have been allocated to the DP&A Business based on direct usage or benefit where specifically identifiable, with the remainder allocated based on percentage of revenues or direct costs. The DP&A Business considers the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the DP&A Business operated as an independent, standalone entity for the periods presented.

Sphere 3D maintains stock-based compensation plans at a corporate level. The DP&A Business’s employees participate in such programs and a portion of the cost of these plans is included in the DP&A Business’s combined financial statements. However, the unaudited combined balance sheets do not include any equity related to stock-based compensation plans.

The income tax amounts in these unaudited combined financial statements have been calculated based on a separate return methodology and presented as if the DP&A Business’s operations were Overland and its subsidiaries as separate taxpayers in the respective jurisdictions.

The DP&A Business’s net parent company investment balance in these unaudited combined financial statements represents the excess of total assets over total liabilities, including the due to/from balances between the DP&A Business and Sphere 3D. Net parent company investment is primarily impacted by contributions from Sphere 3D which are the result of treasury activities and net funding provided by Sphere 3D. All intercompany balances and transactions between entities within the DP&A Business have been appropriately eliminated in combination.

Operating results for the years ended December 31, 2017 and 2016 are not necessarily indicative of the results that may be expected for any future period. In the opinion of management, the unaudited combined financial statements include all adjustments necessary to present fairly the financial position and operating results of the DP&A Business for the periods presented.

Use of Estimates

The preparation of the unaudited combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited combined financial statements and reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to matters as described above are the determination of provisions for impairment assessments of goodwill; other indefinite-lived intangible assets and long-lived assets; deferred revenue; allowance for doubtful receivables; inventory valuation; warranty provisions; deferred income taxes; and litigation claims. Actual results could differ from these estimates.

Foreign Currency Translation

The financial statements of foreign subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at the unaudited combined balance sheet date for assets and liabilities and a weighted-average exchange rate during the year for revenue, expenses, gains and losses. Translation adjustments are recorded as other comprehensive income (loss) within net parent company investment. Gains or losses from foreign currency transactions are recognized in the unaudited combined statements of operations. Such transactions resulted in a gain of $0.2 million in 2017 and a $0.1 million loss in 2016.

Cash Equivalents

Highly liquid investments with insignificant interest rate risk and original maturities of three months or less, when purchased, are classified as cash equivalents. Cash equivalents are composed of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and is non-interest bearing. We estimate our allowance for doubtful accounts based on an assessment of the collectability of specific accounts and the overall condition of the accounts receivable portfolio. When evaluating the adequacy of the allowance for doubtful accounts, we analyze specific trade and other receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customers’ payment terms and/or patterns. We review the allowance for doubtful accounts on a quarterly basis and record adjustments as considered necessary. Customer accounts are written-off against the allowance for doubtful accounts when an account is considered uncollectable. At both December 31, 2017 and 2016, an allowance for doubtful accounts of $0.1 million was recorded.

Inventories

Inventories are stated at the lower of cost and net realizable value using the first-in-first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. We assess the value of inventories periodically based upon numerous factors including, among others, expected product or material demand, current market conditions, technological obsolescence, current cost, and net realizable value. If necessary, we write down inventory for obsolete or unmarketable inventory by an amount equal to the difference between the cost of the inventory and the net realizable value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation expense is computed using the straight-line method. Leasehold improvements are depreciated over the shorter of the remaining estimated useful life of the asset or the term of the lease.

Expenditures for normal maintenance and repair are charged to expense as incurred, and improvements are capitalized. Upon the sale or retirement of property or equipment, the asset cost and related accumulated depreciation are removed from the respective accounts and any gain or loss is included in the results of operations.

Estimated useful lives are typically as follows:

Building	40 years
Machinery and equipment	3-5 years
Furniture and fixtures	5 years
Computer equipment and software	1-5 years

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the value assigned to the net tangible and identifiable intangible assets acquired. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Purchased intangible assets are amortized on a straight-line basis over their economic lives of 25 years for channel partner relationships, three to nine years for developed technology, and five to 25 years for customer relationships as this method most closely reflects the pattern in which the economic benefits of the assets will be consumed.

Impairment of Goodwill, Intangible Assets and Long-Lived Assets

Goodwill and intangible assets are tested for impairment on an annual basis at December 31, or more frequently if there are indicators of impairment. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. Intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets are reviewed for recoverability whenever events or changes in circumstances indicate the carrying value may not be recoverable. Our consideration includes, but is not limited to: (i) significant under-performance relative to historical or projected future operating results; (ii) significant changes in the manner of use of the assets or the strategy for the DP&A Business’s overall business; (iii) significant decrease in the market value of the assets; and (iv) significant negative industry or economic trends. When the carrying value is not considered recoverable, an impairment loss for the amount by which the carrying value of a long-lived asset exceeds its fair value is recognized, with an offsetting reduction in the carrying value of the related asset.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred. Under this policy, revenue on direct product sales, excluding sales to distributors, is recognized upon shipment of products to customers. These customers are not entitled to any specific right of return or price protection, except for any defective product that may be returned under our standard product warranty. Revenue from services, such as extended product warranties, are deferred and recognized over the period of the service agreement.

Depending on delivery terms, title and risk of loss transfer to the customer when the product leaves the DP&A Business’s dock, or when the product arrives at the customer’s location. Product sales to distribution customers are subject to certain rights of return, stock rotation privileges and price protection. Because we are unable to estimate its exposure for returned product or price adjustments, revenue from shipments to these customers is not recognized until the related products are in turn shipped to the ultimate customer by the distributor. For products for which software is more than an incidental component, we recognize revenue in accordance with current authoritative guidance for software revenue recognition.

The DP&A Business enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings, such as for sales of hardware devices and extended warranty services. The DP&A Business allocates revenue to deliverables in multiple element arrangements based on relative selling prices. The DP&A Business determines its vendor-specific objective evidence (“VSOE”) based on its normal pricing and discounting practices for the specific product or service when sold separately. When the DP&A Business is not able to establish VSOE for all deliverables in an arrangement with multiple elements, the DP&A Business determines the selling price of each element based on third party evidence of selling price, or based on the DP&A Business’s actual historical selling prices of similar items, whichever management believes provides the most reliable estimate of expected selling prices.

Warranty and Extended Warranty

We record a provision for standard warranties provided with all products. If future actual costs to repair were to differ significantly from estimates, the impact of these unforeseen costs or cost reductions would be recorded in subsequent periods.

Separately priced extended on-site warranties and service contracts are offered for sale to customers on all product lines. We contract with third party service providers to provide service relating to on-site warranties and service contracts. Extended warranty and service contract revenue and amounts paid in advance to outside service organizations are deferred and recognized as service revenue and cost of service, respectively, over the period of the service agreement.

Shipping and Handling

Amounts billed to customers for shipping and handling are included in product revenue, and costs incurred related to shipping and handling are included in cost of product revenue.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $1.3 million and $1.6 million for the years ended December 31, 2017 and 2016, respectively.

Research and Development Costs

Research and development expenses include payroll, employee benefits, share-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense. During 2017 and 2016, no development costs were capitalized.

Income Taxes

In the DP&A Business’s unaudited combined financial statements, income tax expense and deferred tax balances have been calculated on a separate return basis for Overland and its subsidiaries.

We provide for income taxes utilizing the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes generally represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when a judgment is made that it is considered more likely than not that a tax benefit will not be realized. A decision to record a valuation allowance results in an increase in income tax expense or a decrease in income tax benefit. If the valuation allowance is released in a future period, income tax expense will be reduced accordingly.

The calculation of tax liabilities involves evaluating uncertainties in the application of complex global tax regulations. The impact of an uncertain income tax position is recognized at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

Comprehensive Loss

Comprehensive loss and its components encompasses all changes in equity other than those arising from transactions with the parent company Sphere 3D, including net loss and foreign currency translation adjustments, and is disclosed after net loss on the unaudited combined statements of operations.

Concentration of Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of trade accounts receivable, which are generally not collateralized. To reduce credit risk, we perform ongoing credit evaluations of its customers and maintain allowances for potential credit losses for estimated bad debt losses.

At December 31, 2017 and 2016, there was one customer that made up 14.2% and 13.5%, respectively, of accounts receivable. There were no customers for the years ended December 31, 2017 and 2016 that made up 10% or more of net revenue.

Share-based Compensation

We account for share-based awards, and similar equity instruments, granted to employees, and consultants under the fair value method. Share-based compensation award types include stock options and restricted stock of Sphere 3D. We use the Black-Scholes option pricing model to estimate the fair value of option awards on the measurement date, which generally is the date of grant. The expense is recognized over the requisite service period (usually the vesting period) for the estimated number of instruments for which service is expected to be rendered. The fair value of restricted stock units (“RSUs”) is estimated based on the market value of Sphere 3D’s common shares on the date of grant.

Share-based compensation expense for options with graded vesting is recognized pursuant to an accelerated method. Share-based compensation expense for RSUs is recognized over the vesting period using the straight-line method. Share-based compensation expense for an award with performance conditions is recognized when the achievement of such performance conditions are determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Forfeitures are recognized in share-based compensation expense as they occur.

We have not recognized, and do not expect to recognize in the near future, any tax benefit related to share-based compensation cost as a result of the full valuation allowance of our net deferred tax assets and its net operating loss carryforward.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The DP&A Business adopted ASU 2016-09 effective January 1, 2017. The impact on our unaudited combined financial statements and related disclosures was not material.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). The update requires that for entities that measure inventory using the first-in, first-out method, inventory should be measured at the lower of cost and net realizable value. Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The update is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The DP&A Business adopted ASU 2015-11 effective January 1, 2017. The impact on our unaudited combined financial statements and related disclosures was not material.

3.	Certain Balance Sheet Items

The following table summarizes inventories (in thousands):

	December 31,
	2017	2016
Raw materials	$744	$1,215
Work in process	2,217	2,673
Finished goods	3,956	4,871
	$6,917	$8,759

The following table summarizes property and equipment (in thousands):

	December 31,
	2017	2016
Building	$1,870	$1,646
Computer equipment	1,035	976
Machinery and equipment	1,055	1,062
Leasehold improvements	1,103	1,023
Furniture and fixtures	69	54
	5,132	4,761
Accumulated depreciation and amortization	(2,414)	(1,797)
	$2,718	$2,964

Depreciation and amortization expense for property and equipment was $0.6 million and $0.8 million for the years ended December 31, 2017 and 2016, respectively.

4.	Intangible Assets and Goodwill

The following table summarizes intangible assets, net (in thousands):

	December 31,
	2017	2016
Developed technology	$10,320	$10,320
Channel partner relationships(1)	11,969	11,746
Customer relationships(1)	1,267	1,171
	23,556	23,237
Accumulated amortization:
Developed technology	(4,171)	(2,779)
Channel partner relationships(1)	(1,090)	(565)
Customer relationships(1)	(350)	(207)
	(5,611)	(3,551)
Total finite-lived assets, net	17,945	19,686
Indefinite-lived intangible assets - trade names	18,350	18,580
Total intangible assets, net	$36,295	$38,266

___________________

(1)	Includes the impact of foreign currency exchange rate fluctuations.

Amortization expense of intangible assets was $2.0 million and $2.1 million for the years ended December 31, 2017 and 2016, respectively. Estimated amortization expense for intangible assets is approximately $2.0 million, $1.6 million, $1.6 million, $1.6 million and $1.6 million in fiscal 2018, 2019, 2020, 2021 and 2022, respectively.

Goodwill

The changes in the carrying amount of goodwill were as follows (in thousands):

Balance as of January 1, 2016	43,269
Goodwill acquired	164
Impairment loss	(33,228)
Balance as of December 31, 2016	10,205
Goodwill acquired	—
Balance as of December 31, 2017	$10,205

In August 2015, the DP&A Business completed an acquisition of assets related to the RDX removable disk product lines and related inventory from Imation Corp. (“Imation”). The DP&A Business recorded goodwill comprised of the realization of expanded market share which provides greater control over the backup appliance components that form a key part of the DP&A Business’s strategy to deliver comprehensive, storage and data management for on premise, cloud and hybrid infrastructures. During 2016, goodwill increased by $0.2 million, related to contingent consideration to Imation. The above table reflects such adjustment.

Impairments

In measuring fair value, the DP&A Business used income and market approaches. The DP&A Business compared the indicated fair value to the carrying value of its indefinite-lived assets, and as a result of the analysis, an impairment charge of $0.2 million was recorded to indefinite-lived trade names for the year ended December 31, 2017.

In 2016, as a result of the DP&A Business’s declining market capitalization it was determined the carrying value of the reporting unit exceeded its estimated fair value. In measuring fair value, the DP&A Business used income and market approaches. The DP&A Business compared the implied fair value of the goodwill to the carrying value of the goodwill, and as a result of the analysis, an impairment charge of $33.2 million was recorded for the year ended December 31, 2016.

5.	Debt

Debt, Related Party

In December 2017, Overland entered into a $2.0 million subordinated promissory note with MF Ventures, LLC, a related party. The promissory note is subordinate to the Overland’s Opus Bank Credit Agreement and Sphere 3D’s FBC Holdings indebtedness and has a maturity date of the earliest of: (i) December 11, 2020; (ii) immediately after repayment in full of the Opus Bank Credit Agreement and the FBC Holdings indebtedness; or (iii) immediately after the Sphere 3D’s refinancing of both the Opus Bank Credit Agreement and the FBC Holdings indebtedness. The promissory note may be prepaid at any time by Overland; including any accrued and unpaid interest and a $0.3 million prepayment penalty. The promissory note bears interest at a 12.5% simple annual interest rate, payable quarterly in arrears. Interest shall be paid in kind by increasing the principal amount of the note on each quarterly interest payment date.

Credit Agreement

In April 2016, Overland entered into a Credit Agreement with Opus Bank for a term loan in the amount of $10.0 million and a credit facility in the amount of up to $10.0 million. A portion of the proceeds were used to pay off Overland’s then outstanding credit facilities with FBC Holdings and Silicon Valley Bank. The remainder of the proceeds were used for working capital and general business requirements. On December 30, 2016, the credit facility was reduced to $8.2 million. The obligations under the term loan and credit facility are secured by substantially all assets of Sphere 3D other than the stock of its subsidiaries organized outside of the U.S. and Canada that are pledged to secure Sphere 3D’s obligations under Sphere 3D’s convertible note. At December 31, 2017, the interest rate on the term loan and credit facility was 8.25% .

In September 2017, Overland and Opus Bank entered into an Amendment Number Seven to Credit Agreement, Waiver and Reaffirmation (“Amendment Number Seven”). Under the terms of Amendment Number Seven; (a) the maturity date for the revolving and term loan credit facilities were amended to the earliest of (i) the maturity of the convertible note held by FBC Holdings, (ii) March 31, 2018; or (iii) such earlier date upon which the obligations may be accelerated in accordance with terms of the Credit Agreement, and (b) in the event of a failure by Overland to comply with certain covenants and milestones set forth in Amendment Number Seven, all amounts under the Opus Credit Agreement may be accelerated and become immediately payable.

In March 2017, Overland and Opus Bank entered into an Amendment Number Two to Credit Agreement, Amendment Number One to Amendment Number 1, Waiver and Reaffirmation (the “Second Amendment”). As a condition of the Second Amendment, Sphere 3D issued to Opus Bank (i) a warrant, exercisable for 15,957 shares at an exercise price of $0.25 per common share as the debt was not repaid by April 17, 2017 and (ii) a warrant, exercisable for 35,242 shares at an exercise price of $0.25 per common share as the debt was not repaid by May 31, 2017.

In December 2016, as a condition of the extension of credit to Overland under the Credit Agreement, Sphere 3D issued to Opus Bank a warrant for the purchase of up to 34,483 common shares of the Sphere 3D at an exercise price of $0.25 per common share. The warrant is immediately exercisable and has a six-year term. The December 2016 warrant replaced the warrant that was previously issued in April 2016.

The term loan and credit facility contain customary covenants, including covenants that limit or restrict Overland’s ability to incur liens, incur indebtedness, or make certain restricted payments. Upon the occurrence of an event of default under the term loan, the holder may declare all amounts outstanding to be immediately due and payable. The term loan and credit facility specify a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other materials indebtedness, bankruptcy and insolvency defaults, and material judgment defaults. As of December 31, 2017, Overland was in compliance with all covenants of the term loan and credit facility.

At December 31, 2017, the outstanding balances of the term loan and credit facility were $10.0 million and $8.2 million, respectively. For the years ended December 31, 2017 and 2016, interest expense, including amortization of debt costs, on the Opus facilities was $3.4 million and $1.8 million.

A related party convertible note and a related party term loan are held by the Parent and therefore these were not allocated to the DP&A Business. However, in the event of default, these loans are secured by substantially all of the Parent’s assets, including the DP&A Business. The related party term loan was paid in full in January 2018. The related party convertible note is expected to be settled in full upon completion of the Purchase Agreement and the DP&A Business is not expected to have any obligations for the related party convertible note.

6.	Related Party Transactions

The DP&A Business has not historically operated as a standalone business and has various relationships with Sphere 3D whereby the DP&A Business provides services to Sphere3D. Sphere 3D reimburses the DP&A Business for these services and provides additional funding through cash management and stock activity. There was $0.5 million and $0.6 million included in other income for management fees for the years ended December 31, 2017 and 2016, respectively.

The DP&A Business provides cash management services to Sphere 3D and will occasionally pay a third party vendor on behalf of Sphere 3D. If there is a delay in reimbursement, a related party receivable is recorded. There was $0.4 million and zero included in other current assets for this receivable at December 31, 2017 and 2016, respectively. There were no transactions-related costs allocated to the DP&A Business since these were incurred by Sphere 3D for the benefit of Sphere 3D.

7.	Fair Value Measurements

The authoritative guidance for fair value measurements establishes a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

Our financial instruments include cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued expenses, credit facility, and debt. Fair value estimates of these instruments are made at a specific point in time, based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses are generally considered to be representative of their respective fair values because of the short-term nature of those instruments. The carrying amount of the credit facility borrowings approximate their fair value as the interest rate of the credit facility is substantially comparable to rates offered for similar debt instruments. The carrying value of debt approximates its fair value as the borrowing rates are substantially comparable to rates available for loans with similar terms.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The DP&A Business’s non-financial assets such as goodwill, intangible assets and property and equipment are recorded at fair value when an impairment is recognized or at the time acquired in a business combination. As discussed in Note 4 - Intangible Assets and Goodwill, at December 31, 2017, the DP&A Business recorded impairment charges associated with acquired intangible assets, and reduced the carrying amount of such assets subject to the impairment to their estimated fair value. At December 31, 2016, the DP&A Business recorded impairment charges associated with goodwill and acquired intangible assets, and reduced the carrying amount of such assets subject to the impairment to their estimated fair value.

8.	Equity Incentive Plan

The parent company, Sphere 3D, operates a Performance Incentive Plan which authorizes the board of directors of the Parent to grant stock and options awards to directors, employees and consultants.

Stock Options

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, which uses the weighted-average assumptions noted in the following table:

	Year Ended December 31,
	2017	2016
Expected volatility	120.0%	93.0%
Risk-free interest rate	2.1%	1.5%
Dividend yield	—	—
Expected term (in years)	4.7	4.7

The expected volatility was based on the Parent’s historical share price. The risk-free interest rate is determined based upon a constant maturity U.S. Treasury security with a contractual life approximating the expected term of the option. The expected term of options granted is estimated based on a number of factors, including but not limited to the vesting term of the award, historical employee exercise behavior, the expected volatility of the Parent’s common shares and an employee’s average length of service.

Options typically vest over a three-year period from the original grant date. The exercise price of each award is based on the market price of the Parent’s common shares at the date of grant. Option awards can be granted for a maximum term of up to ten years. Option activity is summarized below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (years)	Value
Options outstanding at January 1, 2016	27,153	$96.58
Granted	480	$34.75
Exercised	—	—
Forfeited	(5,521)	$133.61
Options outstanding at December 31, 2016	22,112	$85.99
Granted	79,000	$3.97
Exercised	—	—
Forfeited	(7,331)	$92.84
Options outstanding at December 31, 2017	93,781	$16.37	5.2	$—
Vested and expected to vest at December 31, 2017	93,781	$16.37	5.2	$—
Exercisable at December 31, 2017	48,122	$28.12	4.8	$—

The following table summarizes information about the Parent’s stock options:

	Year Ended December 31,
	2017	2016
Weighted-average grant date fair value per share	$3.23	$24.27
Intrinsic value of options exercised	$—	$—
Cash received upon exercise of options	$—	$—

Restricted Stock Units

The following table summarizes information about RSU activity:

		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding — January 1, 2016	186,251	$90.43
Granted	20,080	$25.64
Vested and released	(60,873)	$94.27
Forfeited	(33,116)	$94.94
Outstanding — December 31, 2016	112,342	$77.46
Granted	904,029	$2.84
Vested and released	(76,664)	$77.88
Forfeited	(64,803)	$20.23
Outstanding — December 31, 2017	874,904	$4.35

The estimated fair value of RSUs was based on the market value of the Parent’s common shares on the date of grant. RSUs typically vest over a three-year period from the original date of grant. The total grant date fair value of RSUs vested during the years ended December 31, 2017 and 2016 was approximately $6.0 million and $5.7 million, respectively. The fair value of RSUs vested during the years ended December 31, 2017 and 2016 was approximately $0.3 million and $1.3 million, respectively.

Restricted Stock Awards

During 2016, the Parent granted restricted stock awards (“RSA”) to certain consultants in lieu of cash payment for services performed. The estimated fair value of the RSAs was based on the market value of the Parent’s common shares on the date of grant. The RSAs were fully vested on the date of grant. The fair value of the RSAs vested during the year ended December 31, 2016 was approximately $0.2 million.

The following table summarizes information about RSA activity:

Weighted
Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding — January 1, 2016	—	$—
Granted	12,281	$15.36
Vested	(12,281)	$15.36
Outstanding — December 31, 2016	—	$—
Granted	—	$—
Vested	—	$—
Outstanding — December 31, 2017	—	$—

Share-Based Compensation Expense

The DP&A Business recorded the following compensation expense related to its share-based compensation awards (in thousands):

	Year Ended December 31,
	2017	2016
Cost of sales	$365	$366
Sales and marketing	1,491	2,256
Research and development	118	218
General and administrative	2,553	2,504
Total share-based compensation expense	$4,527	$5,344

As of December 31, 2017, there was a total of $2.3 million of unrecognized compensation expense related to unvested equity-based compensation awards. The expense associated with non-vested restricted stock units and options awards granted as of December 31, 2017 is expected to be recognized over a weighted-average period of 1.7 years.

9.	Income Taxes

On December 22, 2017, tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. The DP&A Business re-measured its deferred tax assets and liabilities as of December 31, 2017, applying the reduced corporate income tax rate and recorded a provisional decrease to the deferred tax liability of $12.8 million, with a corresponding adjustment to the valuation allowance.

Due to the complexity of the Tax Act, the DP&A Business has not finalized the accounting for the effects of the Tax Legislation, including the provisional amounts recorded related to the transition tax, re-measurement of the deferred taxes and the change to the valuation allowance. The impact of the Tax Legislation may differ from the DP&A Business’s estimate, during the one-year measurement period due to, among other things, further refinement of the DP&A Business’s calculation, changes in interpretations and assumptions the DP&A Business has made, and guidance that may be issued and actions the DP&A Business may take as a result of the Tax Legislation.

The Tax Act taxes certain unrepatriated earnings and profits (“E&P”) of the DP&A Business’s foreign subsidiaries. In order to determine the Transition Tax, the DP&A Business must determine, along with other information, the amount of its accumulated post 1986 E&P for its foreign subsidiaries, as well as the non U.S. income tax paid by those subsidiaries on such E&P. The DP&A Business recorded a provisional amount of U.S. taxable income of $3.5 million, which did not result in additional tax expense due to the DP&A Business’s net operating losses. The DP&A Business continues to evaluate information which may adjust the computed Transition Tax. Since the DP&A Business has significant net operating losses, any change to this provisional amount would not have an impact on the DP&A Business’s financial position or results of operations.

The DP&A Business is subject to taxation in the U.S. and also in certain foreign tax jurisdictions. The DP&A Business’s tax returns for fiscal year 2006 and forward are subject to examination by the U.S. federal and state tax authorities.

The DP&A Business recognizes the impact of an uncertain income tax position on its income tax return at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The following is a summary of the changes in the amount of unrecognized tax benefits (in thousands):

	December 31,
	2017	2016
Unrecognized tax benefits, beginning of period	$406	$673
Decrease related to prior periods	—	(267)
Unrecognized tax benefits, end of period	$406	$406

At December 31, 2017, there was $4.0 million of unrecognized tax benefits presented as a reduction of the related deferred tax asset for which there is full valuation allowance, and the entire amount of the unrecognized tax benefits at December 31, 2017 will affect the effective tax rate if recognized. However, the portion that would be recognized as an increase to deferred tax assets may result in a corresponding increase in the valuation allowance at the time of recognition resulting in no net effect to the effective tax rate, depending upon the DP&A Business’s assessment of the likelihood of realization of the tax benefits at the time they are recognized.

The DP&A Business believes it is reasonably possible that, within the next 12 months, the amount of unrecognized tax benefits may remain unchanged. The DP&A Business recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The DP&A Business had no material accrual for interest and penalties on its unaudited combined balance sheets at December 31, 2017 and 2016, and recognized no interest and/or penalties in the unaudited combined statements of operations for the years ended December 31, 2017 and 2016.

The components of loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2017	2016
Domestic	$(12,630)	$(42,865)
Foreign	4,373	(3,919)
Total	$(8,257)	$(46,784)

The provision for income taxes includes the following (in thousands):

		Year Ended December 31,
		2017		2016
Current:
Federal	$	— $		—
State		(12)		15
Foreign		496		457
Total current		484		472
Deferred:
Federal		(1,352)		151
State		(24)		(49)
Foreign		112		638
Total deferred		(1,264)		740
(Benefit from) provision for income taxes		$(780	) $	1,212

A reconciliation of income taxes computed by applying the federal statutory income tax rate of 26.5% to loss before income taxes to the total income tax (benefit from) provision for reported in the accompanying unaudited combined statements of operations is as follows (in thousands):

	Year Ended December 31,
	2017	2016
Income tax at statutory rate	$(2,188)	$(12,398)
Foreign rate differential	(2,129)	(1,454)
Change in tax rate	12,835	—
Change in valuation allowance	(14,307)	(37,057)
Share-based compensation expense	2,103	1,534
Goodwill impairment	—	8,699
Section 382 limitation	—	41,044
Other differences	2,906	844
(Benefit from) provision for income taxes	$(780)	$1,212

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the DP&A Business’s deferred tax assets and liabilities are shown below. A valuation allowance has been recorded, as realization of such assets is uncertain. Deferred income taxes are comprised as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Net operating loss carryforward	$17,895	$34,996
Intangible assets	(281)	315
Tax credits	2,329	2,133
Inventory	1,112	1,906
Share-based compensation	381	772
Warranty and extended warranty	289	550
Other	1,049	1,323
Deferred tax asset, gross	22,774	41,995
Valuation allowance for deferred tax assets	(21,719)	(41,889)
Deferred tax asset, net of valuation allowance	1,055	106
Deferred tax liabilities:
Intangible assets	(1,954)	(2,227)
Property and equipment	(172)	(144)
Deferred tax liabilities	(2,126)	(2,371)
Net deferred tax liability	$(1,071)	$(2,265)

The DP&A Business has assessed whether its valuation allowance analysis for deferred tax assets was affected by various aspects of the Tax Act (e.g., deemed repatriation of deferred foreign income, future tax on global intangible low-taxed income (“GILTI”), and new categories of foreign tax credits). Since the DP&A Business has recorded provisional amounts related to certain portions of the Tax Act, any corresponding determination of the need for or change in a valuation allowance is also provisional. The DP&A Business reduced its valuation allowance by $1.0 million as a result of the Tax Act and its effects on the realizability of its deferred tax assets.

At December 31, 2017, the DP&A Business had U.S. federal and state net operating loss carryforwards of $120.4 million and $79.2 million, respectively. The remaining federal net operating loss will begin expiring in 2023, unless previously utilized. State net operating loss carryforwards generally begin expiring in 2018, unless previously utilized.

The DP&A Business’s ability to use its U.S. federal and state net operating loss and research and development credit carryforwards may be substantially limited due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. The DP&A Business has completed a study through December 31, 2014, to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the DP&A Business became a “loss corporation” under the definition of Section 382. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations or financial position of the DP&A Business.

At December 31, 2017, the DP&A Business had California research and development tax credit carryforwards totaling $2.9 million. The California research credit may be carried forward indefinitely. The DP&A Business has federal alternative minimum tax credit carryforwards totaling $0.2 million which will be refundable through 2021 due to tax reform.

10.	Commitments and Contingencies

Leases

The DP&A Business leases various office space, production facilities, and vehicles under non-cancelable operating leases that expire in various years through 2022. Future minimum lease payments as of December 31, 2017 under these arrangements are as follows (in thousands):

Minimum
Lease
Payments
2018	$1,571
2019	1,323
2020	743
2021	588
2022	481
Thereafter	—
Total	$4,706

Rent expense under non-cancelable operating leases is recognized on a straight-line basis over the respective lease terms and was $1.6 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively.

Letters of credit

During the ordinary course of business, the DP&A Business provides standby letters of credit to third parties as required for certain transactions initiated by the DP&A Business. As of December 31, 2017 and 2016, the DP&A Business had none and $0.4 million, respectively, of outstanding standby letters of credit.

Warranty and Extended Warranty

The DP&A Business had $0.4 million in deferred costs included in other current and non-current assets related to deferred service revenue at both December 31, 2017 and 2016. Changes in the liability for product warranty and deferred revenue associated with extended warranties and service contracts were as follows (in thousands):

	Product	Deferred
	Warranty	Revenue
Liability at January 1, 2016	$1,029	$7,014
Settlements made during the period	(54)	(7,011)
Change in liability for warranties issued during the period	634	5,429
Change in liability for pre-existing warranties	(558)	—
Liability at December 31, 2016	1,051	5,432
Settlements made during the period	(680)	(5,671)
Change in liability for warranties issued during the period	654	4,989
Change in liability for pre-existing warranties	(51)	—
Liability at December 31, 2017	$974	$4,750
Current liability	$769	$4,074
Non-current liability	205	676
Liability at December 31, 2017	$974	$4,750

Litigation

The DP&A Business is, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending proceedings will not have a material effect on the DP&A Business’s results of operations, financial position or cash flows.

Patent Litigation Funding Agreement

In December 2010, Overland entered into a litigation funding agreement (the “Funding Agreement”) with Special Situations Fund III QP, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P. (collectively, the “Special Situations Funds”) pursuant to which the Special Situations Funds agreed to fund certain patent litigation brought by Overland. In May 2014, the Special Situations Funds filed a complaint against Overland in the Supreme Court for New York County, alleging breach of the Funding Agreement. The Special Situations Funds allege that Overland’s January 2014 acquisition of Tandberg Data entitled the Special Situation Funds to a $6.0 million payment under the Funding Agreement, and therefore Overland’s refusal to make the payment constitutes a breach of the Funding Agreement by Overland. In November 2014, the Special Situations Funds amended their complaint to allege that Overland breached the Funding Agreement’s implied covenant of good faith and fair dealing by settling the patent litigation with BDT in bad faith to avoid a payment obligation under the Funding Agreement. The Special Situations Funds are seeking $6.0 million in contractual damages as well as costs and fees. On October 10, 2017, the Court entered an order granting Overland’s motion for summary judgment and dismissing the Special Situations Funds’ complaint in its entirety with prejudice. The Special Situations Funds have filed a notice of appeal.

Patent Infringement

In May 2013, Safe Storage LLC (“Safe Storage”), a Delaware limited liability company, filed a complaint against Overland in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent No. 6,978,346 by our products. In February 2017, Overland and Safe Storage entered into a settlement agreement, pursuant to which the claim was dismissed.

11.	Subsequent Events

Related Party Share Purchase Agreement

On February 20, 2018, Sphere 3D, Overland, and Silicon Valley Technology Partners LLC, a Delaware limited liability company established and controlled by Eric Kelly, Sphere 3D’s Chief Executive Officer and Chairman of the Board of Directors (the “Purchaser”) entered into a share purchase agreement (the “Purchase Agreement”), pursuant to which, among other things, and subject to certain closing conditions, the Sphere 3D will sell to Purchaser all of the issued and outstanding shares of capital stock of Overland for $45.0 million (the “Purchase Price”), subject to working capital adjustments (the “Share Purchase”). The net proceeds from the Share Purchase will be used to repay Sphere 3D’s outstanding obligations under its Credit Agreement with Opus Bank and its outstanding obligations under the convertible note with FBC Holdings. Sphere 3D will use the remaining net proceeds to pay other liabilities of Sphere 3D and transaction expenses associated with the Share Purchase. The Special Committee of the Board of Directors of Sphere 3D and the Board of Directors of Sphere 3D (with Eric Kelly recusing) unanimously approved the entry into the Purchase Agreement by Sphere. See Note 1 - Organization and Business for additional details.

Opus Credit Agreement

On March 30, 2018, the Company entered into an amendment extending the maturity date with Opus Bank to May 31, 2018.